      As filed with the Securities and Exchange Commission on      , 1999
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                              PHASE METRICS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

             Delaware                               3829                            33-0328048
   (State or Other Jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)      Classification Code Number)           Identification Number)

                                ---------------

                          10260 Sorrento Valley Road
                          San Diego, California 92121
                                (619) 646-4800
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                ---------------

                               John F. Schaefer
                     Chairman and Chief Executive Officer
                              Phase Metrics, Inc.
                          10260 Sorrento Valley Road
                          San Diego, California 92121
                                (619) 646-4800
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                ---------------

                                   Copy to:
                            Greg T. Williams, Esq.
                        Brobeck, Phleger & Harrison LLP
                              38 Technology Drive
                           Irvine, California 92618
                                (949) 790-6300

                                ---------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                            Proposed         Proposed       Amount of
         Title of Each Class of           Amount to be  Maximum Offering Maximum Aggregate Registration
      Securities To Be Registered          Registered    Price Per Note   Offering Price       Fee
-------------------------------------------------------------------------------------------------------
10 3/4% Senior Notes due 2005..........   $3,000,000(1)       100%          $3,000,000         $834
-------------------------------------------------------------------------------------------------------
Note Guarantees for the 10 3/4% Senior
 Notes due 2005(2).....................        $0              0%               $0              $0
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Includes Note Guarantees of the Senior Notes due 2005 by Applied Robotic Technologies, Inc., Helios, Incorporated, Santa Barbara Metric, Inc. and Air Bearings, Incorporated, each a guarantor of the Notes to be registered and a wholly-owned subsidiary of the Registrant.
(2) Pursuant to Rule 457(n) of the Securities Act, no registration fee is required with respect to the Note Guarantees.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       *TABLE OF ADDITIONAL REGISTRANTS

                          State or other
                         Jurisdiction of      Primary Standard
   Name, Address and     Incorporation or Industrial Classification  I.R.S. Employer
  Telephone Number(1)      Organization          Code Number        Identification No.
------------------------ ---------------- ------------------------- ------------------
Air Bearings,
 Incorporated...........    California              3829                94-3092378
Applied Robotic
 Technologies, Inc. ....    California              3829                68-0022756
Helios, Incorporated....    California              3829                77-0077044
Santa Barbara Metric,
 Inc. ..................    California              3829                77-0430551

----------
(1) The address of these additional registrants is 10260 Sorrento Valley Road, San Diego, California 92121. Their telephone number is (619) 646-4800.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, Dated       , 1999

      , 1999
Prospectus

                         10 3/4% SENIOR NOTES DUE 2005
                         ($3,000,000 principal amount)


[LOGO OF PHASE METRICS APPEARS HERE]

  Donaldson, Lufkin & Jenrette Securities Corporation, a noteholder of Phase Metrics, Inc., a Delaware corporation, may offer and sell up to an aggregate principal amount of $3,000,000 of our 10 3/4% Senior Notes due 2005, the "Notes," in integral multiples of $1,000 from time to time under this prospectus. This selling noteholder will receive all of the net proceeds from the sale of these Notes, although we will bear the expenses related to offering these Notes.

  The Notes are senior unsecured obligations of the Company. Applied Robotic Technologies, Inc., Helios, Incorporated, Air Bearings, Incorporated and Santa Barbara Metric, Inc., each a wholly-owned subsidiary of the Company, have agreed to guarantee our obligations under the Notes. The Notes are issued under an Indenture dated as of January 30, 1998 among the Company, our subsidiary guarantors and State Street Bank and Trust Company, the trustee of the Notes. See "Description of Notes."

                                ---------------

See "Risk Factors" beginning on page 9 to read about certain factors you should consider before buying the Notes.

                                ---------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                  The date of this prospectus is       , 1999.

                                    SUMMARY

  You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

  This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

  Unless the context otherwise requires, all references to the "Company," "Phase Metrics," "we" and "us" refer to Phase Metrics, Inc. and its consolidated subsidiaries. The definition of certain technical terms may be found in the Glossary beginning on page A-1.

                                 Phase Metrics

  We are a leading supplier of technologically advanced process and production-test equipment for the data storage industry. Our systems are used primarily by manufacturers of disk drives, thin-film disks and read/write heads to manage and improve their product yields by analyzing product and process quality at critical stages in their production processes. The ability to rapidly achieve and maintain yield improvements is important in the highly competitive disk drive and disk drive component industries. We were formed in 1989 as a single product supplier to the data storage industry. From late 1994 through 1997, we expanded our product line through the acquisition of seven specialized suppliers of complementary systems for the disk drive and disk drive component industries. These acquisitions and our internal research and development program have provided us with (1) a significant research and development effort focused exclusively on the process and production-test equipment market, (2) a broad technological base and product line with applications throughout the disk drive and disk drive component production chains and (3) a global infrastructure capable of providing world-wide customer service and support.

  Demand for our products is driven by demand for disk drives and disk drive components, rapid advances in data storage technology, and yield management challenges and margin pressure facing data storage manufacturers. The increasing need for greater data storage capacity is driven mostly by the development of software that requires more storage space, the increased use of computer networks and the overall increase in computer use. As storage capacity demands increase, the demand for high performance disk drives and replacement or removable drives increases. While technological advancements are enabling manufacturers to produce significantly higher capacity disk drives with faster data access speeds and greater transfer rates, they are also presenting significant challenges and increasing the complexity of the manufacturing process. The growing complexity of data storage manufacturing is in turn increasing test and production times per product and creating pressure on manufacturing costs. Accordingly, there is greater demand for process and production-test equipment that is able to keep pace with advancing data storage technologies, while enhancing manufacturing yields.

  Our production-test systems include media certifiers, glide testers, optical scanners and flying height and quasi-static magnetoresistive ("MR") head testers which provide in-line testing, measurement and analysis throughout the manufacturing process. These products are used by manufacturers to detect defects and make real-time process improvement decisions that can significantly impact product yields, time-to-market, profitability and return on investment. Our process systems include servowriters and disk burnishers which perform manufacturing process functions. We also provide integrated automation systems for the disk drive, disk and read/write head certification and manufacturing processes. Our products are highly complex and use extensive proprietary software and electronic hardware, optical and laser systems, and mechanical componentry.

  We sell our systems throughout the world primarily through our direct sales force. We sell most of our systems to domestic data storage companies with production facilities in the United States as well as Singapore, Malaysia and other parts of Southeast Asia. We believe that over 70% of the purchasing decisions for our products are made by individuals based in the United States. Our customers include substantially all of the world's leading data storage manufacturers, including Fujitsu, HMT, IBM, Iomega, Komag, Read-Rite, Samsung, Seagate and Trace.

  For a discussion of certain factors that should be considered by prospective investors in connection with an investment in the Notes, see "Risk Factors."

The Notes

  We initially sold the Notes offered hereby as part of an offering of an aggregate of $110,000,000 principal amount of notes on January 30, 1998 (the "Original Note Offering"). We did not register this transaction under the Securities Act because there was an exemption under Section 4(2). After the Original Note Offering we were required to exchange the Notes issued in the Original Note Offering for notes that were publicly registered. In November 1998, we completed the exchange of $107,000,000 of the $110,000,000 of the originally issued Notes. The remaining $3,000,000 principal amount of originally issued Notes was held by the selling noteholder who was not allowed to participate in the exchange due to regulations of the Securities and Exchange Commission. As a result, we are required to register the Notes for sale by the selling noteholder. Depending on the context herein, the term "Notes" refers to either the $3,000,000 of principal amount offered under this Prospectus or the $110,000,000 of principal amount previously issued in the Original Note Offering.

  The Notes bear interest from January 30, 1998, at a rate equal to 10 3/4% per annum. Interest on the Notes is payable semiannually on February 1 and August 1 of each year, commencing August 1, 1998. The Notes are redeemable at our option, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the date of redemption. See "Summary -- Summary of Terms of Notes."

  Prior to February 1, 2001, we have the option to redeem up to 33% of the initially outstanding aggregate principal amount of the Notes from the net proceeds of a public sale of our Common Stock ("Common Stock") at a price of 110.75% of the principal amount of the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided that at least 67% of the initially outstanding aggregate principal amount of the Notes remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), each Holder (as defined herein) of the Notes may require us to repurchase all or a portion of such Holder's Notes at 101% of the aggregate principal amount of the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. We cannot be certain that sufficient funds will be available at the time of any Change of Control to make any required repurchase of the Notes. See "Risk Factors -- We May Not Be Able to Make Required Payments Upon a Change of Control" and "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

  The Notes are senior unsecured obligations and rank pari passu in right of payment to all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes are effectively subordinated, however, to all of our secured obligations, to the extent of the assets securing such obligations. The Notes are fully and unconditionally guaranteed on a joint and several basis (the "Notes Guarantees") by Applied Robotic Technologies, Inc., Helios, Incorporated, Air Bearings, Incorporated and Santa Barbara Metric, Inc. (the "Subsidiary Guarantors"). The Note Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. The Note Guarantees are effectively subordinated, however, to all secured obligations of the Subsidiary Guarantors, to the extent of the assets securing such obligations. As of December 31, 1998, the Notes and the Note Guarantees were effectively subordinated to approximately $3.1 million of secured indebtedness under our capital lease obligations. In addition, the Notes are structurally subordinated to all indebtedness and other obligations of the Non-Guarantor Subsidiaries, including all accounts payable and debt for borrowed money. As of December 31, 1998, the Non-Guarantor Subsidiaries had an aggregate of $0.5 million of such indebtedness and other obligations outstanding, all of which ranked effectively senior to the Notes in right of payment. The Subsidiary Guarantors did not, as of December 31, 1998, have any material amount of indebtedness outstanding.

  Our subsidiaries in Japan, Korea, Thailand, Malaysia, Singapore and Barbados (collectively, the "Non-Guarantor Subsidiaries") have not guaranteed our obligations under the Notes. As of and for the years ended December 31, 1997 and 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to our results of operations and assets on a consolidated basis, net of intercompany eliminations. See Note 14 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of our consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, 0.4%, 1.6% and 10.1%, respectively, and as of and for the year ended December 31, 1998, were 6.7%, 0.5%, 11.1% and 0.0%, respectively.

  We do not intend to list the Notes on any securities exchange, or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), one of our significant stockholders, has advised us that they intend to make a market in the Notes; however, DLJ is not obligated to do so and any market-making may be discontinued at any time at DLJ's election. In connection with DLJ's market making activities, DLJ will be required to deliver a prospectus separate from this prospectus meeting the requirements of the Securities Act. DLJ may be required to discontinue its market-making activities when the market-making prospectus used in connection with such activities must be updated for any reason. As a result, we cannot determine whether an active trading market will develop for the Notes. To the extent that a market for the Notes develops, their market value will depend on market conditions (such as yields on alternative investments), general economic conditions, our financial condition and other conditions. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from their face value. See "Risk Factors -- There is No Active Trading Market for the Notes."

  No dealer, salesperson or other person has been authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The January 1998 Refinancing

  In connection with the Original Note Offering in January 1998, we refinanced (the "Refinancing") all of our then-existing term loan and revolving credit indebtedness under our then-existing credit facility (the "Former Credit Facility"). The net proceeds from the Original Note Offering, together with existing cash and $1.6 million in initial borrowings (the "Initial Draw") under the credit facility that we entered into in January 1998 to replace the Former Credit Facility (the "New Credit Facility") were used to repay all outstanding indebtedness under the Former Credit Facility as well as the expenses related to the Original Note Offering and the Refinancing.

June and November Restructurings and Recent Operating Results

  Our business, operating results and financial condition have been adversely affected by a significant downturn in the data storage industry and reduced, delayed or canceled capital equipment expenditures by our customers. In light of these circumstances, and our expectation that the data storage industry's adverse market conditions will extend for the foreseeable future, on June 18, 1998, we announced to employees and implemented the June restructuring (the "June Restructuring"). The June Restructuring included a workforce reduction of approximately 115 employees (15% of our workforce at the time), relocation and consolidation of much of our Concord, California operation to our Fremont, California facility, and the sale and partial leaseback of our San Diego, California facility and real property. Due to the continued downturn in the data storage industry, on November 2, 1998, we announced to employees and implemented the November restructuring (the "November Restructuring"). The November Restructuring included a workforce reduction of approximately 60 employees (10% of our workforce at the time), and a reduction and consolidation of facilities at our Fremont, California location. While we believe our cost-cutting measures are appropriate given our current and anticipated levels of net sales, we cannot be sure that such measures will be sufficient. We may have to carry out additional cost-cutting measures in the future. Moreover, these current or future cost-cutting measures may have a material adverse effect on our ability to increase our net sales or pay our debts.

  As a result of the significant downturn in the data storage industry, we experienced a net loss of $76.9 million for 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In 1998, we recorded a $19.8 million charge to cost of sales to write-off excess and obsolete inventory, $4.2 million in restructuring charges, as well as $9.0 million of tax expense related to the recording of a valuation allowance against our entire net deferred tax asset balance.

August/September 1998 Series C Preferred Stock Financing

  In August and September 1998, we issued and sold 7,610,000 shares of our Series C Preferred Stock for $4.00 per share to a group of investors, which included a number of our current stockholders and two members of our Board of Directors (the "Series C Financing"). We received approximately $30.4 million in the Series C Financing and we used $7.1 million of those proceeds to repay the outstanding indebtedness under the New Credit Facility. See "Description of Capital Stock -- Series C Preferred Stock."

  Our principal executive offices are located at 10260 Sorrento Valley Road, San Diego, California 92121. Our telephone number is (619) 646-4800.

                           Summary of Terms of Notes

Securities Offered..........  $3.0 million in aggregate principal amount of our 10 3/4% Senior Notes due 2005.

Maturity Date...............  February 1, 2005.

Interest Rate and Payment     The Notes bear interest at the rate of 10
Dates.......................  3/4% per annum, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998.

Optional Redemption.........  The Notes are redeemable at our option, in whole or in part, at any time on or after February 1, 2002, in cash at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to February 1, 2001, we may redeem up to 33% of the initially outstanding aggregate principal amount of Notes at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of a Public Equity Offering; provided, that at least 67% of the initially outstanding aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption. See "Description of Notes -- Optional Redemption."

Change of Control...........  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require us to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." We cannot be certain that, in the event of a Change of Control, we would have sufficient funds to repurchase all Notes tendered. See "Risk Factors -- We May Not Be Able to Make Required Payments Upon a Change of Control."

Ranking.....................  The Notes are senior to our unsecured obligations and rank pari passu in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes are effectively subordinated, however, to all of our secured obligations, to the extent of the assets securing such obligations. As of December 31, 1998, the Notes and the Note Guarantees were effectively subordinated to approximately $3.1 million of secured indebtedness under our capital lease obligations. See "Risk Factors -- The Rights of the Holders of the Notes to Receive Payments is Junior to Certain Other Existing and Future Indebtedness."

Note Guarantees.............  The Notes are fully and unconditionally guaranteed on a joint and several basis by all Subsidiary Guarantors. The Note Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. The Note Guarantees are effectively subordinated to all secured obligations of the Subsidiary Guarantors, to the extent of the assets securing such obligations.

Certain Covenants...........  The Notes are issued under an indenture dated
                              January 30, 1998 (the "Indenture") which contains certain covenants that limit, among other things, our ability to (1) pay dividends, redeem capital stock or make certain other restricted payments or investments; (2) incur additional indebtedness or issue preferred equity interests; (3) merge, consolidate or sell all or substantially all of our assets; (4) create liens on assets and (5) enter into certain transactions with affiliates or related persons. See "Description of Notes -- Certain Covenants."

Form and Denomination.......  The Notes are represented by U.S. Global
                              Notes and Regulation S Permanent Global Notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depositary. Beneficial interests in the U.S. Global Notes are shown on, and transfers thereof will be effected through, records maintained by the Depositary and its Participants. The Regulation S Permanent Global Notes have been deposited with State Street Bank and Trust Company (the "Trustee") as custodian for the Depositary, and beneficial interests therein may be held through Euroclear, Cedel Bank or any other Depositary Participant. See "Description of Notes -- Book-Entry; Delivery; Form and Transfer."

Non-Guarantor                 Our Non-Guarantor Subsidiaries have not
Subsidiaries................  guaranteed our obligations under the Notes.
                              As of and for the years ended December 31, 1997 and 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to our results of operations and assets on a consolidated basis, net of intercompany eliminations. See Note 14 of Notes to Consolidated Financial Statements.
                              The total assets, total liabilities, net sales and net income (loss) of the Non-
                              Guarantor Subsidiaries as a percentage of our consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, 0.4%, 1.6% and 10.1%, respectively, and as of and for the year ended December 31, 1998, were 6.7%, 0.5%, 11.1% and 0.0%, respectively.

                  Summary Selected Consolidated Financial Data

  The following table presents our summary selected consolidated financial data for the periods indicated. The summary selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 is derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and related Notes thereto included elsewhere herein and the other information contained in this prospectus.

                                   Year Ended December 31,
                                  ----------------------------
                                  1996(1)     1997      1998
                                  (in thousands, except ratios)
Consolidated Statement of
 Operations Data:
 Net sales....................... $190,773  $184,660  $104,994
 Gross profit(2).................   86,912    83,366    11,826
 Operating expenses(3)...........   98,332    81,131    64,215
 Income (loss) from operations...  (11,420)    2,235   (52,389)
 Net loss(4).....................  (11,990)   (5,544)  (76,851)
Other Data:
 Cash used for operating
  activities..................... $(21,402) $ (6,392) $(11,962)
 Cash provided by (used for)
  investing activities...........  (40,885)  (17,169)   10,156
 Cash provided by financing
  activities.....................   60,008    23,883    23,478
 EBITDA(5).......................   21,533    24,107   (40,333)
 Depreciation and amortization
  and write-downs of
  intangibles....................   32,953    21,872    12,056
 Acquisition of property, plant
  and equipment..................   24,564    17,091     1,492
 Ratio of earnings to fixed
  charges(6).....................       --        --        --

                                                                    December 31,
                                                                        1998
                                                                    ------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents.........................................   $ 24,714
 Working capital...................................................     45,883
 Total assets......................................................     96,115
 Long-term debt, including current portion.........................    116,631
 Redeemable preferred stock........................................     42,543
 Stockholders' deficit.............................................    (97,157)

--------
(1) The Company completed the acquisitions of Air Bearings, Incorporated ("ABI") in January 1996, Santa Barbara Metric, Inc. ("SBM") in December 1996 and a portion of the business of Kirell Development, Inc. ("Kirell") in December 1996. See Note 3 of Notes to Consolidated Financial Statements. Each of these acquisitions was accounted for as a purchase for financial reporting purposes, and, as a result, the Company's Consolidated Statements of Operations include the operating results of ABI, SBM and a portion of the business of Kirell from their respective acquisition dates.

(2) In connection with the negative impact on the Company's operations of the significant data storage industry downturn, for the year ended December 31, 1998, the Company recorded $19.8 million in charges to cost of sales to write down excess and obsolete inventory.

(3) The Company incurred $4.2 million of restructuring costs in 1998, primarily related to severance costs and asset impairment resulting from workforce reductions and facility consolidations.

(4) In connection with the negative impact on the Company's operations of the significant data storage industry downturn, for the year ended December 31, 1998, the Company recorded $9.0 million of tax expense related to recording a valuation allowance against its entire net deferred tax asset balance.

(5) EBITDA represents income (loss) from operations before depreciation and amortization and write-downs of intangibles. EBITDA is presented because management believes it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(6) For purposes of determining this ratio, earnings consist of income (loss) before income taxes (benefit) and extraordinary items. Fixed charges consist of interest expense, a portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense) and dividends and related accretion for redemption value and dividends on preferred stock. For the years ended December 31, 1996, 1997 and 1998, earnings were inadequate to cover fixed charges by $24.8 million, $14.7 million and $69.8 million, respectively.

RISK FACTORS

  You should consider carefully the following risks in your evaluation of us and the Notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely impact and impair our business. If any of the following risks actually occurs, our business, operating results or financial condition would likely suffer. In such case, the value of the Notes could decline, and you may lose all or part of the money you paid to buy the Notes.

  This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

We Have a Substantial Amount of Indebtedness

  In connection with the Original Note Offering, we incurred a significant amount of indebtedness. At December 31, 1998, we had indebtedness of $116.6 million. Subject to certain limitations, we may also incur additional indebtedness in the future under the terms of the Indenture related to the Notes. See "Capitalization."

  Our ability to make scheduled payments of principal and interest on, or to refinance, our indebtedness (including the Notes), and to fund our operations, including planned capital expenditures and research and development expenses, depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in the data storage industry as well as general economic, financial, competitive and other factors that are beyond our control. For the years ended December 31, 1996, 1997 and 1998, earnings were inadequate to cover fixed charges by $24.8 million, $14.7 million, and $69.8 million, respectively.

  Over the past several quarters, the data storage industry and the production and process-test equipment industry have been experiencing significant weakness in demand for products, intense competition and pricing erosion, and overcapacity. Such adverse market conditions have resulted, and may continue to result in, the deferral or cancellation of orders for our products. Delays or declines in product orders have had a material adverse effect on our operating results and financial condition over the last several quarters and fluctuations in demand for our products are expected to continue for the foreseeable future. As a result of the outgoing significant downturn in the data storage industry, we experienced a net loss of $76.9 million for 1998. We cannot be certain that our business will generate adequate cash flow or that any growth can be achieved under current or future market conditions. If we are unable to generate sufficient cash flow from operations to pay our debts and operate our business, including making necessary capital expenditures, we may be required to refinance all or a portion of our existing debt, including the Notes, to sell assets or to obtain additional financing. We cannot be certain that any such action would be accomplished on acceptable terms.

  Our high level of debt will have several important effects on our future operations, including, but not limited to:

  . making it more difficult for us to satisfy our obligations with respect to the Notes;

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;

  . requiring a substantial portion of our cash flow from operations to pay the principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other operating needs and uses; and

  . limiting our flexibility in planning for, or reacting to, changes in our business.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Existing Financing Covenants Restrict our Operations

  The Indenture related to the Notes contains a number of covenants that significantly restrict our operations, such as our ability to:

  . incur indebtedness;

  . make prepayments of certain indebtedness;

  . pay dividends;

  . make investments;

  . engage in transactions with stockholders and affiliates;

  . create liens;

  . sell assets; and

  . engage in mergers and other consolidations.

  We cannot be certain that we will be able to comply with such covenants or restrictions in the future. Our ability to comply with such covenants and restrictions may be affected by events beyond our control, including prevailing economic and financial conditions and general conditions in the data storage industry.

The Right of the Holders of the Notes to Receive Payments is Junior to Certain Other Existing and Future Indebtedness

  As of December 31, 1998, the Notes and the Note Guarantees were effectively subordinated to approximately $3.1 million of secured indebtedness under our capital lease obligations.

  If we incur any additional senior indebtedness in the future that is not subordinated to the indebtedness outstanding under the Notes, even if such indebtedness were not secured, the holder of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds available to pay to holders of the Notes upon the occurrence of any such events.

  Our Non-Guarantor Subsidiaries have not guaranteed our obligations under the Notes. As of and for the years ended December 31, 1997 and 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to our results of operations and assets on a consolidated basis, net of intercompany eliminations. See Note 14 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of our consolidated total assets, total liabilities, net sales and net income
(loss) as of and for the year ended December 31, 1997 were 3.1%, 0.4%, 1.6% and 10.1%, respectively, and as of and for the year ended December 31, 1998, were 6.7%, 0.5%, 11.1% and 0.0%, respectively.

We Have Experienced Significant Losses

  We had net losses of approximately $12.0 million, $5.5 million and $76.9 million for 1996, 1997 and 1998, respectively. Such losses and accrual of certain preferred stock dividends and accretion for the redemption value and dividends of such preferred stock have contributed to a retained deficit of approximately $103.3 million as of December 31, 1998. In addition, we used cash for operating activities of approximately $21.4 million, $6.4 million and $12.0 million for 1996, 1997 and 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Operating Results are Subject to Wide Variations

  In the past, we have experienced wide fluctuations in our quarterly and annual operating results and have experienced net losses for the past several quarters. We may continue to experience net losses and fluctuations in our business due to a number of factors, not all of which are in our control. These factors include, without limitation, the following:

  . the continuing downturn in the data storage industry;

  . the size, timing and rescheduling or cancellation of orders from, and shipments to, major customers;

  . the timing of introductions of our new products and product enhancements or our competitors' introduction of such products;

  . our ability to develop, introduce and market new, technologically advanced products;

  . the cyclicality of the data storage industry;

  . the rescheduling or cancellation of capital expenditures by our customers;

  . variations in our customer base and product mix;

  . the level of any of our significant volume pricing discounts;

  . the availability and cost of key production materials and components;

  . our ability to effectively manage our inventory and control costs;

  . the financial stability of our major customers;

  . personnel changes;

  . expenses associated with acquisitions;

  . restructurings;

  . fluctuations in amortization and write-downs of intangible assets; and

  . foreign currency exchange rate fluctuations and general economic factors in the United States and certain foreign countries, including Japan, South Korea, Singapore, Malaysia and other parts of Southeast Asia.

  The data storage industry is currently experiencing a significant weakness in demand for data storage products, intense competition and pricing erosion, and overcapacity in manufacturing operations. Such adverse market conditions have existed for numerous quarters and have resulted in the rescheduling or cancellation of specific orders by several of our major customers and has had a material adverse effect on our business, operating results and financial condition. This downturn in the data storage industry will likely continue for several quarters, and, as a result, we expect order delays and reschedulings to occur in the future.

  Our business, operating results and financial condition have been adversely and materially affected by a significant downturn in the data storage industry and reduced or delayed capital equipment expenditures by data storage companies. In light of these circumstances, and our expectation that the data storage industry's adverse market conditions will extend for the foreseeable future, on June 18, 1998, we implemented the June Restructuring, which included a workforce reduction of approximately 115 employees (15% of our workforce at the time), relocation and consolidation of much of our Concord, California operation to the Fremont, California facility, and the sale and partial leaseback of our San Diego, California facility and real property. On November 2, 1998, due to the continued weakness in the data storage industry, we implemented the November Restructuring, which included a workforce reduction of approximately 60 employees (10% of our workforce at that time), and a reduction and consolidation of facilities at our Fremont, California location. While we believe our cost-cutting measures are appropriate given our current and anticipated levels of net sales, we cannot be certain that such measures will be sufficient or that additional cost-cutting measures will not be necessary in the future. Moreover, the June and November Restructurings or future cost-cutting measures may have a material adverse effect on our ability to increase our net sales or service our debt.

  In connection with the negative impact that the downturn in the data storage industry had on our operations, in 1998, we recorded a $19.8 million charge to cost of sales to write down excess and obsolete inventory, $4.2 million in restructuring charges related to the June and November Restructurings, as well as $9.0 million of tax expense related to recording a valuation allowance against our entire net deferred tax asset balance.

  Quarterly results in the future may fluctuate due to the factors discussed above or other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on and Cyclicality of Data Storage Industry

  Our business depends almost entirely upon capital expenditures by our customers, which in turn depend upon market demand for their products. Our industry is cyclical and historically has experienced varying growth rates and periods of oversupply like the one currently being experienced causing higher than anticipated inventory levels and intense price competition. The data storage industry is currently experiencing one of its most severe and prolonged downturns with continuing weakness in demand for products, intense competition, significant price erosion and overcapacity. As a result of this downturn, there is significantly reduced demand for our products. The current downturn in the disk storage industry generally, and the slowdown in our customers' orders in the last several quarters has had a material adverse effect on our business, operating results and financial condition. It is likely that this downturn in our market will continue for the foreseeable future, and, as a result, our customers will likely continue to delay or cancel orders for our products and our business, operating results and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Have Had to Restructure Operations and May Have to Again in the Future

  In light of the continued downturn in the data storage industry, and our expectation that the data storage industry's adverse market conditions will extend for the foreseeable future, on June 18, 1998, we announced the June Restructuring, which included a workforce reduction of approximately 115 employees (15% of our workforce at the time), relocation and consolidation of much of our Concord, California operation to our Fremont, California facility, and the sale and partial leaseback of our San Diego, California facility and real property. In the second quarter of 1998, we recorded a charge of $3.0 million related to the June Restructuring. The significant components of the restructuring charge were $0.9 million for employee severance costs, and $2.0 million for asset impairment related to assets obsoleted due to restructuring activities. As of December 31, 1998, all termination benefits had been paid to affected employees. Relocation of the Concord operation was complete at December 31, 1998. Period costs incurred in connection with these activities were not significant.

  In connection with the impact of the industry downturn on our operations in 1998 we recorded a $19.8 million charge to cost of sales to write-off excess and obsolete inventory. Also in 1998, we recorded $9.0 million of income tax expense related to the recording of a valuation allowance against our entire deferred tax asset balance. Such charge was taken due to factors which give rise to uncertainty as to whether the deferred tax asset is realizable, including the lack of history of consistent earnings and the significant losses in 1998.

  Due to the continued downturn in the data storage industry, on November 2, 1998, we announced the November Restructuring, which included a workforce reduction of approximately 60 employees (10% of our workforce at the time), and a reduction and consolidation of facilities at our Fremont, California location. In the fourth quarter of 1998, we recorded a charge of $1.1 million related to the November Restructuring. The significant components of the restructuring charge were $0.3 million for employee severance costs and $0.6 million for asset impairment related to assets obsoleted due to the restructuring activities. While the Company believes its cost-cutting measures are appropriate given the Company's current and anticipated levels of net sales, there can be no assurance that such measure will be sufficient and that additional cost-cutting measures will not be necessary, or that the June Restructuring, the November Restructuring or future cost-cutting measures will not have a material adverse effect on the Company's ability to increase its net sales.

We May Not Be Able to Adapt to Rapid Technological Change

  Rapid technological changes and evolving industry standards characterize the data storage industry. Our customers frequently introduce new products and enhancements, with relatively short product life cycles, typically between nine and 18 months. In addition, our customers often develop multiple products simultaneously, such that new products could be introduced as frequently as every three months. Our customers' new product introductions typically result in new technological challenges for us, both with respect to our installed base and with respect to our next generation products. As a result, we must continue to enhance our existing products and develop and manufacture new products with improved capabilities. These technological changes require us to make substantial investments in research and development. Although we continually develop new products, there can be no assurance that we will be able to accurately anticipate technological advances in the disk drive market and develop products incorporating such advances in a timely manner or at all. Our failure to develop, manufacture and market new or enhanced products, would have a material adverse effect on our business, operating results and financial condition. In addition, we are highly dependent on our close working relationships with our key customers to advance our technologies. The termination of any one of these key relationships could have a material adverse effect on our ability to anticipate and develop necessary technological changes to our products.

  Our customers are constantly striving to improve their production processes, including improving the manufacturing of substrates, the deposition of material on the substrate, the finish processing of magnetic media, and head fabrication. If our customers modify their own design and internal production processes without our products, demand for our equipment would likely decline. Further, unless we are able to effectively respond to such changes, manufacturing process changes for disk drives, disks and read/write heads could also have a material adverse effect on our business, operating results and financial condition.

  Future technological innovations may reduce demand for disk drives. Competing technologies to disk drive based data storage exist, including solid state memory (flash memory), tape memory and re-writable optical technology (CD and DVD technology). Although the current core technology for rotating magnetic disk drive data storage has been the predominant technology in the industry for many years, it is likely that some day this technology will be replaced by an alternate technology. Our products may not be adaptable to any successor technology. Our business, operating results and financial condition could be materially adversely affected by any significant migration toward technology that would replace disk drives as a computer data storage medium.

We Depend on a Small Number of Customers

  There are a relatively small number of data storage manufacturers throughout the world and we derive a significant portion of our net sales from a relatively small number of customers. We expect that our dependence on relatively few key customers will continue in the future. Approximately 45.0%, 51.0% and 50.0% of our net sales in 1996, 1997 and 1998, respectively, were derived from sales to our three largest customers in each of those periods. Even though our customer mix will likely change from period to period in the future, Seagate Technology, Inc. ("Seagate"), Komag, Incorporated ("Komag"), HMT Technology Corporation ("HMT") and Trace Storage Technology USA Corporation ("Trace") have historically accounted for a significant portion of our net sales. For 1996, 1997 and 1998, Seagate accounted for 19.0%, 18.0% and 17.1%, respectively, of net sales; Komag accounted for 14.5%, 15.9% and 4.8%, respectively, of net sales; HMT accounted for 5.2%, 17.1% and 16.3%, respectively, of net sales; and Trace accounted for 11.5%, 4.4% and 1.2%, respectively, of net sales. For 1998, Western Digital Corporation accounted for 16.6% of net sales. If net sales to these or any of our other significant customers were to decrease in any material amount in the future, our business, operating results and financial condition would be materially adversely affected.

  In general, we do not enter into long-term purchase agreements with our customers. If completed orders are not replaced on a timely basis by new orders from the same or other customers, our net sales would be materially adversely affected. In addition, the following could have a material adverse effect on our business, operating results and financial condition:

  . the loss of a key customer;

  . any reduction, cancellation or rescheduling of an order from any key customer, including reductions, delays or cancellations due to customer departures from recent buying patterns; and

  . economic or competitive conditions in our industry.

  Any failure to collect or delay in collecting receivables could have a material adverse effect on our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  There has been a trend toward consolidation in the disk drive industry and we expect this trend to continue. Some of our customers have been, and may continue to be acquired by competitors, causing further consolidation. Previous acquisitions in the disk drive industry have often caused the purchasing departments of the combined companies to reevaluate their purchasing decisions. Such acquisitions may result in a change in a current customer's purchasing habits, including a loss of the customer, a decrease in orders from that customer or a rescheduling or cancellation of orders previously made by a customer. Moreover, acquisitions involving existing customers may cause the concentration of our customer revenues to increase thereby increasing our dependence on fewer customers.

We Have a High Risk of Inventory Obsolescence

  Due to the cyclical nature of and rapid technological change in our industry, our inventory is subject to substantial risk of obsolescence. To address these risks, we monitor our inventories on a periodic basis and provide inventory write-downs intended to cover these risks. Despite our precautions, we may be required to take significant inventory charges which, in turn, could materially and adversely affect our business, operating results and financial condition due to the following:

  . our dependence on a few customers and a limited number of product programs for each customer;

  . the magnitude of our commitment to support our customers' programs;

  . our limited remedies in the event a customer cancels or materially reduces one or more product orders; and

  . the possibility that a customer may experience financial difficulties.

  The significant downturn in the data storage industry negatively impacted our operations, and in 1998, we recorded a $19.8 million charge to cost of sales to write down excess and obsolete inventory. We may be required to take additional inventory write-downs in the future due to our inability to obtain necessary product acceptance, or due to further cancellations by customers.

Our Industry is Highly Competitive

  The disk drive process and production-test equipment industry is highly competitive. In each of our product lines, we face substantial competition from established merchant suppliers of process and production-test equipment, some of which have greater financial, engineering, manufacturing, research and development and marketing resources. For example, we face competition from Zyratex, General Disk and Hitachi DECO for servowriters; Hitachi DECO and Sony Techtronics for disk certifiers; Integral Solutions International for quasi-static MR head testers; Koyo Precision Instruments, Inc. and Zygo Corporation for flying height testers, and Technistar for automation technology. Historically, there has also been competition from entrepreneurs with focused market knowledge and new technology. We experience intense competition world-wide from Hitachi DECO, a large, full-line manufacturer of process and production-test equipment. Hitachi DECO has substantially greater financial, technical, marketing, manufacturing, research and development and other resources. We also experience competition from other full-line and partial-line manufacturers of process and production-test equipment. Our competitors may develop enhancements to, or future generations of, competitive products that will offer price or performance features superior to our products, or new competitors may enter our markets. Finally, as many of our competitors are based in foreign countries, they have cost structures and equipment prices based on foreign currencies. Accordingly, currency fluctuations could cause our dollar-priced products to be less competitive than our competitors' products priced in other currencies.

  Many of our competitors are investing heavily in the development of new and enhanced products aimed at applications currently addressed by our products. We expect our competitors to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions which can adversely affect operating results. We will be required to make significant investments in product development and research, sales and marketing and ongoing customer service and support to remain competitive. We cannot be certain that we will have sufficient resources to continue to make such investments or that we will be able to achieve the technological advances necessary to maintain our competitive position.

  We believe that our future success will be dependent, in part, upon our ability to compete successfully in the Japanese, South Korean and Southeast Asian markets. Our largest competitor, Hitachi DECO, is headquartered in Japan which gives it a competitive advantage in that market to the extent buying decisions are influenced by Hitachi DECO's local presence. In addition, our ability to compete in Japan, South Korea and Southeast Asia in the future is dependent upon continuing free trade between these countries and the United States, our continuing ability to develop in a timely manner products that meet the technical requirements of our foreign customers and our continuing ability to develop and maintain satisfactory relationships with leading companies in our industry in these areas. Moreover, our sales in these areas will be affected by the overall economies of Japan, South Korea and Southeast Asia. To the extent that recent economic troubles in Asian markets have negatively impacted the capacity expansion and upgrade plans of our customers or potential customers in affected regions, then such economic troubles have also negatively impacted our operations. With respect to existing customers, we do not believe that such Asian economic troubles have had a significant impact on our operations. With respect to potential customers, we are unable to quantify the impact that such Asian economic troubles will have on our operations.

  In addition to the competition from our competitors, most of our customers develop at least a portion of their own process and production-test equipment needs internally, especially servowriters and read/write head test equipment. Accordingly, we must compete against the internal development efforts of this captive market. Manufacturers within this captive market are often reluctant to change their production lines to incorporate merchant-supplied process and production-test technology. Moreover, rapid changes in data storage technology, and the development of new process and production-test equipment may be so closely linked to our customers' product development cycles that certain customers and potential customers will find it more efficient to develop their own process and production-testing equipment needs internally, thereby placing us at a competitive disadvantage.

  Because of the foregoing competitive factors, we may not be able to compete successfully in the future. Increased competitive pressure could cause us to lower our prices which would have an adverse effect on our business, financial condition and results of operations.

We Sell a Small Number of Products

  We derive revenues primarily from sales of our process and production-test systems and parts for such systems. Our products can generally be categorized into four principal areas:

  . disk (media) testing and processing;

  . read/write head testing;

  . disk drive processing; and

  . automation.

  We derive a significant portion of our net sales from a relatively small number of products. In 1996, 1997 and 1998, we derived approximately 47.0%, 58.9% and 54.1% of our net sales, respectively, from sales of our media certifier products (excluding parts and service), with the MG250 series constituting a majority of our media certifier sales over each of these periods. Although we expect that net sales from our media certifier products, including our MG series and our MC series, will continue to account for a substantial portion of our total net sales in the foreseeable future, we realize that the downturn in the data storage industry is caused, in part, by the overcapacity of media certifiers in the market today. Any material reduction in demand for our media certifier products would have a material adverse effect on our business, operating results and financial condition.

We Depend on Proprietary Technology

  Our success is heavily dependent upon the establishment and maintenance of proprietary technologies. We currently attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures. These efforts may not be adequate to prevent misappropriation by third parties and may not be adequate under the laws of some foreign countries which may not protect our proprietary rights to the same extent as do laws of the United States. Our competitors may be able to independently develop products that are substantially equivalent or superior to our products, or design around our patents. Any such adverse circumstances could have a material adverse effect on our business, operating results and financial condition.

  Although we do not believe any of our products or proprietary rights infringe the rights of third parties, infringement claims may be asserted against us in the future. Any such claims, with or without merit, could divert the attention of management, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, or at all. If infringement were established, we could be required to pay damages or be enjoined from making, using or selling the infringing product. Likewise, a third party's product, if infringing on our proprietary rights, may not be prevented from doing so without litigation. Any of the foregoing could have a material adverse effect on our business, operating results and financial condition.

  We cannot be certain that the claims allowed on any of our patents will be sufficiently broad to protect our technology. Moreover, any patent we own could be invalidated, deemed unenforceable, circumvented or challenged. Also, we cannot be certain that our patent rights will provide us competitive advantages or that any of our pending or future patent applications will be issued with claims of the scope that we desire, if at all. Furthermore, others may develop similar products, duplicate our products or design around the patents we own. In addition, foreign intellectual property laws or our agreements may not protect our intellectual property rights in any foreign country. Any failure to protect our intellectual property rights could have a material adverse effect on our business, operating results and financial condition.

  We require each of our employees to enter into a proprietary rights and non-disclosure agreement in which the employee agrees to maintain the confidentiality of all of our proprietary information and, subject to certain exceptions, to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, we regularly enter into non-disclosure agreements with third parties, such as consultants, potential joint venture partners and customers. In spite of these precautions, it may be possible for third parties to copy, develop or otherwise obtain and use our proprietary technology without authorization or to develop similar technology independently.

Manufacturing Risks

  Our products have a large number of components and are highly complex. We have experienced and may continue to experience manufacturing delays due to technical difficulties. In addition, many of our products must be semi-customized to meet individual product specification requirements. The customization of a customer order may require new technical capabilities not previously incorporated successfully into our products. As a result, we may be unable to complete our customers' customized development or technical specifications in a timely manner. Any significant failure in this regard would have a material adverse effect on our business, operating results and financial condition as well as our customer relationships. In addition, due to the semi-customized nature of many of our products, we have incurred and may continue to incur substantial unanticipated costs in a product's development and production which cannot be passed on to the customer. Such unanticipated costs include the increased cost of components due to expediting charges, other purchasing inefficiencies and greater than expected engineering, quality control, installation, upgrade, post-installation service and support and warranty costs. The occurrence of any of these events could materially adversely affect our business, operating results and financial condition.

  In certain instances we rely on a single source or a limited group of suppliers for certain components and subassemblies used in our products. The partial or complete loss of these sources could have at least a temporary material adverse effect on our results of operations and damage customer relationships due to the complexity of the products they supply and the significant amount of time required to qualify new suppliers. In addition, long lead times are often required to obtain critical components and subassemblies used in certain of our products from these and other suppliers which could impede our ability to quickly respond to changes in demand and product specifications.

  Shortages of critical components and subassemblies used in our products have occurred in the past and may occur in the future. Also, the availability of materials may have longer lead times. In addition, our manufacture and timely delivery of products is often dependent on the ability of certain suppliers to deliver subassemblies and other components in a timely manner. The failure of such suppliers to deliver these components in a timely manner may delay our product delivery until alternative sourcing may be developed. Alternative sources may not be located in time to avoid penalties or cancellation of our product orders. If a significant order or orders were cancelled for this reason it could have a material adverse effect on our business, operating results and financial condition. Further, a significant increase in the price of one or more components used to produce our products would increase our production costs. See "Business -- Manufacturing."

Risk of Natural Disasters

  We conduct our manufacturing activities at our facilities in San Diego, Fremont and Hayward, California. Our manufacturing facilities are located in seismically active areas. A major catastrophe (such as an earthquake or other natural disaster) or other long-term disruption in our manufacturing activities could result in a prolonged interruption of our business. See "Business -- Manufacturing."

Risks Associated with Acquisitions

  While we currently have no commitments, agreements or understandings with respect to any future acquisitions, our business strategy includes the expansion of our business, products lines and technology through acquisitions. We regularly review various acquisition prospects, including companies, technologies or products complementary to our business and periodically engage in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including:

  . evaluating new technologies;

  . difficulties in the assimilation of the operations, products, personnel and cultures of the acquired companies;

  . the ability to manage geographically remote units;

  . the diversion of management's attention from other day-to-day business concerns;

  . the risks of entering markets in which we have limited or no direct experience;

  . the potential loss of key employees of the acquired companies;

  . dilutive issuances of equity securities;

  . the incurrence of additional debt;

  . reduction of existing cash balances; and

  . amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect our results of operations.

  Moreover, any equity or debt financings proposed in connection with any acquisition may not be available to us on acceptable terms or at all, when, and if, suitable strategic acquisition opportunities arise. Although management expects to carefully analyze any opportunity before committing our resources, there can be no assurance that any completed acquisition will result in long-term benefits or that our management will be able to manage effectively the resulting business. See "Business -- Competition."

  We recorded write-downs totaling approximately $11.9 million and $2.0 million for 1996 and 1997, respectively, related to impairment losses on certain purchased technology recorded primarily in connection with our acquisitions of ART and certain assets of Cambrian and ABI. Such impairment losses were generally the result of post-acquisition technological changes that were developed independently of purchased technologies, causing a decline in the carrying values of such purchased technologies. Such impairments may occur in the future and future acquisitions may result in similar write-downs of acquired assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.

We May Require Additional Capital to Fund Our Operations

  To achieve our long-term strategic objectives and maintain our competitive position, we will need additional financial resources over the next several years to fund acquisitions, service debt, make capital expenditures, fund working capital and pay for research and development. We are continually investing in new technologies and our international infrastructure and, as a result, our fixed costs may increase in the foreseeable future, depending on the timing of any recovery in demand for our products. Our fixed costs may also increase if we expand our infrastructure in South Korea, Japan, other parts of Asia, or other locations. Any liquidity deficiency in the future could delay or change our management's plans, including curtailing our acquisition strategy, capital expenditures, facilities expansion and research and development expenditures, which could materially adversely affect our ability to pay our debts (including indebtedness and interest under the Notes) and our business, operating results and financial condition.

  We continue to have limited cash resources and significant future obligations. The precise amount and timing of our capital needs will depend upon a number of factors, including:

  . the market demand for our products;

  . the availability of strategic opportunities;

  . the progress of our product development efforts;

  . technological challenges in connection with existing and future products;
    and

  . the success of our aggressive working capital and inventory management.

  We may not be able to obtain additional financing as needed on acceptable terms or at all. If we are unable to obtain sufficient capital, our acquisition strategy, capital expenditures, facilities expansion and research and development expenditures would be materially and adversely affected. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  In August 1998, we issued and sold an aggregate of 6,360,000 shares of our Series C Preferred Stock in our Series C Financing for $25.4 million in proceeds. Immediately following the consummation of the Series C Financing, we used $7.1 million of the proceeds from the offering to repay all outstanding indebtedness under the New Credit Facility and subsequently terminated such facility. As of the date of this prospectus, we have no revolving or other type of working capital credit facility for working capital. In September 1998, one of the investors in the Series C Financing purchased an additional 1,250,000 shares of Series C Preferred Stock for an aggregate of $5.0 million. See "Description of Capital Stock-- Series C Preferred Stock."

  Based on currently available information, and subject to the success of our aggressive working capital and inventory management efforts, we believe our available cash and cash generated from operations will be adequate to fund our operations for the foreseeable future, and for no less than the next 12 months. While operating activities may provide cash in certain periods depending on the timing of any recovery in demand for our products we may require additional sources of financing. We may also from time to time consider additional acquisitions of complementary businesses, products or technologies, which may require additional financing. Additional sources of funding could include additional debt and/or equity financings. However, we continue to have limited capital resources and significant future obligations, including our future principal and interest payments under the Notes. The existence of certain restrictive covenants in the Indenture for the Notes may inhibit our ability to raise additional financing. There can be no assurance that we will be able to obtain additional sources of financing on favorable terms, if at all, at such time or times as we may require such capital. See "Risk Factors -- We Have a Substantial Amount of Indebtedness."

We Depend on Key Personnel

  Our future performance depends in significant part upon the continued service of our chief executive officer, other senior management personnel and our key technical personnel. We are dependent on our ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing developments required to develop and enhance our products and introduce new and enhanced future products and applications. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Our employees may terminate their employment at any time. Accordingly, there can be no assurance that any of our current employees will continue to work for us. The loss of key employees could have a material adverse effect on our business, operating results and financial condition. We have an employment agreement with our chief executive officer, but we do not maintain key-man life insurance with respect to such individual. The employment agreement is terminable at will by either party upon 30-days written notice and contains a covenant not to compete during the term of the agreement and for two years thereafter. See "Business -- Employees" and "Management -- Compensation Plans and Arrangements -- Employment Contracts and Change in Control Arrangements."

Our International Operations are Subject to Inherent Risks

  Our sales and operating activities outside of the United States are subject to inherent risks, including:

  . fluctuations in the value of the United States dollar relative to foreign currencies;

  . tariffs;

  . quotas;

  . taxes and other market barriers;

  . political, economic and monetary instability;

  . restrictions on the export or import of technology;

  . potentially limited intellectual property protection;

  . difficulties in staffing and managing international operations; and

  . potentially adverse tax consequences.

  These factors could have a material adverse effect on our business, operating results or financial condition. In addition, although substantially all of our export sales to date have been denominated in United States dollars, such sales may not be denominated in dollars in the future. As a result, currency exchange fluctuations in countries where we conduct business could have a material adverse effect on our business, operating results and financial condition. In this regard, several Asian countries, including South Korea, Japan and Thailand, have recently experienced significant economic downturns and significant declines in the value of their currencies relative to the U.S. dollar. Due to these conditions, some of our customers may delay, reschedule or cancel significant current or future product orders. If any such orders are delayed, rescheduled or cancelled, our business, operating results and financial condition would be adversely affected. To the extent that recent economic troubles in Asian markets have negatively impacted the capacity expansion and upgrade plans of our customers or potential customers in affected regions, then such economic troubles have also negatively impacted our operations. With respect to existing customers, we do not believe that such Asian economic troubles have had a significant impact on our operations. With respect to potential customers, we are unable to quantify the impact that such Asian economic troubles will have on our operations.

We are Subject to Many Environmental Regulations

  We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or other hazardous substances, chemicals, materials or waste. We believe that we are in compliance, in all material respects, with such regulations. Any failure to comply with current or future regulations could result in civil penalties or criminal fines being imposed upon us, or our officers, directors or employees, suspension of production, alteration of our manufacturing process or cessation of operations. Such regulations could require expensive remediation or abatement actions to comply with environmental regulations. Any failure to properly manage the use, disposal or storage of, or adequately restrict the release of, hazardous or toxic substances could subject us to significant liabilities.

We Will Be Substantially Influenced by Officers and Directors

  Our directors and officers and their respective affiliates beneficially own approximately 89.4% of our capital stock as of December 31, 1998. As a result, these stockholders, acting together, would be able to effectively control all matters requiring approval by the stockholders, including the election of directors and approval of significant corporate transactions. These stockholders are parties to an agreement which, in part, requires them to vote their shares of capital stock for certain nominee directors. See "Management," "Certain Transactions" and "Principal Stockholders."

The Notes Could Be Voided or Subordinated if Certain Circumstances Existed at the Time We Incurred Such Indebtedness

  Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer laws, if, among other things, we or any Subsidiary Guarantor, at the time we incurred the indebtedness evidenced by the Notes or the Note Guarantees, as the case may be, (1) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with us or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that we would incur, debts beyond our ability to pay such debts as they mature and (2) we or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness or providing such guarantees, then the Notes and the Note Guarantees could be voided or claims in respect of the Notes or the Note Guarantees could be subordinated to all other debts of ours or such Subsidiary Guarantor, as the case may be. In addition, our payment of interest and principal pursuant to the Notes or the payment of amounts by a Subsidiary Guarantor pursuant to a Note Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the credit of our creditors or such Subsidiary Guarantor, as the case may be.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, we or a Subsidiary Guarantor would be considered insolvent if (1) the sum of our debts, including contingent liabilities, were greater than the saleable value of all our assets at a fair valuation or if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liabilities on our existing debts, including contingent liabilities, as they become absolute and mature or (2) we could not pay our debts as they become due.

  On the basis of historical financial information, recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, we and each Subsidiary Guarantor believe that, after giving effect to the indebtedness incurred in connection with the Original Note Offering, we were not insolvent, did not have unreasonably small capital for the business in which we were engaged and had not incurred debts beyond our ability to pay debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or such Subsidiary Guarantor's conclusions.

We May Not Be Able to Make Required Payments Upon a Change of Control

  The Indenture provides that, upon the occurrence of a Change of Control, we will be required to make an offer to repurchase all of the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of their principal amount plus any accrued and unpaid interest and Liquidated Damages, to the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." If a Change of Control were to occur, it is unlikely that we would be able to repay all of our obligations, the Notes and any other indebtedness that may become payable in such event without refinancing our obligations. We may not be able to obtain any such financing on commercially reasonable terms, or at all, and consequently we cannot give any assurance that we would be able to repurchase any of the Notes upon a Change of Control.

There Is No Active Trading Market for the Notes

  No established trading market exists for the Notes. We do not intend to list the Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although DLJ has advised us that it currently intends to make a market in the Notes, DLJ is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by law. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

Risks Related to the "Year 2000" Issue

  Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results. We are in the process of assessing the readiness of our internal systems and our products for handling the Year 2000 issue. Our ongoing assessment includes identification of exposures, repair or replacement of deficient systems, testing, implementation and contingency planning. Based on the assessments performed to date, we believe that all of our critical internal systems are Year 2000 ready. We are continuing to monitor the Year 2000 readiness of our products, including our installed base of products. If it is ultimately determined that any of our installed base of products have Year 2000 readiness issues, we currently plan to offer to our customers upgrades for certain of such products. We are continuing to monitor our internal operations for Year 2000 readiness, including developing our contingency plan. To date, we have not incurred any material costs in connection with our assessment of our Year 2000 readiness. We do not believe that the costs of any actions required as a result of our assessment to date will have a material adverse effect on our business, operating results or financial condition. There can be no assurance, however, that we will successfully implement the correct solutions or that there will be no delay in or increased costs associated with our Year 2000 readiness. Our inability to successfully implement such changes could have a material adverse effect on our business, operating results or financial condition. In addition, there can be no assurance that our critical product and service providers, and their critical providers and so on, are or will become Year 2000 ready on a timely basis. The failure of such critical product and service providers and integrated information systems to be or become Year 2000 ready could have a material adverse effect on our business, operating results or financial condition. In addition, it is possible that our revenue may be adversely affected if current and prospective customers direct their spending resources away from purchasing our products over the next two years in order to correct or replace information systems which are not Year 2000 ready.

                                USE OF PROCEEDS

  DLJ will receive all of the net proceeds from the sales of the Notes offered by this prospectus. Accordingly, we will not receive any proceeds from sales of these Notes offered hereby.

                                 CAPITALIZATION

  The following table sets forth the capitalization of Phase Metrics as of December 31, 1998 (in thousands, except share data).

                                                              December 31, 1998
                                                              -----------------
Cash and cash equivalents....................................     $  24,714
                                                                  =========
Debt (including current portion):
 Senior Notes due 2005 ($110,000 principal amount)...........       105,487
 Convertible Subordinated Notes..............................         8,000
 Capital lease obligations...................................         3,144
                                                                  ---------
    Total debt (including current portion)...................       116,631
Series B redeemable preferred stock, $.0001 par value,
 3,857,280 shares authorized, issued and outstanding
 (liquidation preference of $11,328).........................        11,331
Series C redeemable preferred stock, $.0001 par value,
 7,610,000 shares authorized, issued and outstanding
 (liquidation preference of $38,050).........................        31,212
Stockholders' deficit:
 Series A preferred stock, $.0001 par value, 8,250,000 shares authorized, issued and outstanding (liquidation preference
  of $9,000).................................................             3
 Common stock, $.0001 par value, 70,000,000 shares
  authorized; 5,622,309 shares issued and outstanding........         6,498
 Retained deficit............................................      (103,298)
 Accumulated translation adjustments.........................          (360)
                                                                  ---------
    Total stockholders' deficit..............................       (97,157)
                                                                  ---------
      Total capitalization...................................     $  62,017
                                                                  =========

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the selected consolidated balance sheet data as of December 31, 1997 and 1998, are derived from Phase Metrics' audited Consolidated Financial Statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995, and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from Phase Metrics' audited Consolidated Financial Statements not included in this prospectus. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and Phase Metrics' Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

                                   Year Ended December 31,
                         ------------------------------------------------
                         1994(1)   1995(1)   1996(1)     1997      1998
                                (in thousands, except ratios)
Consolidated Statement
 of Operations Data:
 Net sales.............. $ 20,064  $116,894  $190,773  $184,660  $104,994
 Gross profit(2)........   10,099    52,128    86,912    83,366    11,826
 Operating expenses(3)..    8,530    40,161    98,332    81,131    64,215
 Income (loss) from
  operations............    1,569    11,967   (11,420)    2,235   (52,389)
 Interest expense.......      651     5,625     8,448    11,573    14,456
 Income (loss) before
  income taxes and
  extraordinary items...      943     6,193   (19,842)   (9,812)  (66,506)
 Income tax expense
  (benefit)(4)..........     (611)    1,524    (8,974)   (4,268)    9,000
 Income (loss) before
  extraordinary items...    1,554     4,669   (10,868)   (5,544)  (75,506)
 Extraordinary loss, net
  of income taxes.......       --        --    (1,122)       --    (1,345)
 Net income (loss)......    1,554     4,669   (11,990)   (5,544)  (76,851)
Other Data:
 Cash provided by (used
  for) operating
  activities............   (1,994)   18,300   (21,402)   (6,392)  (11,962)
 Cash provided by (used
  for) investing
  activities............  (22,266)  (11,102)  (40,885)  (17,169)   10,156
 Cash provided by (used
  for) financing
  activities............   24,455    (3,099)   60,008    23,883    23,478
 EBITDA(5)..............    2,782    27,864    21,533    24,107   (40,333)
 Depreciation,
  amortization and
  write-downs of
  intangible assets.....    1,213    15,897    32,953    21,872    12,056
 Acquisition of
  property, plant and
  equipment.............      293     9,135    24,564    17,091     1,492
 Ratio of earnings to
  fixed charges(6)......     1.0x      1.2x        --        --        --

                                          December 31,
                          ------------------------------------------------
                            1994      1995      1996      1997      1998
                                           (in thousands)
Consolidated Balance
 Sheet Data:
 Cash and cash
  equivalents............ $    917  $  5,016  $  2,737  $  2,977  $ 24,714
 Working capital.........  (15,616)   (5,774)   42,681    66,075    45,883
 Total assets............   49,609   119,896   154,013   154,730    96,115
 Long-term debt,
  including current
  portion................   28,200    30,239    96,020   121,057   116,631
 Redeemable preferred
  stock..................      314     3,314     6,314     9,237    42,543
 Stockholders' equity
  (deficit)(2)(3)(4).....     (310)    3,592    (9,031)  (17,873)  (97,157)

--------
(1) In November 1994, Phase Metrics acquired ProQuip and certain net assets of Cambrian. Between June 1995 and December 1996, Phase Metrics completed six additional acquisitions, including Helios in June 1995, ART in July 1995, certain net assets of Tahoe in July 1995, ABI in January 1996, SBM in December 1996 and a portion of the business of Kirell in December 1996. See Note 3 of Notes to Consolidated Financial Statements. Each of these acquisitions was accounted for as a purchase for financial reporting purposes, and, as a result, Phase Metrics' consolidated statements of operations include the operating results of ProQuip, Cambrian, Helios, ART, Tahoe, ABI, SBM and a portion of the business of Kirell from their respective acquisition dates.

(2) In connection with the negative impact on Phase Metrics' operations of the significant data storage industry downturn, for the year ended December 31, 1998, the Company recorded $19.8 million in charges to cost of sales to write down excess and obsolete inventory.

(3) Phase Metrics incurred $1.0 million of restructuring costs in 1994 in connection with the acquisitions of ProQuip and Cambrian, primarily related to the elimination of duplicate facilities and information systems. Phase Metrics incurred $4.2 million of restructuring costs in 1998, primarily related to employee severance costs and asset impairment resulting from workforce reductions and facility consolidations.

(4) In connection with the negative impact on Phase Metrics' operations of the significant data storage industry downturn, for the year ended December 31, 1998, Phase Metrics recorded $9.0 million of tax expense relating to the recording of a valuation allowance against its entire deferred tax asset balance. Prior to the Recapitalization (See "Certain Transactions-- Recapitalization"), Phase Metrics was an S Corporation for 1994 income tax purposes and, as such, taxable income and losses were passed on to the sole stockholder of Phase Metrics as cash distributions. Had Phase Metrics been a C corporation, assuming a combined statutory income tax rate of 41%, income tax expense would have been approximately $0.4 million for 1994. Phase Metrics has not declared or paid any cash dividends subsequent to its conversion to a C Corporation and does not anticipate paying any cash dividends in the foreseeable future. See "Certain Transactions."

(5) EBITDA represents income (loss) from operations before depreciation and amortization and write downs of intangibles. EBITDA is presented because management believes it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Phase Metrics understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(6) For purposes of determining this ratio, earnings consist of income (loss) before income taxes (benefit) and extraordinary items. Fixed charges consist of interest expense, a portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense) and dividends and related accretion for redemption value and dividends on preferred stock. For the years ended December 31, 1996, 1997 and 1998, earnings were inadequate to cover fixed charges by $24.8 million, $14.7 million and $69.8 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

  The Company was incorporated in 1989 as a specialized merchant supplier of production-test equipment for the data storage industry. From its inception to November 1994, the Company was primarily engaged in developing and selling its flying height tester systems to read/write head manufacturers. In order to expand its operations and capitalize on the growing demand for process and production-test equipment for the data storage industry, in November 1994 the Company completed the Recapitalization and commenced a series of acquisitions of other specialized suppliers of process and production-test equipment. In November 1994, the Company acquired ProQuip and Cambrian, suppliers of process and production-test equipment for disks and read/write heads. In June 1995, the Company acquired Helios, a supplier of servowriter and other related equipment used in the production of disk drives. In July 1995, the Company acquired both ART, a supplier of integrated automation systems for process and production-test equipment, and Tahoe, a developer of quasi-static MR head testers used for testing MR read/write heads. In January 1996, the Company acquired ABI, a supplier of air bearing spindles and other related components used in the Company's products and by others. In December 1996, the Company acquired SBM, a developer of spinstands and micropositioner equipment and technology used by data storage manufacturers, and in December 1996, the Company acquired a portion of the business of Kirell, a supplier of laser texturizers used in the production of disks. See "Certain Transactions -- Recapitalization."

  The Company accounted for each of its acquisitions as a purchase, and, as a result, the Company's consolidated statements of operations include the operating results of the acquired businesses from their respective dates of acquisition. In connection with certain of the acquisitions, the Company agreed to make earnout payments based on future sales of certain products acquired in the acquisitions. At December 31, 1998, future potential combined maximum earn-out payments in connection with such acquisitions are not expected to be material. Also, in connection with the acquisitions, the Company recorded capitalized intangible assets totaling $61.2 million. At December 31, 1998, capitalized intangible assets consist primarily of purchased technology and are being amortized over approximately three years from the respective acquisition dates. The net book value of such capitalized intangible assets was $1.4 million as of December 31, 1998.

  There are a relatively small number of data storage manufacturers throughout the world and the Company derives a significant portion of its net sales from a relatively small number of customers. The Company expects that its dependence on relatively few key customers will continue in the future. Approximately 45.0%, 51.0% and 50.0% of its net sales in 1996, 1997 and 1998, respectively, were derived from sales to its three largest customers in each of those periods. Even though the Company's customer mix will likely change from period to period in the future, Seagate, Komag, HMT, and Trace have historically accounted for a significant portion of its net sales. For 1996, 1997 and 1998, Seagate accounted for 19.0%, 18.0% and 17.1%, respectively, of net sales; Komag accounted for 14.5%, 15.9% and 4.8%, respectively, of net sales; HMT accounted for 5.2%, 17.1% and 16.3%, respectively, of net sales; and Trace accounted for 11.5%, 4.4% and 1.2%, respectively, of net sales. For 1998, Western Digital accounted for 16.6% of net sales. If net sales to these or any of its other significant customers were to decrease in any material amount in the future, the Company's business, operating results and financial condition would be materially adversely affected.

  The Company has no long-term contracts with its customers, and, in general, the Company's customers may cancel, change or reschedule their orders with limited or no penalty. The Company's customers often submit master purchase orders against which they release specific product orders from time to time, often with little lead time. Any cancellation, reduction, rescheduling or significant delay of anticipated or actual orders from significant customers could have a material adverse effect on the Company's business, operating results and financial condition. Each of the Company's customers has unique product specification requirements which requires the Company to provide semi-customized products. As a result, per unit sales prices for the Company's products will generally vary by customer and sales order. If production costs with respect to the customization work are underestimated, there could be an adverse impact on the Company's gross profits. In addition, the

Company's products often require post-installation, on-site customization and integration in order to tailor products to customer specifications. Revenue and corresponding expenses for significant post-installation services are recognized in the period such services are provided. Inaccurate estimation of such on-site service costs could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company derives its revenues primarily from sales of its process and production-test systems and upgrades and parts for such systems. The Company's products can generally be categorized into four principal areas: (1) disk (media) testing and processing, (2) read/write head testing, (3) disk drive processing and (4) automation. The Company derives a significant portion of its net sales from a relatively small number of products. In 1996, 1997 and 1998, the Company derived approximately 47.0%, 58.9% and 54.1% of its net sales, respectively, from sales of its media certifier products (excluding parts and service), with the MG250 series constituting a majority of the Company's media certifier sales over each of these periods. However, since its introduction in June 1997, sales of the Company's MC950 series media certifier products have become an increasingly higher percentage of its media certifier product sales. Moreover, the Company expects that net sales from its media certifier products, including its MG series and its MC series, will continue to account for a substantial portion of the Company's total net sales in the foreseeable future. Any significant reduction in demand for its media certifier products would have a material adverse effect on the Company's business, operating results and financial condition.

  The data storage industry in general has recently experienced significant weakness in demand for products, intense competition and pricing erosion, and overcapacity. Such adverse market conditions have resulted, and may in the future result in, the deferral or cancellation of orders for the Company's products. Delays or declines in orders for the Company's products have had a material adverse effect on the Company's operating results and financial condition over the last several quarters and fluctuations in demand for the Company's products is expected to continue through 1999. Under current or future market conditions, there can be no assurance that the Company's business will generate adequate cash flow or that any growth can be achieved. Because the Company must incur expenses and purchase inventory based on anticipated and actual customer orders, any significant delay, rescheduling or cancellation of such orders will have a material adverse effect on the Company's operating results. For example, during the second and third quarters of 1997, the Company increased its inventory substantially in anticipation of satisfying expected demand from three of the Company's largest customers. A significant portion of this anticipated demand has not materialized to date, due primarily to overcapacity of certain process and production-test equipment at these customers.

  As indicated above, the Company's business, operating results and financial condition have been adversely and materially affected by a downturn in the data storage industry and reduced or delayed capital equipment expenditures by data storage companies. In light of the continued downturn in the data storage industry, and the Company's expectation that the data storage industry's adverse market conditions will extend for the foreseeable future, on June 18, 1998, the Company implemented the June Restructuring which included a workforce reduction of approximately 115 employees, relocation and consolidation of much of its Concord, California operation to the Company's Fremont, California facility, and consolidation of its San Diego, California facility. In connection with the consolidation of the San Diego, California facility, the Company sold the real property, improvements, fixtures and office buildings (collectively, the "Property") for aggregate net proceeds of $11.9 million. In connection with the sale of the Property, the Company entered into a lease with the purchaser to lease back a portion of the Property. Due to the continued downturn in the data storage industry, the Company implemented the November Restructuring which included a workforce reduction of approximately 60 employees and a consolidation of facilities at the Company's Fremont, California location. While the Company believes its cost-cutting measures are appropriate given the Company's current and anticipated levels of net sales, there can be no assurance that such measures will be sufficient and that additional cost-cutting measures will not be necessary, or that the June Restructuring, the November Restructuring or future cost-cutting measures will not have a material adverse effect on the Company's ability to increase its net sales.

  In connection with the negative impact on the Company's operations of the significant data storage industry downturn, in 1998, the Company recorded $19.8 million in charges to cost of sales to write-off excess and obsolete inventory, $4.2 million in restructuring charges related to the June and November Restructurings, as well as $9.0 million of tax expense related to the recording of a valuation allowance against its entire net deferred tax asset balance.

  In August and September 1998 the Company sold 7,610,000 shares of Series C Preferred Stock for $4 per share. The proceeds of approximately $30.4 million were used to repay in full the Company's New Credit Facility and accrued interest totaling $7.1 million, with the remaining proceeds used for general operating purposes. The New Credit Facility was then terminated. As of the date of this prospectus, the Company has no revolving or other type of credit facility for working capital. See "Description of Capital Stock -- Series C Preferred Stock."

  The Company had net sales of $184.7 million for 1997 compared to $105.0 million for 1998. The Company had EBITDA (as described in Footnote 5 in "Selected Consolidated Financial Data") of $24.1 million for 1997 compared to $(40.3) million for 1998. Cash used for operating activities was $6.4 million for 1997 and $12.0 million for 1998. Period to period fluctuations in operations impacting these amounts were the net losses for 1997 and 1998, a decrease in amortization and write downs of intangible assets, a decrease in deferred income tax assets, a smaller increase period to period in accounts receivable, a decrease in 1998 inventories compared to an increase in 1997 and increases in 1998 income taxes receivable and accrued expenses compared to decreases in 1997. Cash used for operating activities decreased from $21.4 million in 1996 to $6.4 million in 1997 due to a smaller net loss, smaller increases year over year in deferred income taxes, inventories and income taxes receivable and a decrease in prepaid expenses and other assets, offset by decreases in depreciation, amortization and write-downs of intangible assets, purchased in-process research and development, an increase in accounts receivable and larger decreases year over year in accounts payable and customer deposits, accrued expenses and other liabilities. A net loss of $12.0 million in 1996 decreased to a net loss of $5.5 million in 1997 due primarily to decreases in amortization and write-downs of intangible assets and purchased in-process research and development expenses, partially offset by increases in research and development and interest expense.

  The Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Quarterly results in the future may fluctuate due to the factors discussed above or other factors.

Year 2000 Readiness

  Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results. We are in the process of assessing the readiness of our internal systems and our products for handling the Year 2000 issue. Our ongoing assessment includes identification of exposures, repair or replacement of deficient systems, testing, implementation and contingency planning. Based on the assessments performed to date, we believe that all of our critical internal systems are Year 2000 ready. We are continuing to monitor the Year 2000 readiness of our products, including our installed base of products. If it is ultimately determined that any of our installed base of products have Year 2000 readiness issues, we currently plan to offer to our customers upgrades for certain of such products. We are continuing to monitor our internal operations for Year 2000 readiness, including developing our contingency plan. To date, we have not incurred any material costs in connection with our assessment of our Year 2000 readiness. We do not believe that the costs of any actions required as a result of our assessment to date will have a material adverse effect on our business, operating results or financial condition. There can be no assurance, however, that we will successfully implement the correct solutions or that there will be no delay in or increased costs associated with our Year 2000 readiness. Our inability to successfully implement such changes could have a material adverse effect on our business, operating results or financial condition. In addition, there can be no assurance that our critical product and service providers, and their critical providers and so on, are or will become Year 2000 ready on a timely basis. The failure of such critical product and service providers and integrated information systems to be or become Year 2000 ready could have a material adverse effect on our business, operating results or financial condition. In addition, it is possible that our revenue may be adversely affected if current and prospective customers direct their spending resources away from purchasing our products over the next two years in order to correct or replace information systems which are not Year 2000 ready.

Results of Operations

  The following tables set forth for the periods indicated certain consolidated statement of operations data in dollars, as well as such data expressed as a percentage of net sales:

                                                  Year Ended December 31,
                                              ------------------------------
                                                1996       1997       1998
                                                    (in thousands)
Consolidated Statement of Operations Data:
Net sales.................................... $190,773   $184,660   $104,994
Cost of sales................................  103,861    101,294     93,168
                                              --------   --------   --------
 Gross profit................................   86,912     83,366     11,826
Operating expenses:
 Research and development....................   31,110     43,572     33,329
 Selling, general and administrative.........   24,631     22,968     17,370
 Amortization and write-downs of
  intangibles................................   28,656     14,591      3,460
 Settlement charge...........................       --         --      5,872
 Restructuring charge........................       --         --      4,184
 Purchased in-process research and
  development................................   13,935         --         --
                                              --------   --------   --------
Income (loss) from operations................  (11,420)     2,235    (52,389)
Interest expense.............................    8,448     11,573     14,456
Other (income) expense -- net................      (26)       474       (339)
                                              --------   --------   --------
Loss before income taxes and extraordinary
 items.......................................  (19,842)    (9,812)   (66,506)
Income tax (benefit) expense.................   (8,974)    (4,268)     9,000
                                              --------   --------   --------
Loss before extraordinary items..............  (10,868)    (5,544)   (75,506)
Extraordinary loss, net of income taxes......   (1,122)        --     (1,345)
                                              --------   --------   --------
Net loss..................................... $(11,990)  $ (5,544)  $(76,851)
                                              ========   ========   ========
Other Data:
Cash used for operating activities........... $(21,402)  $ (6,392)  $(11,962)
Cash provided by (used for) investing
 activities..................................  (40,885)   (17,169)    10,156
Cash provided by financing activities........   60,008     23,883     23,478
EBITDA(1)....................................   21,533     24,107    (40,333)
                                                  Year Ended December 31,
                                              ------------------------------
                                                1996       1997       1998
Consolidated Statement of Operations Data:
Net sales....................................    100.0 %    100.0 %    100.0 %
Cost of sales................................     54.4       54.9       88.7
                                              --------   --------   --------
 Gross profit................................     45.6       45.1       11.3
Operating expenses:
 Research and development....................     16.3       23.6       31.7
 Selling, general and administrative.........     12.9       12.4       16.5
 Amortization and write-downs of
  intangibles................................     15.0        7.9        3.3
 Settlement charge...........................       --         --        5.6
 Restructuring charge........................       --         --        4.0
 Purchased in-process research and
  development................................      7.3         --         --
                                              --------   --------   --------
Income (loss) from operations................     (5.9)       1.2      (49.8)
Interest expense.............................      4.4        6.3       13.8
Other (income) expense -- net................       --        0.3       (0.3)
                                              --------   --------   --------
Loss before income taxes and extraordinary
 items.......................................    (10.3)      (5.4)     (63.3)
Income tax (benefit) expense.................     (4.7)      (2.3)       8.6
                                              --------   --------   --------
Loss before extraordinary items..............     (5.6)      (3.1)     (71.9)
Extraordinary loss, net of income taxes......     (0.6)        --       (1.3)
                                              --------   --------   --------
Net loss.....................................     (6.2)      (3.1)     (73.2)
                                              ========   ========   ========
Other Data:
Cash used for operating activities...........    (11.2)%     (3.5)%    (11.4)%
Cash provided by (used for) investing
 activities..................................    (21.4)      (9.3)       9.7
Cash provided by financing activities........     31.5       12.9       22.4
EBITDA(1)....................................     11.3       13.1      (38.4)

----------
  (1) See "Selected Consolidated Financial Data" for definition of and caveats EBITDA.

 Net Sales

  Net sales consist primarily of revenue from sales of the Company's process and production-test equipment and, to a lesser extent, related upgrades, parts and services. Net sales decreased 43.2% from $184.7 million for 1997 to $105.0 million for 1998. This decrease was primarily due to decreased unit sales of the Company's products due to the adverse market conditions previously mentioned.

  Net sales decreased 3.2% from $190.8 million for 1996 to $184.7 million for 1997. This decrease was primarily due to decreased sales of the Company's servowriter and automation systems, which was partially offset by increased sales of media certification systems over these periods.

 Gross Profit

  Cost of sales includes material costs, direct labor and overhead costs related to the production and delivery of the Company's products, including warranty and other service costs. Gross profit decreased from $83.4 million for 1997 to $11.8 million for 1998. Gross profit as a percentage of net sales ("gross margin") decreased from 45.1% for 1997 to 11.3% for 1998. The decrease was primarily due to (1) lower gross profit on products shipped in connection with the Settlement Agreement discussed below, (2) two other customer contracts involving lower than average sales prices which also negatively impacted the Company's gross profit, (3) underutilization of manufacturing capacity, (4) higher costs resulting from lower production volumes, and (5) $19.8 million of inventory write-offs recorded in 1998 as a result of the downturn in the data storage industry and its impact on the Company's operations, partially offset by decreases in personnel costs as a result of workforce reductions in August 1997, and January, June and November 1998. See "Restructuring Charge" below.

  Gross profit decreased from $86.9 million for 1996 to $83.4 million for 1997. Gross margin decreased from 45.6% for 1996 to 45.1% for 1997.

  In April 1998, the Company entered into an agreement (the "Settlement Agreement") to reimburse a major customer for costs incurred in connection with the customer's cancellation of a contract with a third party to purchase upgrades to certain production test equipment originally purchased from the Company. The Company took this action to protect its intellectual property and preserve a valued customer relationship. The Company concluded that such actions were necessary in order to discourage further unauthorized use of its intellectual property in the future by this or other third parties. The Company recorded a $5.9 million charge to earnings in the second quarter of 1998 in connection with the Settlement Agreement. The Company is making the reimbursement provided for under the Settlement Agreement by providing a credit to the customer for products purchased by the customer. Products purchased under the Settlement Agreement are at favorable pricing which negatively impacted the Company's gross profit margin in 1998. Such negative impact is expected to continue in 1999.

  The Company is unable to control with any degree of certainty its product sales volume, linearity or mix from period to period and therefore the Company's gross margin in future periods may fluctuate from those achieved in past periods. In any period when the Company experiences an unfavorable product sales volume, linearity or mix and/or provides significant volume pricing discounts, the Company's gross margin may decrease.

 Research and Development Expense

  Research and development expense consists primarily of salaries and related costs of personnel and contract labor, project materials and other costs associated with the Company's ongoing research and product development. Research and development expense decreased from $43.6 million for 1997 to $33.3 million for 1998. Research and development expense as a percentage of net sales increased from 23.6% for 1997 to 31.7% for 1998. The percentage increase was primarily due to the decrease in net sales, partially offset by a decrease in personnel costs as a result of workforce reductions in August 1997, and January, June and November 1998. The Company anticipates that it will continue to devote a significant amount of financial resources to research and development for the foreseeable future.

  Research and development expense increased from $31.1 million for 1996 to $43.6 million for 1997. Research and development expense as a percentage of net sales increased from 16.3% for 1996 to 23.6% for 1997. This increase was primarily the result of increased purchases and use of project materials and increased personnel related to significant design improvements for existing products, and research and development related to new and next generation products.

  A significant amount of the increased research and development expenses and improvements in 1996 and 1997 include relatively significant development efforts related to one of the Company's media certifier products. The Company experienced more challenges than planned in developing this product due to its unique technical designs and capabilities.

 Selling, General and Administrative Expense

  Selling, general and administrative expense primarily consists of salaries and related personnel costs, including certain acquisition related earnout costs incurred in connection with certain of the Company's acquisitions. See
Note 11 of Notes to Consolidated Financial Statements. Selling, general and administrative expense decreased from $23.0 million for 1997 to $17.4 million for 1998. Selling, general and administrative expense as a percentage of net sales increased from 12.4% for 1997 to 16.5% for 1998. The percentage increase was primarily due to a decrease in net sales, partially offset by a decrease in personnel costs as a result of workforce reductions in August 1997, and January, June and November, 1998.

  Selling, general and administrative expense decreased from $24.6 million for 1996 to $23.0 million for 1997. Selling, general and administrative expense as a percentage of net sales decreased from 12.9% for 1996 to 12.4% for 1997. The decrease in absolute dollars was principally due to the payment of $1.5 million in special, one-time bonuses to certain senior executive officers of the Company in December 1996 and lower earnout costs of $2.0 million incurred for 1997 compared to $3.8 million for 1996, which were offset by increased personnel costs.

 Amortization and Write-Downs of Intangibles

  Amortization and write-downs of intangibles primarily consist of the amortization of intangible assets, including intangible assets acquired in connection with the acquisitions of ProQuip, Cambrian, Helios, ART and ABI (principally purchased technology and covenants not to compete) and write-downs related to the impairment of such assets. See Notes 1 and 3 of Notes to Consolidated Financial Statements.

  Amortization and write downs of intangible assets decreased from $14.6 million for 1997 to $3.5 million for 1998. This decrease was due to more intangible assets becoming fully amortized prior to or during 1998 as well as a write down to fair value of $2.0 million in 1997 related to impairment of certain intangible assets recorded in connection with one of the Company's acquisitions.

  Amortization and write-downs of intangibles decreased from $28.7 million for 1996 to $14.6 million for 1997. This decrease was the result of write-downs to fair value in 1996 related to impairment of certain intangible assets recorded in connection with the Company's acquisitions of ART and Cambrian, partially offset by write-downs to fair value in 1997, related to impairment of certain intangible assets recorded in connection with the Company's acquisition of ABI. Such impairments were generally the result of post-acquisition technological changes that were developed independent of purchased technologies causing a decline in the carrying values of such purchased technologies.

 Settlement Charge

  In connection with the Settlement Agreement, discussed under "Results of Operations -- Gross Profit," the Company recorded a $5.9 million charge to earnings in the second quarter of 1998.

 Restructuring Charge

  In 1998, the data storage industry in general, including many of the Company's customers, experienced significant weakness in demand for data storage products, intense competition, pricing erosion and overcapacity in manufacturing operations. Such adverse market conditions resulted in the rescheduling or cancellation of orders by several of the Company's major customers and had a material adverse effect on the Company's business, operating results and financial condition. In light of these circumstances, and the Company's expectation that the data storage industry's adverse market conditions will extend for the foreseeable future, on June 18, 1998, the Company implemented the June Restructuring, which included a workforce reduction of approximately 115 employees, relocation and consolidation of much of its Concord, California operation to the Company's Fremont, California facility, and consolidation of its San Diego, California facility.

  In the second quarter of 1998, the Company recorded a charge of $3.0 million related to the June Restructuring. The significant components of the restructuring charge were $0.9 million for employee severance costs, $2.0 million in impairment costs related to property, plant and equipment obsoleted due to restructuring activities, and $0.1 million of other costs.

  Due to the continued downturn in the data storage industry, the Company implemented the November Restructuring in November 1998, which included a workforce reduction of approximately 60 employees, and a consolidation of facilities at the Company's Fremont, California location.

  In the fourth quarter of 1998, the Company recorded a charge of $1.1 million related to the November Restructuring. The significant components of the restructuring charge were $0.3 million for employee severance costs and $0.6 million in impairment costs related to property, plant and equipment obsoleted due to restructuring activities and $0.2 million of other costs.

  As of December 31, 1998, $1.1 million had been paid and $0.4 million was recorded as an accrued liability for remaining severance and other costs related to the June and November restructurings. Relocation of the Concord operation, and consolidation of facilities at the Fremont and San Diego locations were complete as of December 31, 1998.

 Purchased In-Process Research and Development

  In connection with certain of the Company's acquisitions in 1996, the Company acquired research and development projects that had not reached technical feasibility and had no probable alternative future uses. The amount allocated to purchased in-process research and development for the acquisition of ABI was based on an independent third party valuation and was expensed as of the date of the acquisition. Purchased in-process research and development expense related to the Company's acquisition of ABI was $11.0 million for 1996. Purchased in-process research and development expense relating, in substantial part, to the Company's acquisition of ABI, SBM and a portion of the business of Kirell was $13.9 million for all of 1996. In 1996 and 1997, the Company incurred costs of approximately $1.9 million and $1.5 million, respectively, in connection with development of crash tolerant spindle technology which comprised the purchased in-process research and development project acquired in the ABI acquisition. In 1997 and 1998, the Company incurred costs of approximately $1.6 million and $0.5 million, respectively, in connection with development of spinstand technology which comprised the purchased in-process research and development projects acquired in the SBM acquisitions. In 1997, the Company incurred costs of approximately $1.0 million in connection with development of laser texturizer technology which comprised the purchased in-process research and development project acquired in the Kirell acquisition. The in-process research and development projects acquired in connection with the ABI and Kirell acquisitions were completed in 1997 and the in-process research and development project acquired in connection with the SBM acquisition was completed in 1998.

 Interest Expense

  Interest expense increased from $8.4 million for 1996 to $11.6 million for 1997 and to $14.5 million for 1998. These increases primarily reflect the increased debt levels outstanding and higher interest rates during the respective periods.

 Income Taxes

  Income tax expense (benefit) was $(9.0) million for 1996, $(4.3) million for 1997 and $9.0 million for 1998.

  For 1996 and 1997, the effective income tax rates differed from the applicable statutory rates due primarily to state income taxes and utilization of income tax credits available for research and development expenses. For 1998, the effective income tax rate differed from the applicable statutory rate due primarily to the valuation allowance against the Company's entire deferred tax asset balance. Such charge was taken due to uncertainty regarding realization of the deferred tax asset due to the significant loss incurred in 1998 and uncertainty regarding future taxable income.

 Extraordinary Items

  Extraordinary loss, net of income taxes, was $1.3 million for 1998, and consisted of the write-off of unamortized debt issuance costs in connection with the January and August 1998 repayments of debt outstanding under the Company's then-existing credit agreements.

  Extraordinary loss, net of income taxes, was $1.1 million for 1996, and consisted of the write-off of unamortized debt issuance costs in connection with the refinancing of the Company's then-existing credit agreements in January and December 1996.

 Cash Flow from Operating Activities

  Cash flow from operating activities is computed based on net income (loss) plus depreciation, amortization and write-downs of intangible assets, certain other non-cash charges, purchased in-process research and development costs and changes in certain assets and liabilities.

  Cash used for operating activities was $6.4 million for 1997 and $12.0 million for 1998. Period to period fluctuations in operations impacting these amounts were the net losses for 1997 and 1998, a decrease in amortization and write downs of intangible assets, a decrease in deferred income tax assets, a smaller increase period to period in accounts receivable, a decrease in 1998 inventories compared to an increase in 1997 and increases in 1998 income taxes receivable and accrued expenses compared to decreases in 1997.

  Cash used for operating activities decreased from $21.4 million in 1996 to $6.4 million in 1997 due to a smaller net loss, smaller increases year over year in deferred income taxes, inventories and income taxes receivable and a decrease in prepaid expenses and other assets, offset by decreases in depreciation, amortization and write-downs of intangible assets, purchased in-process research and development, an increase in accounts receivable and larger decreases year over year in accounts payable and customer deposits, accrued expenses and other liabilities.

 EBITDA

  EBITDA represents income (loss) from operations before depreciation and amortization and write-downs of intangible assets. EBITDA is presented because management believes EBITDA is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income
(loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

  The Company had EBITDA of $24.1 million for 1997 compared to $(40.3) million for 1998. This decrease was primarily due to decreased net sales, lower gross margins, the settlement charge and the restructuring charges, partially offset by decreases in research and development and selling, general and administrative expenses.

  EBITDA increased from $21.5 million for 1996 to $24.1 million for 1997. This increase resulted primarily from decreases in selling, general and administrative expenses and purchased in-process research and development partially offset by decreases in gross profit and increases in research and development.

Liquidity and Capital Resources

  The Company has financed its capital requirements through sales of Common and Preferred Stock, and borrowings under the Notes and subordinated, term and revolving credit facilities. The Company's principal sources of liquidity have been cash flow from operations and borrowing. The Company's principal requirements for cash are debt service requirements, capital expenditures and working capital.

  As of December 31, 1998, the Company's outstanding indebtedness included $105.5 million under the Notes, $8.0 million under its Convertible Subordinated Notes and $3.1 million of capital lease obligations. At December 31, 1998, the Company had $7.1 million of accrued interest on indebtedness outstanding on the Convertible Subordinated Notes. The Convertible Subordinated Notes (including all accrued interest thereon) are convertible into 5,142,720 shares of Common Stock at the option of the holders thereof and will automatically convert upon the consummation of an initial public offering of the Company's Common Stock. As of the date of this prospectus, the Company does not have a working capital credit facility in place. See "Description of Notes" and "Description of Indebtedness -- Convertible Subordinated Notes."

  The Notes and the related Indenture do not contain ongoing quarterly or annual financial covenant requirements but do contain customary covenants restricting the Company's ability to, among other things, incur additional indebtedness, create liens or other encumbrances, pay dividends or make other restricted payments, make investments, loans and guarantees or sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity.

  Cash provided by (used for) investing activities was $(17.2) million for 1997 and $10.2 million for 1998. In 1997, the amount consisted primarily of cash used in connection with purchases of property and equipment. In 1998, the amount consisted of proceeds from the sale of property, plant and equipment partially offset by cash used in connection with purchases of property, plant and equipment. Cash provided by financing activities was $23.9 million for 1997 and $23.5 million for 1998, and consisted primarily of revolving loan activity in 1997, while 1998 included the net proceeds from issuance of the Notes, net of repayment of borrowings under the Company's previous term notes and revolving loans, as well as the issuance of the Series C Preferred Stock. See "Description of Capital Stock--Series C Preferred Stock."

  The Company plans approximately $1.3 million in capital expenditures during the next 12 months. The Company has no material outstanding commitments with respect to such planned expenditures as of the date of this filing.

  The Non-Guarantor Subsidiaries have not guaranteed the Company's obligations under the Notes. As of and for the years ended December 31, 1997 and 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to the results of operations and assets of the Company on a consolidated basis, net of intercompany eliminations. See Note 14 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of the Company's consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, 0.4%, 1.6% and 10.1%, respectively, and as of and for the year ended December 31, 1998, were 6.7%, 0.5%, 11.1% and 0.0%, respectively. The financial statements of the Company's foreign subsidiaries are measured using the local currency as the functional currency. The Company has not historically experienced material gains or losses resulting from currency exchange rate fluctuations.

  Based on currently available information, and subject to the success of the Company's aggressive working capital and inventory management efforts, the Company believes that its available cash and cash generated from operations will be adequate to fund its operations for the foreseeable future, and for no less than the next 12 months. While operating activities may provide cash in certain periods, depending on the timing of any recovery in demand for the Company's products, the Company may require additional sources of financing. The Company may also from time to time consider additional acquisitions of complementary businesses, products or technologies, which may require additional financing. Additional sources of funding could include additional debt and/or equity financings. However, the Company continues to have limited capital resources and significant future obligations, including the Company's future principal and interest payments under the Notes. The existence of certain restrictive covenants in the Indenture for the Notes may inhibit the Company's ability to raise additional financing. There can be no assurance the Company will be able to obtain alternative sources of financing on favorable terms, if at all, at such time or times as the Company may require such capital. See "Risk Factors -- We Have a Substantial Amount of Indebtedness" and "Risk Factors -- We May Require Additional Capital to Fund Our Operations."

                                   BUSINESS

  The Company is a leading supplier of technologically advanced process and production-test equipment for the data storage industry. The Company's systems are used primarily by manufacturers of disk drives and disk drive components (disks and read/write heads) at critical stages of their production processes. The Company's systems, substantially all of which incorporate significant amounts of proprietary technology and are software intensive, include (1) media certifiers, burnishers, glide height testers and optical scanners which are used in the production of thin-film disks (media), (2) servowriters used in the production of disk drives and high capacity disk cartridges, (3) flying height testers and quasi-static magnetoresistive ("MR") head testers used in the production of read/write heads and (4) integrated automation systems for the disk drive, disk and read/write head test and manufacturing processes. The Company's production-test systems (e.g., media certifiers, glide testers, flying height testers and quasi-static MR head testers) are designed to provide in-line testing, measurement and analysis at critical steps in the manufacturing process, enabling manufacturers to detect defects, sort products by performance grade and make real-time process improvement decisions that can significantly impact product yields, time-to-market, profitability and return on investment. The Company's process systems (e.g., servowriters and disk burnishers) perform precise manufacturing process functions. Phase Metrics' customers include substantially all of the world's leading data storage companies.

Industry Background

  The increasing demand for process and production-test equipment for the data storage industry is driven by three primary factors: (1) the overall demand for disk drives and disk drive components; (2) rapid advances in data storage technology and (3) yield management challenges and margin pressure facing data storage manufacturers.

 Market for Process and Production-Test Equipment

  Major manufacturers of disk drives and disk drive components require a variety of high precision process and production-test equipment. These technologically advanced products combine significant amounts of software with high precision electro-mechanical componentry to provide real-time, high throughput processing and production management capabilities. Process equipment is used by manufacturers to perform manufacturing processes within increasingly precise tolerances enabling the production of higher performance data storage devices. Such process equipment includes servowriters for writing servo tracks on nearly completed disk drives and burnishers for removing bumps from the surface of a disk. Production-test equipment is used by manufacturers to perform precise inline testing, measurement and analysis throughout the manufacturing process enabling manufacturers to detect defects and make real-time production improvement decisions that can significantly impact customers' product yield and profitability. Production-test equipment is also used in research and development laboratories. Production-test equipment includes media certifiers to verify the magnetic integrity of a disk and an optical media scanner to verify the physical integrity of the disk surface, flying height testers to determine the height a head flies above a disk and quasi-static MR head testers to measure MR head characteristics.

  The process and production-test equipment market for the data storage industry is served by both merchant suppliers as well as the "captive" or internal departments of data storage companies that develop and manufacture process and production-test equipment for their own use. Historically, disk drive and disk drive component manufacturers developed much of their own process and production-test equipment internally and purchased a lesser amount of such equipment from merchant suppliers. As the production process becomes more complex and production capacity becomes more expensive to build and maintain, however, data storage manufacturers are focusing more on their own core competencies -- product design and production -- to remain competitive. This in turn has caused increasing reliance on merchant suppliers of process and production-test equipment. The enabling tools developed by such merchant suppliers allow disk drive and disk drive component manufacturers to incorporate more advanced production techniques into their manufacturing processes and more accurately measure the conformity of component parts of the disk drive to their specifications.

  The process and production-test equipment industry was characterized by a relatively fragmented group of specialized independent equipment suppliers. These suppliers often had limited technological competence and narrow product offerings. In addition, most of these specialized suppliers lacked the critical mass to support extensive research and development programs and world-wide customer service and support. As data storage manufacturers focus more on their own core competencies in an increasingly global marketplace they are increasingly seeking process and production-test capital equipment suppliers that can play a strategic role in their ongoing product development and manufacturing processes and at the same time provide world-wide service and support.

Competitive Strengths

  The Company believes that it possesses key competitive strengths that have enabled it to become the leading supplier of technologically advanced process and production-test equipment for the data storage industry. These competitive strengths include:

  Broad Product Line and Extensive Technology Base. The Company believes that it is a technological leader in designing, manufacturing and servicing process and production-test systems that perform critical applications throughout the disk drive and disk drive component production processes. These systems contain a significant amount of proprietary software, sophisticated electronics, and high precision mechanics. As evidence of its technological leadership, the Company believes it was the first to market with systems incorporating numerous important new technologies, including (1) in 1993, the first testing system capable of accurately measuring the flying height of a read/write head below one microinch; (2) in 1995, the first disk (media) certifier with integrated optical defect scanning and also the first certifier with digital glide certification; (3) in 1996, the first family of quasi-static MR head testers to address each stage of the manufacturing process for the rapidly growing MR head market; and (4) in 1997, the first disk drive servowriter to incorporate non-contact, laser positioning technology. The Company currently holds 48 patents in the United States, with an additional 62 patent applications pending in the United States. The Company also holds a number of foreign patents and has filed a number of foreign patent applications.

  Largest World-Wide Installed Base of Systems. Based in part on published industry data, the Company believes it has the largest world-wide installed base of process and production-test systems serving the data storage industry. The Company believes it will be able to leverage this installed base when a turnaround in the data storage industry occurs by selling these customers additional systems, as well as upgrades to existing systems to address rapidly changing industry requirements. The Company believes that such upgrades are becoming an increasingly important source of revenue for the Company.

  Focused Research and Development. In response to rapidly changing technical requirements in the data storage industry and to maintain its technological leadership, the Company is continually engaged in efforts to improve its systems and introduce innovative products and technologies. With approximately 140 engineers focused on research and development, the Company believes that it maintains the largest engineering group in the world focusing on technological solutions for data storage manufacturers. Moreover, in 1996, the Company formed an advanced research department focused exclusively on developing and procuring critical technologies for next-generation systems. In 1998, the Company invested approximately $33.3 million in its research and development efforts and expects to continue to devote significant resources toward maintaining its technological leadership.

  Extensive Global Infrastructure. In addition to its extensive sales and customer service and support infrastructure in the United States, since the beginning of 1996 the Company has established sales and customer service and support offices in Japan, South Korea, Singapore, Thailand and Malaysia. The Company believes that growth opportunities exist for sales of its systems to domestic and foreign-based customers for use in their manufacturing facilities located in Southeast Asia. Therefore, the Company currently has approximately 30 dedicated customer service and support engineers and technicians in Asia, which the Company believes is the largest foreign-based group of customer service and support personnel of any domestic supplier of process and production-test equipment to the data storage industry.

  Experienced Management Team With Significant Ownership. The Company's chairman and chief executive officer, John F. Schaefer joined the Company in November 1994. Working with Arthur J. Cormier, the founder and previous president of the Company, the Company assembled a group of experienced officers, middle managers and senior technologists. Mr. Cormier is currently serving as a director of and consultant to the Company. The Company's directors and officers and their respective affiliates beneficially owned approximately 89.4% of the Company's capital stock as of December 31, 1998.

  Demonstrated Ability to Integrate Acquisitions. In order to expand its operations and capitalize on the growing demand for process and production-test equipment for the data storage industry, since November 1994, the Company's management team has acquired seven specialized suppliers of process and production-test systems or technologies. The Company believes that it has successfully integrated each of these acquisitions into its operations.

Strategy

  The key elements of the Company's strategy are as follows:

  Maintain Leadership in Core Technologies. The Company intends to remain a technological leader in its markets by continuing to work with customers, academic institutions and independent third parties to identify emerging data storage technology trends early in the development process and contribute to the development of standards related to process and production-test for the data storage industry. Because the Company's systems are integral to its customers' manufacturing processes, the Company believes that it is well-positioned to utilize its research and development resources to partner with its customers in the development of next-generation products.

  Leverage Installed Base of Systems. The Company intends to leverage its installed base of systems by marketing new systems to existing customers and by continuing to develop and aggressively market system upgrade solutions in response to rapidly changing industry requirements. In addition, because data storage manufacturers are required to focus increasingly on their own core competencies, the Company believes that there is an opportunity to increase its sales by supplying certain process and production-test equipment to data storage manufacturers that currently develop such systems internally.

  Leverage and Expand Global Infrastructure. The Company believes that it will be able to leverage the significant investment it has made in establishing a sales and customer service and support infrastructure in Asia to capitalize on the increasing activity in the data storage industry in that region. As data storage manufacturers require equipment suppliers to support their increasingly global operations, the Company intends to continue to expand its world-wide service and support network.

  Pursue Complementary Acquisitions. As with many other industries, data storage manufacturers are increasingly attempting to rationalize their vendor bases. As a result, there has been an increasing trend toward consolidation of data storage equipment suppliers. The Company intends to continue to capitalize on this trend by completing complementary acquisitions of additional product lines, technologies and related businesses. The Company believes that its market leadership position and demonstrated ability to successfully integrate strategic acquisitions will continue to attract additional strategic opportunities.

Products

  The Company's process and production-test products are an integral part of the process of manufacturing disk drives, disks and read/write heads. The Company's products address the increasingly complex disk drive and disk drive component production processes and the constant pressure to improve manufacturing yields. The Company's products combine substantial proprietary technology, including extensive software, custom electronic componentry, micro-positioning systems, high-performance air bearing spindles, optical detectors, and various other internally designed probes required for detection and measurement, together with commercially available components such as high performance lasers, DC motors and optical encoders. The proprietary software incorporated into each of the Company's products enable real-time process and production-test capabilities without off-line processing. The Company believes that its proprietary software offers a competitive advantage due to its powerful signal processing and analysis capabilities, flexible user-interface, and adaptability to specific customer applications.

  The Company's products are categorized into four principal areas: (1) disk (media) process and production-test equipment; (2) read/write head production-test equipment; (3) disk drive process and production-test equipment; and (4) production automation equipment. The Company's products are predominantly used in an in-line production mode by the Company's customers. As such, the customers integrate the Company's products into their processes, using multiple variations of test protocols available on the systems. The Company's software facilitates this adaptation process and, accordingly, substantially all of the Company's products are semi-customized to satisfy each customer's unique product specifications and test requirements. The Company anticipates more extensive customization of its products in the future due to the increasing complexity of the technology and production processes for data storage devices. Therefore, the Company continually endeavors to enhance its products with new features and functionality. The Company has demonstrated the ability to provide required customizations and product upgrades in response to changes in data storage technology. With its substantial product development and research capability and commitment to maintaining close relationships with its customers, the Company believes it is well positioned to continue to provide cost-effective solutions to the rapidly changing data storage industry.

  The following tables include the Company's principal current products and products expected to be introduced during the first six months of 1999.

              Disk (Media) Process and Production-Test Equipment

           Product           Introduction Date          Applications
  -------------------------- ----------------- ------------------------------

  Media Certifiers
-----------------------------------------------------------------------------
  MG250                        February 1995   Burnishing (removes bumps and
  MC950                          June 1997     particles from the surface
  MG3500                       October 1998    of a finished disk)
  MG250APS                     January 1996
  MG250EPS                     January 1998    Optical Scanning ("APS" and
  MC950EPS                    September 1998   "EPS" Options optically scan
  MSA950                      September 1997   the surface of a finished disk
                                               for defects that could damage
                                               the glide head)

                                               Glide Certification (verifies
                                               that the surface of a finished
                                               disk does not have protrusions
                                               in excess of certain specified
                                               limits)

                                               Media Certification (verifies
                                               that data can be written and
                                               read from a finished disk
                                               within certain specifications)

  Optical Inspection Systems
-----------------------------------------------------------------------------
  PS5000                      September 1997   Optical Scanning (scans for
  PS5100                         June 1998     defects on disk substrates
                                               and/or finished disks)

  Media Balance Tester
-----------------------------------------------------------------------------
  MB1000                       November 1996   Media Balancing (verifies that
                                               disk substrates or finished
                                               disks are in balance within
                                               required specifications)

                         Head Production-Test Equipment

          Product          Introduction Date           Applications
  ------------------------ ----------------- --------------------------------
  Quasi-static MR Head
  Testers
-----------------------------------------------------------------------------
  MRH(HGA-level Tester)     September 1995   Quasi-static MR Testing
  MRW(Wafer-level Tester)   September 1996   (conducts critical tests at the
  MRS(Slider-level Tester)     June 1997     wafer, bar, slider or HGA level
  MRB(Bar-level Tester)     September 1997   of MR head production, including
  MRH-200                   September 1998   resistance, amplitude, asymmetry
  MRS-200                   September 1998   and stability tests)

  HGA Resonance Tester
-----------------------------------------------------------------------------
  HRT-1                        June 1994     Mechanical Resonance Testing
  HRT-2                       April 1999     (tests HGA for mechanical
                                             resonance characteristics within
                                             required specifications)

  Flying Height Testers
-----------------------------------------------------------------------------
  DFHT II                   September 1995   Flying Height Testing (measures
  DFHT III                   January 1998    head to disk spacing ("flying
  DFHT IV                    January 1999    height") under various dynamic
  FH3000                       June 1996     test conditions)
  FH4000                    September 1996

                Disk Drive Process and Production-Test Equipment

    Product    Introduction Date                 Applications
  ------------ ----------------- --------------------------------------------
  Servowriters
-----------------------------------------------------------------------------
  HS5100          March 1997     Servowriting Drives (establishes reference
  HS6100        September 1997   tracks on hard disk drives to provide
  HS7000        September 1997   track/head position information essential to
  HS7500        September 1998   operation)

                                 Servowriting Media (establishes reference tracks on high capacity removable storage devices (cartridges), both floppy and hard disk, to provide track/head position information essential to operation)



                        Production Automation Equipment

            Product           Introduction Date           Applications
  --------------------------- ----------------- -------------------------------
  Automation
-------------------------------------------------------------------------------
  Media Certifier Workcell       August 1995    Production Media Handling
  Optical Inspection Workcell   October 1997    (provides automated handling of
  Distributed Automation        November 1998   disks with certifiers, and
                                                sorts disks into grades
                                                according to test results)

 Disk (Media) Process and Production-Test Equipment

  The Company's disk-related test and certification products are used in-line to test, certify and sort disks. The Company believes that its disk-related products were used to test over half of the approximately 405 million disks produced worldwide in 1998. The Company's customers also use these products to provide quality control and to develop new products. The Company's two media certifier product series and its optical inspection product perform one or more of the following functions: (1) burnishing -- removing bumps and particles from the surface of a finished disk; (2) optical scanning -- optically scanning the surface of a finished disk for defects that could damage the glide head; (3) glide certification -- verifying that the surface of a finished disk does not have protrusions in excess of certain specified limits; and (4) media certification -- verifying that data can be written and read from a finished disk within certain specifications. The Company's disk-related automation products provide automated handling of disks with certifiers, and sort disks into grades according to test results. The Company's media balance tester verifies that disk substrates or finished disks are in balance within required specifications.

  Designed to provide maximum throughput in high-volume, tightly controlled disk manufacturing environments, the Company's disk-related products are selected by Phase Metrics' customers to improve product yield, quality, and production throughput. Based in part on published industry data, the Company believes it has the largest installed base worldwide of disk production-test equipment with approximately 4,000 stations.

  MG3500, MG250 and MG250EPS Media Certifiers. The MG product series certifies disks to ensure that their magnetic integrity and physical properties meet the stringent requirements of disk drive manufacturers. The single spindle, spiral-type MG certifier incorporates the following functions: burnishing, optical scanning (optional), glide testing, and certifying finished disks. The MG3500 offers an innovative MR-capable spiral certification approach, which provides high process throughput. This MR-capable product is designed to perform over a wide range of disk test conditions while operating at test frequencies up to 100 MHz with low-glide technology to accommodate high areal density media. The MG3500 features a user-friendly interface, a fully programmable analog channel, and automatic internal calibration algorithm. The MG3500 incorporates pre-glide optical scanning of the disk, which reduces operating costs by increasing the useful life of the glide head used in the test process.

  MC950 and MC950EPS Media Certifiers. The recently introduced MC950 product series also certifies disks to ensure that their magnetic integrity and physical properties meet the stringent requirements of disk drive manufacturers. The MC950 incorporates two spindles and provides the functionality provided by the MG250. However, the MC950 uses the classic step-and-repeat technology for media certification favored by certain major customers, as opposed to the spiral certification approach employed by the MG250. The MC950EPS will incorporate pre-glide optical scanning of the disk, which will reduce operating costs by increasing the useful life of the glide head used in the test process.

  PS5100 Disk Inspection System. The PS5100 is an optical scanning system that scans for defects on disk substrates and/or finished disks. The PS5100 stand-alone system is used by hard disk drive, substrate and media manufacturers for failure analysis in both engineering and production environments. An automated workcell configuration provides in-line inspection to allow substrate or finished disk manufacturers to control and improve key process steps producing up to 500 disks per hour and resulting in higher production yields, output and product quality. The PS5100 has industry leading submicron-level defect detection capability and features a spiral scanning technique for high throughput.

  MB1000 Media Balance Tester. The MB1000 verifies that disk substrates or finished disks are in balance within required specifications. Increasing rotation speeds used in high-end disk drives combined with more disks per drive has tended to cause an increased sensitivity to media balance. The MB1000, which incorporates an advanced air bearing spindle and a design that facilitates fast disk loading and alignment, provides rapid pass/fail testing for adjustable balance criteria. Testing may be performed at both substrate as well as finished disk levels.

 Head Production-Test Equipment

  The Company's head testing products are used by leading disk drive head manufacturers in the development, design and testing of their products to improve manufacturing yields, product performance and reliability. The Company estimates, based on industry sources, approximately 776 million HGAs (head gimbal assemblies) were shipped in 1998, all of which required multiple tests for critical performance characteristics. The majority of head tests are completed "in-line," or during the head manufacturing process, and are completed on 100% of the heads produced. The Company believes that it is well positioned to benefit from this growing market by providing the following head production-test equipment: (1) flying height testers -- which measure head flying heights under various dynamic test conditions; (2) quasi-static MR testers -- which conduct critical tests at the wafer, bar, slider or HGA level of MR head production, including resistance, amplitude, asymmetry and stability tests; and (3) HGA resonance testers -- which test HGAs for mechanical resonance characteristics within required specifications.

  The maximum possible hard disk drive storage capacity is a function of the signal to noise ratio provided by the read/write head and media combination. Since head output increases exponentially as a function of the spacing between the disk and head, head to disk spacing, i.e., flying height, is the most critical head/disk interface parameter related to higher drive capacity. Lower flying heads provide greater areal density by permitting higher tracks per inch (tpi) on the disk and greater bit per inch (bpi) on each track. In 1993, the Company established market leadership in measuring flying height by providing the first flying height tester to accurately measure below one microinch. The Company's flying height testers have maintained their market leadership position and become the industry standard by providing the best gauge repeatability and accuracy available.

  Quasi-static MR and MR-200 Series Head Testers. The Company's quasi-static MR head testers include MRW (wafer-level tester), MRB (bar-level tester), MRS (slider-level tester), and MRH (HGA-level tester). They are designed to provide fast, accurate and repeatable testing of MR heads at multiple locations in the manufacturing process from the wafer to HGA levels. With new product production yields often below 50% in the MR head manufacturing process, the ability to test MR elements early in the manufacturing process to identify nonconforming products can result in significant cost savings. In product development, quasi-static MR head testers also assist in the design improvement process.

  HRT Resonance Tester. The HRT is a tester used by read/write head and suspension manufacturers and disk drive manufacturers to check and analyze the mechanical resonance characteristics of HGAs within required specifications. The HRT is designed for testing resonant frequencies of the head suspension to facilitate improved access times, and is capable of measuring mechanical resonance in a wide range of suspension types and heads. The HRT's removable HGA mounting blocks simplify setup and facilitate high throughput operation.

  DFHT IV and FH3000 Flying Height Testers. The DFHT IV flying height tester is the recognized disk drive industry standard for flying height testing with what the Company believes is the largest installed base in the industry. Flying height requirements continue to be reduced which requires constant improvements in flying height measurement technology. Featuring the Company's patented dynamic interferometry technology, the DFHT IV provides accurate, repeatable and correlatable flying height test measurements of both MR and inductive heads below one microinch in both engineering and production applications. The DFHT IV product is used by read/write head manufacturers in HGA production and product development; hard disk drive manufacturers for research, product development and incoming quality assurance; media manufacturers to check glide head performance and special head manufacturers for product development and in-line testing in manufacturing.

  FH4000 Flying Height Tester. The FH4000 flying height tester utilizes the same technology as the DFHT IV with the addition of altitude chamber technology, which addresses the difficult task of measuring flying height at different atmospheric pressures to simulate altitude changes. Since altitude can have a significant effect on flying height, this critical product provides the Company's customers with a method of analyzing altitude effects on flying height.

 Disk Drive Process and Production-Test Equipment

  All hard disk drives and high capacity removable cartridges require servowriting, a process whereby precision servowriting equipment establishes reference tracks on disk drives to provide track/head position information essential to operation. Until servo tracks are written, hard disk drives and high capacity removable cartridges are not functional. Therefore, the servowriter is a critical in-line process tool for completing drives and cartridges. Historically, larger disk drive manufacturers produced their own servowriters due to the critical nature of this equipment and the lack of adequate outside sources for servowriting systems.

  As disk drive capacities continue to increase, the track density on disk drives also continues to increase. The Company's research and development efforts are designed to keep pace with this trend. Since servowriters represent a sizable capital investment for disk drive manufacturers, there is significant value placed on flexibility (ability to support multiple drive programs), and upgradeability (ability to change the core positioning technology to keep pace with increasing TPI requirements). The Company's family of hard disk drive servowriters provide industry leading capabilities in both of these areas. Servowriting is also a critical function in the manufacture of high-capacity floppy disks and high-capacity removable storage cartridges. The Company is the leading supplier of servowriters to manufacturers in this growing segment of the data storage market.

  HS5100 Servowriter. The HS5100 servowriter is designed for conventional hard disk drives. The HS5100 incorporates optical encoder based positioning to 15,000 tracks per inch for higher accuracy and increased reliability. The HS5100 is fully compatible with MR technology, utilizes a small footprint, minimizing cleanroom capital costs, and has been designed for high throughput and yield.

  HS6100 Servowriter. The HS6100 servowriter is designed for high capacity, removable-disk storage devices and single disk servowriting. The HS6100 combines the features of the HS5100 with an advanced air bearing spindle with rotating speeds up to 13,000 r.p.m. for high precision spinning of the disk during the servowriting operation. The HS6100 also employs customized fixturing for cartridges and disks to accommodate the various emerging standards in this growing segment of the data storage market.

  HS7000 and HS7500 Servowriters. The HS7000 servowriter is designed for conventional hard disk drives and is suited for very high track density servowriting up to 20,000 tracks per inch and servo operating frequencies up to 100 MHz. The HS7000 utilizes advanced laser diode detection and positioning technology with optical encoders. Incorporating recently introduced, non-contact, dual servo positioning systems to eliminate contact with the drive arm, this product has been designed for high throughput and product yield and, with the March 1998 introduction of the HS7500, the option to utilize the system outside the cleanroom environment. The HS7000 and HS7500 are fully compatible with MR head technology.

 Production Automation Equipment

  The Company's automation workcells are sold with the disk production-test equipment. Disk manufacturers demand automated handling of disks to meet requirements for throughput, quality control, cleanliness, and process feedback. The Company's workcells provide the disk manufacturers with the ability to automatically sort product (disks) by different performance criteria for their different customers. High throughput, flexibility, and statistical process control features combine to provide low overall costs and high quality control.

  Media Certifier Workcell. These automated disk handling systems offer seamless workcell integration of the Company's MG3500 and MC950 disk test products. With advanced disk handling tools and process management and control software, the Company's media test workcells have the highest manufacturing throughput available. Although workcell output is a function of the product being tested and the test set-up file being used, typical MC950 and MG3500 workcells can test and sort between 3,500 and 5,000 disks per day.

  Optical Inspection Workcell. The Optical Inspection Workcell incorporates most of the certifier workcell technology, but involves different mechanical interfaces (end effectors) and software to facilitate optical testing versus certification. Throughput levels of up to 500 disks per hour are achievable.

Customers, Marketing and Sales

  The Company sells its products to virtually every major disk drive, disk and read/write head manufacturer in the world. The following table sets forth certain of the Company's customers during the past two years:

Disk Drive Systems               Disk Systems                 Read/Write Head Systems               Automation
------------------               ------------                 -----------------------               ----------
Fuji Photo Film            HMT Technology Corporation       Applied Magnetics Corporation     HMT Technology
 Company, Ltd.             HOYA Corporation                 DAS Devices                       Corporation
Iomega Corporation         Komag, Incorporated              Fujitsu Limited                   HOYA Corporation
Sony Corporation           MaxMedia Division,               Headway                           Seagate Technology, Inc.
NEC Corporation            Hyundai Electronics America      International Business            Trace Storage Technology
Samsung Electronics        Seagate Technology, Inc.          Machines Corporation              USA Corporation
Company, Ltd.              Trace Storage Technology         Mitsumi Electronic Co., Ltd.      Western Digital Corporation
                            USA Corporation                 Quantum Corporation
                           Western Digital Corporation      Read-Rite Corporation
                                                            SAE Magnetics (H.K.) Ltd.

  There are a relatively small number of data storage manufacturers throughout the world and the Company derives a significant portion of its net sales from a relatively small number of customers. The Company expects that its dependence on relatively few key customers will continue in the future. Approximately 45.0%, 51.0% and 50.0% of the Company's net sales in 1996, 1997 and 1998, respectively, were derived from sales to its three largest customers in each of those periods. Even though the Company's customer mix will likely change from period to period in the future, Seagate, Komag, HMT and Trace have historically accounted for a significant portion of its net sales. For 1996, 1997 and 1998, Seagate accounted for 19.0%, 18.0% and 17.1%, respectively, of net sales; Komag accounted for 14.5%, 15.9% and 4.8%, respectively, of net sales; HMT accounted for 5.2%, 17.1% and 16.3%, respectively, of net sales; and Trace accounted for 11.5%, 4.4% and 1.2%, respectively, of net sales. For 1998, Western Digital Corporation accounted for 16.6% of net sales. If net sales to these or any of its other significant customers were to decrease in any material amount in the future, the Company's business, operating results and financial condition would be materially adversely affected.

  A substantial majority of the Company's sales are repeat sales to long-standing customers in the data storage industry. Usually, multiple units are purchased with automation as a customer either completes a major fabrication facility or upgrades an existing installed base of the Company's products. In most instances, the decision to purchase the Company's products is based on the customers' comparisons of multiple performance measures, including specifications, throughput, product yield, compatibility to the existing installed base and overall cost of the Company's product in the process. The purchases often involve large purchase orders, against which the customers authorize shipment releases. The substantial majority of the Company's machines sell for between $100,000 and $200,000 per unit, with an average per unit price of approximately $130,000. Products are often purchased in multiple units with automation, known as work cells.

  The Company has no long-term contracts with any of its customers. The Company's customers often submit master purchase orders against which they "release" specific product orders from time to time, often with little lead time. Any cancellation, reduction, rescheduling or significant delay of orders from significant customers could have a material adverse effect on the Company's business, operating results and financial condition. Each of the Company's customers has some unique product specification requirements which requires the Company to provide semi-customized products. As a result, per unit sales prices for the Company's products will generally vary by customer and sales order. If development or service costs with respect to the customization work are underestimated, there could be an adverse impact on the Company's gross profits. In addition, the Company's products often require post-installation, on-site customization and integration in order to tailor products to customer specifications. Revenue and corresponding expenses for such post-installation services is recognized in the period such services are provided. Inaccurate estimation of such on-site service costs could have a material adverse impact on the Company's business, operating results and financial condition.

  The Company sells its products primarily through its direct sales force. The sales process for the Company's systems focuses on responding to each customer's specific needs. As a result, the selling process for the Company's products is often a multi-level, long-term process involving individuals from marketing, engineering, operations, customer service and senior management. The Company's other sales and marketing activities include participating in trade shows, publishing articles in trade journals, presenting at technical meetings and conferences, participating in industry trade groups and consortiums and distributing promotional literature.

  In 1996, 1997 and 1998, the Company's export sales to unaffiliated customers constituted approximately 57.0%, 49.0% and 49.0%, respectively, of net sales for such periods. The export sales were primarily to domestic data storage companies with major production facilities located in Singapore, Malaysia and other parts of Asia. Even though the Company exports a majority of its products, the purchasing decision for such sales is usually made by purchasing personnel located in the United States. The Company's direct sales staff focuses on these types of sales as well as all of the Company's sales in the United States. In Japan, Southeast Asia, China and South Korea, the Company sells its products directly through its wholly-owned subsidiaries. The Company expects that export sales will continue to represent a significant portion of its net sales in the foreseeable future. See "Risk Factors -- Our International Operations are Subject to Inherent Risks."

Customer Service and Support

  As of February 28, 1999, the Company had a world-wide customer service and support staff of 54 persons, consisting of applications engineers, service engineers and technicians. The Company believes that providing highly responsive, uninterrupted, world-wide customer service and support is essential to providing value-added solutions for its customers. The Company's commitment to world-wide customer support and service is evidenced by its sales and customer support offices in South Korea, Japan, Singapore, Malaysia and Thailand.

  The Company has structured its direct service and support operations into distinct service units based on its product lines. Each of these units offers product installation, on-going process support, emergency system repair, internal training programs, external customer training, documentation and formation of customer user groups. In general, the Company provides a 90-day to one-year warranty on all equipment it sells, depending on the sales contract and geographic location of the sale.

Backlog

  The Company's sales have historically been made pursuant to purchase orders rather than long-term contracts. These purchase orders are generally subject to cancellation, modification, quantity reductions or rescheduling on short notice and with little or no penalty. Certain of the Company's customers have recently begun to submit master purchase orders to the Company against which they "release" specific product orders from time to time, often with little lead time between the order date and the expected shipment date. The Company's backlog of purchase orders requesting delivery in the following quarter was approximately $4.6 million as of February 28, 1999. The Company does not believe its backlog as of any particular date is indicative of sales or operating results for any future period.

Competition

  The disk drive process and production-test equipment industry is highly competitive. The Company believes that the most important competitive factors in its industry are technological innovation; equipment reliability, throughput and uptime; customer service and support and cost of ownership. The Company believes it competes favorably with respect to each of these factors. In each of the Company's product lines, the Company faces substantial competition from established merchant suppliers of process and production-test equipment, some of which have greater financial, engineering, manufacturing, research and development and marketing resources than the Company. For example, the Company faces competition from Zyratex, General Disk and Hitachi DECO for servowriters; Hitachi DECO and Sony Techtronics for disk certifiers; Integral Solutions International for quasi-static MR head testers; Koyo Precision Instruments, Inc. and Zygo Corporation for flying height testers and Technistar for automation technology. Historically, there has also been competition from entrepreneurs with focused market knowledge and new technology. The Company also experiences competition world-wide from Hitachi DECO, a large, full-line manufacturer of process and production-test equipment. Hitachi DECO, a subsidiary of Hitachi, Limited, has substantially greater financial, technical, marketing, manufacturing, research and development and other resources than the Company. The Company also experiences competition from other full-line and partial-line manufacturers of process and production-test equipment. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products that will offer price or performance features superior to the Company's products or that new competitors will not enter the Company's markets.

  Many of the Company's competitors are investing heavily in the development of new and enhanced products aimed at applications currently addressed by the Company's products. The Company expects its competitors to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions which can adversely affect operating results. The Company will be required to make a continued high level of investment in product development and research, sales and marketing and ongoing customer service and support to remain competitive. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to achieve the technological advances necessary to maintain its competitive position.

  The Company believes that its future success will be dependent, in part, upon its ability to compete successfully in the Japanese, South Korean and Southeast Asian markets. The Company's largest competitor, Hitachi DECO, is headquartered in Japan which gives it a competitive advantage over the Company in that market to the extent buying decisions are influenced by its local presence. In addition, the Company's ability to compete in Japan, South Korea and Southeast Asia in the future is dependent upon continuing free trade between these countries and the United States, the continuing ability of the Company to develop in a timely manner products that meet the technical requirements of its foreign customers and the continuing ability of the Company to develop and maintain satisfactory relationships with leading companies in the data storage industry in these areas. Moreover, the Company's sales in these areas will be affected by the overall economies of Japan, South Korea and Southeast Asia.

  In addition to the competition the Company faces from other merchant manufacturers of process and production-test equipment, most of the Company's customers develop at least a portion of their own process and production-test equipment needs internally, especially servowriters and read/write head test equipment. Accordingly, the Company must compete against the internal development efforts of this captive market. Manufacturers within this captive market are often reluctant to change their production lines to incorporate merchant supplied process and production-test technology. Moreover, it is possible that with the rapid changes in data storage technology, the development of new process and production-test equipment will be so closely linked to the Company's customers' product development cycles that certain customers and potential customers will find it more efficient to fulfill their own process and production-testing equipment needs internally, thereby placing the Company at a competitive disadvantage.

Research and Development

  The market for process and production-test equipment is characterized by rapid technological changes and product innovation. The Company continually endeavors to understand how changing data storage technology will impact its customers' requirements for process and production-test equipment in the future. The Company encourages its customers to work closely with its product development and research personnel during the development cycle of new and enhanced data storage products. In 1996, the Company formed an advanced research department which is responsible for working with the Company's customers, academic institutions and independent third parties to (1) identify emerging data storage technology trends early in the development process, (2) identify and develop new core technologies for the Company's systems and (3) contribute to the development of process and production-test standards for the data storage industry. The Company believes that continued and timely development of new products and enhancements to its existing products are necessary to maintain its competitive position. As of February 28, 1999 the Company employed a total of approximately 140 degreed engineers focused on product development and research. Research and development expenses were approximately $31.1 million, $43.6 million and $33.3 million for 1996, 1997 and 1998, respectively. The Company anticipates that it will continue to devote a significant amount of financial resources to product development and research for the foreseeable future.

Manufacturing

  The Company conducts its manufacturing activities at its facilities in San Diego, Fremont and Hayward, California. The Company's principal manufacturing activities consist of quality assurance and assembling of components designed and developed by the Company as well as other components and subassemblies which are acquired from third party suppliers and then integrated into the Company's finished products. Most of these components, including substantially all of the electronic circuit boards and optical componentry incorporated into the Company's systems, are made to the Company's exacting specifications.

  The Company's manufacturing strategy is to produce high precision, technologically advanced, reliable products and replacement parts. To achieve these goals, the Company must continually adjust to changes in technology. As a result, the Company focuses on the engineering/manufacturing interface in its product development efforts. The Company also continuously seeks to improve its materials procurement and control processes to increase throughput and reduce inventory levels. The Company enhanced its fully integrated computer system for all materials procurement and control functions. The Company also continues to consolidate its supplier base and increase its utilization of third-party outsourcing arrangements for certain subassembly and performance test functions. Such outsourcing arrangements provide for just-in-time delivery when possible.

  In order to meet customer delivery requirements, the Company is working to reduce the time required to manufacture its products. However, due to periodic increases in the Company's backlog, technological advances that must be incorporated into the Company's products, customization issues and other reasons, the average time between order and shipment of the Company's products may increase in the future. The Company's ability to quickly increase its manufacturing capacity could be limited given (1) the complexity of the manufacturing process, especially if the Company is partially customizing its products to its customers' specifications; (2) the lengthy lead times necessary to obtain critical components and (3) the need for highly skilled personnel.

  In certain instances the Company relies on a single source or a limited group of suppliers for certain components and subassemblies used in its products. Although the Company seeks to reduce its dependence on sole and limited source suppliers, the partial or complete loss of these sources could have a material adverse effect on the Company's results of operations and damage customer relationships due to the complexity of the products they supply and the significant amount of time required to qualify new suppliers. In addition, long lead times are often required to obtain critical components and subassemblies used in certain of the Company's products from these and other suppliers which could impede the Company's ability to quickly respond to changes in demand and product specifications.

Intellectual Property and Proprietary Rights

  The Company believes that due to the rapid pace of innovation within the data storage industry in general, the Company's protection of patent and other intellectual property rights is less important than factors such as its technological expertise, product innovation, the Company's installed base, the marketing ability of its sales force and the ability to provide world-wide support and service to its customers. The Company does attempt, however, to protect its intellectual property rights through patents, copyrights, trade secrets and other measures.

  The Company currently holds 48 United States patents and has applied for 62 additional patents in the United States. The Company also holds a number of foreign patents and has filed a number of foreign patent applications. No assurance can be given that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology. Moreover, there can be no assurance that any patent owned by the Company will not be invalidated, deemed unenforceable, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with claims of the scope sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company. In addition, there can be no assurance that foreign intellectual property laws or the Company's agreements will protect the Company's intellectual property rights in any foreign country. Any failure to protect the Company's intellectual property rights could have a material adverse effect upon the Company's business, operating results and financial condition.

  Although the Company does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurance that infringement claims will not be asserted against the Company in the future. Any such claims, with or without merit, could divert the attention of management, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. If infringement were established, the Company could be required to pay damages or be enjoined from making, using or selling the infringing product. Likewise, there can be no assurance that a third party's product, if infringing on the Company's proprietary rights, may be prevented from doing so without litigation. Any of the foregoing could have a material adverse effect upon the Company's business, operating results and financial condition.

  The Company requires each of its employees to enter into a proprietary rights and non-disclosure agreement in which the employee agrees to maintain the confidentiality of all proprietary information of the Company and, subject to certain exceptions, to assign to the Company all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, the Company regularly enters into non-disclosure agreements with third parties, such as consultants, potential joint venture partners and customers. In spite of these precautions, it may be possible for third parties to copy, develop or otherwise obtain and use the Company's proprietary technology without authorization or to develop similar technology independently.

Employees

  As of February 28, 1999, the Company had 397 full-time employees, including 141 in product development and research, 123 in manufacturing, 29 in sales and marketing, 54 in service and support, and 50 in finance, information systems and administration activities. Many of the Company's employees have specialized skills of significant value to the Company, and the Company's future success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, financial and marketing personnel, who are in great demand. The Company believes that attracting and motivating skilled technical personnel is vital to its success and there can be no assurance that the Company will be successful in retaining or recruiting these and other key personnel. No employee is represented by a union or covered by a collective bargaining agreement, and the Company has not had a work stoppage or strike. The Company considers its employee relations to be good.

Properties

  The Company leases buildings with a total of approximately 41,000 square feet in San Diego, California under a lease expiring in December, 2001; three buildings with a total of 175,000 square feet under leases expiring in November and December 2000 and August 2003 in Fremont, California; one building with a total of 16,000 square feet under a lease expiring in May 1999 in Concord, California; and a 12,000 square foot building under a month-to-month lease in Hayward, California. The Company conducts manufacturing and research and development at all of these sites except Concord (research and development only), and also has service and support capabilities at each of these locations, except Hayward. The Company's domestic sales and marketing functions are headquartered in its Fremont and San Diego facilities. For its Pacific Rim operations, the Company also leases 1,900 square feet in Tokyo, Japan; 2,700 square feet in AnSen City, South Korea; 5,000 square feet in Singapore; 800 square feet in Thailand and 500 square feet in Malaysia. These facilities are primarily used as technical, applications, and sales and service support centers for the Company's Pacific Rim customers. The Company believes that its facilities are adequate for its current level of business and does not anticipate any material difficulty in renewing any of its leases as they expire or securing replacement facilities, in each case on commercially reasonable terms.

Legal Proceedings

  On May 4, 1998, the Company filed suit against Vlad Pogrebinsky, Igor Iosilevsky, Thomas Tucker, Jonathan Nguyen and Magnetic Recording Solutions, Inc. alleging misappropriation of trade secrets, breach of contract, copyright infringement, interference with prospective advantage and unfair competition. (Phase Metrics, Inc. v. Magnetic Recording Solutions et. al.) The case was filed in the U.S. District Court in the Northern District of California. The individual defendants are former employees of the Company. Among other things, the Company seeks damages and injunctive relief for the misappropriation and use of its trade secrets and confidential information and for unauthorized copying and use of its copyrighted computer software. On July 29, 1998, the defendants in the case filed counterclaims against the Company and its president and chief executive officer alleging intentional and negligent interference with contractual relations, intentional and negligent interference with prospective business advantage, trade libel, slander per se, intentional and negligent infliction of emotional distress, unfair competition, attempted monopolization, monopolization, and unfair practices in violation of California Business and Professions Code Section 17000, et. seq. The counterclaim seeks injunctive relief and damages in an unspecified amount. The court has stayed the claims in the counterclaim which allege antitrust violations, in response to a motion to bifurcate and stay brought by the Company. The Company believes it has valid defenses to the counterclaims brought by the defendants in this case and intends to vigorously defend such counterclaims.

  On March 16, 1999, the court granted the Company's motion for a preliminary injunction and enjoined the defendants from further marketing or selling the infringing products and any derivative products thereof and from continuing to use the Company's copyrighted and trade secret technology. On March 22, 1999, the court held a hearing regarding the precise terms of the injunction and the appropriate level of a bond.

  The Company is also subject to various other legal matters in the normal course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these other matters will not have a material adverse effect on its business, operating results or financial condition.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

  Set forth below is certain information regarding the directors and executive officers of the Company as of February 28, 1999.

      Name                  Age                     Position
John F. Schaefer............56  Chairman of the Board, President and Chief
                                Executive Officer

David L. Bultman............51  Executive Vice President, General Manager,
                                Disk Drive and Media Products

Wayne G. Erickson...........41  Vice President, Sales and Marketing, Head
                                Products and Vice President,
                                Corporate Business Development

Dr. Michael R. Madden.......56  Vice President, Operations, Head Products

Ronald Y. Miyahara..........49  Vice President and General Manager, Asia
                                Operations

Albertus H. Munnikhuis......47  Vice President, Sales and Marketing, Disk Drive
                                and Media Products

Dr. Jun Zhu.................32  Vice President, Head Product Development

Michael G. Rogowski.........45  Vice President, Operations, Disk Drive and
                                Media Products

Brad LaLuzerne..............38  Vice President, Finance, Chief Financial Officer
                                and Assistant Secretary

Arthur J. Cormier(1)........41  Director

Thompson Dean(1)(2).........40  Director

Robert Finzi(1)(2)..........45  Director

Dr. Gilbert F. Amelio(1)....55  Director

William E. Terry(2).........65  Director

Andrew T. Sheehan...........40  Director

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

    John F. Schaefer has been Chairman of the Board and Chief Executive Officer since November 1994 and President since February 1997. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer and Director of McGaw Incorporated, a provider of intravenous products and devices. From 1989 to 1991, Mr. Schaefer was President, Chief Executive Officer and Director of Levolor Corporation ("Levolor"), a manufacturer of window blinds and similar products. Prior to joining Levolor in 1989, Mr. Schaefer was employed by Baker Hughes, Inc., where he was President of the Process Equipment Group, Executive Vice President of the Corporation, and a Director.

    David L. Bultman became Executive Vice President, General Manager, Disk Drive and Media Products in June 1998. Mr. Bultman was Vice President, Product Development, Disk Drive and Media Products from July 1996 to June 1998. From December 1994 to July 1996, Mr. Bultman was employed by Storage Dimensions, Inc., serving as Senior Vice President, Engineering. From November 1993 to October 1994, Mr. Bultman was Vice President, Engineering at DKI. Prior to joining DKI, Mr. Bultman was Vice President, Engineering at Ministor Peripherals.

  Wayne G. Erickson became Vice President, Sales and Marketing, Head Products and Vice President, Corporate Business Development in June 1998. Mr. Erickson was Vice President Sales and Marketing from November 1992 until June 1998. From January 1985 to November 1992, Mr. Erickson was employed by Quantum/Plus Development Corporation ("Quantum"), a leading supplier of read/write head systems, serving as OEM Marketing Manager, Product Line Manager and National Sales Manager, Retail Channels. Prior to joining Quantum, Mr. Erickson was Engineer and Program Manager at Shugart Corporation.

  Dr. Michael R. Madden has been Vice President, Operations, Head Products since February 1995 and was promoted to Vice President, Technology Transfer in June 1995. Prior to February 1995, Dr. Madden managed the High Reliability Products Division of UDT Sensors, Inc. He also served as Vice President, Research Development, for Advanced Photonix, Inc. From 1977 to 1987, Dr. Madden was the Chief Executive Officer of Centronics Electro-Optics, Inc. and Silicon Detector Corporation.

  Ronald Y. Miyahara has been Vice President and General Manager, Asia Operations for the Company since November 1995, having previously served as Vice President, Operations from November 1994 through October 1995. Mr. Miyahara previously served as President of ProQuip, Inc., a supplier of advanced process and production-test equipment for disk manufacturers, which the Company acquired in November 1994. Prior to the acquisition, Mr. Miyahara served in various positions at ProQuip, Inc., including President and General Manager from 1991 to 1994, Vice President of Operations from 1989 to 1991, and Chief Financial Officer from 1984 to 1991.

  Bert Munnikhuis became Vice President, Sales and Marketing, Disk Drive and Media Products in June 1998. He has been Senior Director of Media Products, Sales & Marketing, since January 1997 and was Director, Media Products, Sales and Marketing, from November 1994. Mr. Munnikhuis previously served in various positions including Vice President of Marketing and Sales at Cambrian Systems, Inc. from 1986 to 1994.

  Brad LaLuzerne became Vice President, Finance and Chief Financial Officer in June 1998. Prior to that, Mr. LaLuzerne held the Controller and other positions in the Fremont operation from March 1996 to June 1998. Between June 1984 and March 1996, Mr. LaLuzerne held various positions at Harnischfeger Industries, Inc., including Division Controller.

  Dr. Jun Zhu became Vice President, Head Product Development in June 1998. Dr. Zhu was Director, Quasistatic Products from June 1997 until June 1998. From September 1996 to June 1997, he was a project manager for the Company. From June 1993 to September 1996, Dr. Zhu was employed by Read-Rite Corporation in various engineering capacities.

  Michael G. Rogowski has been Vice President, Operations, Disk Drive and Media Products since June 1998 and was Vice President of Customer Engineering from November 1994 to June 1998. Prior to joining the Company, Mr. Rogowski was Vice President of Manufacturing/Test Engineering for Cambrian Systems, Inc., a supplier of advanced process and production-test equipment for disk and read/write head manufacturers, which the Company acquired in November 1994. From 1992 to 1994, Mr. Rogowski was the Director of Test Engineering at Akashic Memories. Between 1979 and 1992, Mr. Rogowski held various positions in engineering and management in the Mechanical Integration, Test Equipment Development, and Manufacturing Test Engineering organizations within IBM Corporation.

  Arthur J. Cormier has been a consultant to the Company since February 1997. Mr. Cormier founded the Company and has served as a Director since the Company's inception in 1989. He served as President and Chief Operating Officer of the Company since its inception until February 1997. He held the position of Chief Executive Officer until the Company's recapitalization in November 1994. From 1987 to 1989, Mr. Cormier was Applications Engineer for National Micronetics Incorporated. Prior to joining National Micronetics, Mr. Cormier was employed by Eastman Kodak Company from 1985 to 1987, where he was an Engineering Program Manager.

  Thompson Dean has been a Director of the Company since November 1994. Since January 1997, Mr. Dean has been Managing Partner of DLJ Merchant Banking, Inc., an affiliate of DLJ. Prior to that Mr. Dean had been a Managing Director of DLJ Merchant Banking, Inc. since May 1992. Prior to that time, Mr. Dean served as a Managing Director of DLJ, and was employed by that firm in various capacities from September 1988 until September 1992.

  Robert Finzi has been a Director of the Company since November 1994. Since May 1991, Mr. Finzi has been a Vice President of Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Growth II, L.P. and an affiliate of DLJ. Mr. Finzi is also a general partner of a series of investment funds managed by Sprout Group and a limited partner of the general partner of ML Ventures II, L.P. From 1984 to 1991, Mr. Finzi was a Vice President of Merrill Lynch Venture Capital. Mr. Finzi also serves on the Board of Directors of The Cerplex Group, Inc., Gentle Dental Services Co. and four privately-held companies.

  Dr. Gilbert F. Amelio has been a Director of the Company since June 1995. From 1994 until July 1997, Dr. Amelio served as a Director of Apple Computer, Inc. ("Apple") and from February 1996 until July 1997 he served as Chairman of the Board and Chief Executive Officer of Apple. Prior to joining Apple, Dr. Amelio was Chairman of the Board, President and Chief Executive Officer of National Semiconductor Corporation for five years. Dr. Amelio is an IEEE Fellow, holder of 16 patents and is the co-author of two books, "Profit from
Experience: The National Semiconductor Story of Transformation Management" and "On the Firing Line: My 500 Days at Apple." Dr. Amelio is currently Partner and Director of The Parkside Group, LLC and serves on the Board of Directors of SBC Communications.

  William E. Terry has been a Director of the Company since August 1997. From 1986 until his retirement in November 1993, Mr. Terry served as Executive Vice President and a Director of Hewlett-Packard. Prior to that, Mr. Terry served in a number of other senior executive positions with Hewlett-Packard. Mr. Terry currently serves on the Board of Directors of Keytronic Corporation and Altera Corporation.

  Andrew T. Sheehan has been a Director of the Company since August 1998. Mr. Sheehan joined ABS Capital Partners II, L.P. ("ABS") in April 1998 as a General Partner. Prior to joining ABS, Mr. Sheehan was a Managing Director in the technology group of BT Alex. Brown and the co-head of West Coast investment banking in San Francisco. Mr. Sheehan joined Alex. Brown in 1985. Mr. Sheehan holds board membership on other privately held companies.

  The Board of Directors has a Compensation Committee which is responsible for making determinations regarding salaries, bonuses and other compensation matters for the Company's executive officers. The members of the Compensation Committee are Messrs. Dean, Finzi and Terry. None of these individuals were at any time during 1998 an officer or employee of the Company.

  The Board of Directors also has an Audit Committee which supervises and makes recommendations and decisions with respect to the periodic audits of the Company's financial results. The members of the Audit Committee are Messrs. Cormier, Dean, Finzi, Terry and Dr. Amelio.

Director Compensation

  Except as described below, the directors do not receive cash compensation for services on the Board of Directors or any committee thereof.

  Dr. Amelio and Mr. Terry are each paid a retainer by the Company of $1,000 per month for their services on the Board of Directors. Dr. Amelio and Mr. Terry also each receive $1,000 for each meeting of the Board of Directors or committee thereof that they attend. In addition, the Company granted Dr. Amelio an option to purchase 100,000 shares of common stock under the 1995 Option Plan at an exercise price of $1.00 per share when he joined the Board in June 1995 and Mr. Terry was granted an option to purchase 50,000 shares of common stock under the 1995 Option Plan at an exercise price of $8.75 per share when he joined the Board in August 1997. In 1998, Mr. Terry was granted an option to purchase an additional 50,000 shares of common stock at an exercise price of $3.75 per share. These options are immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company at the option exercise price paid per share if Dr. Amelio or Mr. Terry cease serving on the Board prior to vesting in their respective shares. As of February 28, 1999, Dr. Amelio had vested in 73,333 option shares and Mr. Terry had vested in 15,833 option shares. Dr. Amelio and Mr. Terry will vest in their remaining option shares, as long as they remain members of the Board, in a series of successive equal monthly installments upon completion of each additional month of Board service. The vesting period for the options granted to Dr. Amelio and Mr. Terry is five years.

  Mr. Cormier provides consulting services to the Company under an arrangement which provides for payment of $1,500 per day plus expenses when consulting services are provided, including attendance at Company meetings and technical conferences. Under the consulting arrangement, Mr. Cormier also receives an office and clerical assistance at the Company's facilities, and his family receives health care insurance coverage.

  All non-employee Board members are reimbursed for their out-of-pocket expenses in serving on the Board of Directors.

Executive Compensation

  The following table sets forth certain summary information concerning the compensation earned in 1997 and 1998 by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus for 1998 exceeded $100,000, for services rendered to the Company in all capacities during that year. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for 1998 has resigned or otherwise terminated employment during 1998.


                                                              Long Term
                                                             Compensation
                                                                Awards
                                                             ------------
                                    Annual Compensation       Securities
        Name and              ------------------------------  Underlying     All Other
 Principal Position(s)   Year  Salary   Bonus       Other(1)   Options    Compensation(2)

John F. Schaefer........ 1997 $325,000 $105,000      $   --       --          $6,658
 Chairman and Chief
  Executive Officer      1998  314,615       --          --       --           5,000

David L. Bultman........ 1997  230,000  190,000 (3)   3,256       --           2,569
 Vice President, General
  Manager, Product
  Development            1998  250,962  201,708       3,818                    3,358
 Disk Drive and Media
  Products

Wayne G. Erickson....... 1997       --       --          --       --              --
 Vice President, Sales
  and Marketing          1998  207,692   11,200       1,921       --           2,762
 Head Products and Vice
  President,
 Corporate Business
  Development

Albert H. Munnikhuis.... 1997       --       --          --       --              --
 Vice President, Sales
  and Marketing          1998  166,346   39,545       6,900       --           4,003
 Disk Drive and Media
  Products

Neil A. Brumberger(4)... 1997  200,000   75,000       2,483       --           4,904
 Vice President and
  President, Phase       1998  153,287   75,000       1,177       --           4,115
  Metrics Automation


--------
(1) Includes the value of personal use of Company automobiles.
(2) Includes the Company's matching contribution under its 401(k) Plan.
(3) Includes forgiven loans and signing bonuses totalling $150,000.
(4) The Company reached an agreement for the termination of Mr. Brumberger's full-time employment with the Company effective July 1998.

Stock Options and Stock Appreciation Rights

  The following table contains information concerning the stock options granted during 1997 and 1998 to the Named Executive Officers. All the grants were made under the Company's 1995 Plan (as defined herein). No stock appreciation rights were granted to the Named Executive Officers during 1997 or 1998.

                                           Individual Grants(1)
                         ---------------------------------------------------------
                                                                                       Potential
                                                                                   Realization Value
                                                               Market              at Assumed Annual
                                                              Price of              Rates of Stock
                         Number of      Percent              Securities                  Price
                         Securities    of Total     Exercise Underlying            Appreciation For
                         Underlying Options Granted  Price   Options on             Option Term(3)
                          Options   to Employees in   Per     Date of   Expiration -----------------
       Name         Year  Granted    1997 and 1998  Share(2)  Grant(2)     Date       5%       10%
       ----         ---- ---------- --------------- -------- ---------- ---------- -------- --------
 John F.
  Schaefer.......   1997       --          --           --        --          --         --       --
                    1998       --          --           --        --          --         --       --
 David L.
  Bultman........   1997   25,000         2.3%       $8.75     $8.75     8/01/07   $137,571 $348,631
                    1998  125,000        10.6         3.75      3.75     7/30/08    294,794  747,067
 Wayne G.
  Erikson........   1997       --          --           --        --          --         --       --
                    1998       --          --           --        --          --         --       --
 Albert H.
  Munnikhuis.....   1997       --          --           --        --          --         --       --
                    1998   40,000         3.4         3.75      3.75     7/30/08     94,334  239,061
 Neil A.
  Brumberger(4)..   1997       --          --           --        --          --         --       --
                    1998       --          --           --        --          --         --       --

--------
(1) Option grants are immediately exercisable for all the option shares, but any shares purchased under such option will be subject to repurchase by the Company at the option exercise price paid per share.
(2) The exercise price is equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors taking into account a number of factors at the time of the grants, including, without limitation, the current status of the Company and its future prospects, the status of the disk drive industry, values of comparable companies and the appraisals of an independent, third-party appraiser engaged by the Company.
(3) There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants which were made to the Named Executive Officers with an exercise price equal to the fair market value of the option shares on the grant date.
(4) The Company reached an agreement for the termination of Mr. Brumberger's full-time employment with the Company effective July 1998.

Aggregate Option Exercises in 1997 and 1998 and Year-End Values

  The following table provides information, with respect to each of the Named Executive Officers, concerning the exercise of options during 1997 and 1998 and unexercised options held by them at the end of each of those fiscal years. None of the Named Executive Officers exercised any options during 1997 or 1998.

                                                                          Value of Unexercised In-the
                               Number of Unexercised Options                    Money Options at
                              at December 31, 1997 and 1998(#)          December 31, 1997 and 1998($)(1)
                              ----------------------------------------  ----------------------------------------
          Name           Year  Exercisable(2)        Unexercisable       Exercisable(2)        Unexercisable
          ----           ---- ----------------      ------------------  ----------------      ------------------
John F. Schaefer........ 1997           --                    --                  --                    --
                         1998
David L. Bultman........ 1997      125,000(2)                 --                  --                    --
                         1998      250,000                    --                  --
Wayne G. Erikson........ 1997           --                    --                  --                    --
                         1998           --                    --                  --                    --
Albert H. Munnikhuis.... 1997           --                    --                  --                    --
                         1998       60,000(3)                 --             $55,000(3)                 --
Neil A. Brumberger(4)... 1997           --                    --                  --                    --
                         1998           --                    --                  --                    --

--------
(1) Based upon the fair market values of $8.75 and $3.75 per share determined by the Board of Directors at December 31, 1997 and 1998, respectively, less the option exercise price (i.e., the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors), payable per share. The Board of Directors takes into account a number of factors in determining fair market value, including, without limitation, the current status of the Company and its future prospects, the status of the disk drive industry, values of comparable companies and the appraisals of an independent, third-party appraiser engaged by the Company.

(2) Although the options are fully exercisable, only 28,333 and 54,118 options had vested as of December 31, 1997 and 1998, respectively. The option shares issuable upon exercise of such options are, prior to vesting, subject to a right of repurchase in favor of the Company.

(3) Although the options are fully exercisable, only 13,333 options had vested as of December 31, 1998. The option shares issuable upon exercise of such options are, prior to vesting, subject to a right of repurchase in favor of the Company.

(4) The Company reached an agreement for the termination of Mr. Brumberger's full-time employment with the Company effective July 1998.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee are Messrs. Dean, Finzi and Terry, none of whom has been an officer or employee of the Company at any time since the Company's inception. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to compensation of the Company's executive officers.

  Mr. Dean is a Managing Director of DLJ Merchant Banking Partners, L.P., and Mr. Finzi is a General Partner of Sprout Group, both of which are affiliates of DLJ. DLJ is a principal stockholder of the Company. In each of 1996, 1997 and 1998, the Company paid DLJ $200,000 in fees for financial advisory and certain investment banking services provided to the Company. DLJ acted as the Initial Purchaser in the Original Note Offering and received an underwriting discount of $3.575 million in connection therewith. See "Principal Stockholders" and "Certain Transactions."

Compensation Plans and Arrangements

 Employment Contracts and Change in Control Arrangements

  In November 1994, the Company entered into an employment contract with Mr. Schaefer providing for his employment as chief executive officer and chairman of the Board of the Company. The employment contract is terminable at will by either Mr. Schaefer or the Company upon 30-days notice. The employment contract provides for an annual minimum base salary of $300,000. In addition, beginning in 1996, Mr. Schaefer became eligible to receive a bonus under the Company's bonus plan for officers. If the employment contract is terminated by the Company for any reason other than for cause or by Mr. Schaefer due to breach of the agreement or certain other actions by the Company, the Company must pay Mr. Schaefer, in addition to all accrued and unpaid salary and benefits, his salary and certain benefits for a period of 12 months from the date of such termination. If the Company terminates Mr. Schaefer's employment upon his permanent disability, subject to reduction for any insurance benefits received, Mr. Schaefer is entitled to receive his salary and benefits for 12 months from the date of such termination.

  In July 1995, in connection with the acquisition of ART, the Company entered into an employment contract with Mr. Brumberger providing for his employment as Vice President of the Company and President, Phase Metrics Automation. The Company reached an agreement for the termination of Mr. Brumberger's full-time employment with the Company, effective July 1998.

  In connection with any change of control of the Company, subject to certain limitations, outstanding options held by Mr. Bultman (as well as certain other senior executive officers) will either immediately vest in full, or will subsequently vest in full upon the involuntary termination of the individual's employment within 12 months thereafter.

 Bonus Plan for Officers and Certain Key Employees

  The Company has an established bonus plan for officers and certain key employees, including the Named Executive Officers. Payment of bonuses under this plan is dependent on the Company achieving financial goals established annually by the Compensation Committee, as well as the employee achieving certain priorities as established by Company management. Bonus targets range from a low of 10% of base salary for certain employees to a high of 50% of base salary for the Chief Executive Officer. Employees can earn up to 150% of their bonus targets, depending upon the performance of both the employee and the Company.

 1995 Stock Option Plan

  The Company's 1995 Stock Option Plan (the "1995 Plan") became effective when adopted by the Board of Directors (the "Board") and approved by the Company's shareholders in April 1995. A total of 6,300,000 shares of common stock have been authorized for issuance over the term of the 1995 Plan, subject to adjustment in the event of any stock dividends, stock splits or other similar changes affecting the Company's outstanding common stock.

  Employees (including officers), non-employee Board members and consultants and other advisors in the service of the Company or any parent or subsidiary company may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock at an exercise price not less than 85% of the fair market value per share on the grant date.

  The 1995 Plan is currently administered by the Board. However, the Board may at any time delegate such administration to the Compensation Committee. The Plan Administrator (whether the Board or such committee) has complete discretion to determine which eligible persons are to receive option grants, the time or times when such grants are to be made, the number of shares subject to each such grant, the status of an option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting or exercise schedule in effect for the option and the maximum term for which any option will remain outstanding. No option granted under the 1995 Plan may have a term in excess of 10 years and will be subject to earlier termination following the optionee's cessation of service with the Company.

  Option grants under the 1995 Plan may either become exercisable for the option shares in a series of installments over the optionee's period of service with the Company or may be immediately exercisable for all the option shares, but any shares purchased under such an immediately exercisable option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee leave the Company's service prior to vesting in those shares. The Company will also have a right of first refusal with respect to any proposed sales or transfers of the shares of common stock issued under the 1995 Plan. Accordingly, the Company will have the opportunity to match any third-party offer to acquire those shares. However, all first refusal rights under the 1995 Plan will terminate in the event the Company's common stock is publicly held.

  The option exercise price will normally be payable in cash at the time of exercise. However, the Plan Administrator may allow the optionee to deliver a promissory note in payment of the exercise price and any withholding taxes incurred in connection with the exercise. Any such note will bear interest at the minimum rate required under the federal tax laws and will be secured by the purchased shares. Following an initial public offering of the common stock, the exercise price may be paid in shares of common stock valued at fair market value or through a cashless exercise procedure pursuant to which the purchased option shares are sold immediately and a portion of the sale proceeds equal to the option exercise price for those shares are remitted to the Company.

  Should the Company be acquired by merger or asset sale, all outstanding options will immediately vest in full, except to the extent those options are assumed by the successor entity. In the event the price payable per share of common stock in the acquisition (determined on a fully-diluted basis) is at least $7.00, the shares subject to the outstanding options under the 1995 Plan will, whether or not those options are to be assumed by the successor entity, vest for some option holders immediately upon such acquisition and will vest for the remaining option holders upon the subsequent termination of their service with the Company or the successor entity within 18 months following such acquisition.

  As of December 31, 1998, options to purchase up to 2,404,009 shares of common stock were outstanding under the 1995 Plan, options for 1,468,309 shares had been exercised, net of repurchases, and 2,527,682 shares of common stock were available for future option grant. To the extent any outstanding options terminate or expire unexercised, the shares of common stock subject to those options will be available for subsequent option grants.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the 1995 Plan in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  The Board may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on April 1, 2005, unless sooner terminated by the Board.

                             CERTAIN TRANSACTIONS

  Since January 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than five percent of the outstanding capital stock of the Company had or will have a direct or indirect material interest other than compensation and other arrangements, which are described where required under "Management" and the transactions described below.

Recapitalization

  In November 1994, the Company completed a recapitalization (the "Recapitalization") and in connection therewith entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with DLJ Merchant Banking Partners, L.P., a Delaware limited partnership ("DLJMBP"), DLJ International Partners, C.V., a Netherlands Antilles limited partnership ("DLJIP"), DLJ Offshore Partners, C.V., a Netherlands Antilles limited partnership ("DLJOP"), DLJ Merchant Banking Funding, Inc., a Delaware corporation ("DLJMBF"), DLJ Capital Corporation, a Delaware corporation ("DLJCC"), Sprout Growth II, L.P., a Delaware limited partnership and venture capital affiliate of DLJ ("Sprout II") and Sprout Capital VI, L.P., a Delaware limited partnership and venture capital affiliate of DLJ ("Sprout VI") (collectively, "DLJ and the Sprout Entities"), Mr. Arthur J. Cormier and Mr. John F. Schaefer. In connection with the Recapitalization, the Company also
(1) entered into a Securityholders Agreement with DLJ and the Sprout Entities, Mr. Cormier and Mr. Schaefer (the "Securityholders Agreement"), (2) exchanged its existing capital stock for shares of its Series A and B Preferred Stock,
(3) issued and sold shares of its Common Stock and (4) issued and sold $8.0 million aggregate principal amount of its Convertible Subordinated Notes. As part of the Recapitalization, Mr. Cormier sold his Series B Preferred Stock and certain shares of his Series A Preferred Stock to DLJ and the Sprout Entities and Mr. Schaefer. See "Description of Capital Stock."

  In 1995, DLJMBF transferred $671,975 in aggregate principal amount of its Convertible Subordinated Notes and 3,238,400 shares of its Series B Preferred Stock to DLJ First ESC, L.L.C., a Delaware limited liability corporation ("DLJ First"). As part of that transaction, DLJ First became a party to the Securities Purchase Agreement and the Securityholders Agreement and is one of the "DLJ and the Sprout Entities" as defined herein.

  The outstanding shares of Series A Preferred Stock and Series B Preferred Stock are convertible into an aggregate of 12,107,280 shares of common stock. The Convertible Subordinated Notes issued to DLJ and the Sprout Entities are convertible into an aggregate of 5,142,720 shares of common stock of the Company and are subordinated in right of payment and with respect to certain other rights to all senior debt of the Company, including indebtedness evidenced by the Notes and outstanding indebtedness under the New Credit Facility. See "Description of Capital Stock."

Bridge Financing

  In November 1994, the Company entered into a Bridge Securities Purchase Agreement (the "Bridge Financing Agreement") with PM Funding, Inc., a Delaware corporation ("PM Funding"), an affiliate of DLJ and the Sprout Entities. Under the Bridge Financing Agreement, the Company borrowed $20.0 million from PM Funding and issued warrants to PM Funding, DLJCC, Sprout II and Sprout VI, which are exercisable for an aggregate of 800,000 shares of Common Stock at an exercise price of $1.55 per share, subject to adjustment (the "Bridge Note Warrants"). The Bridge Note Warrants expire on November 23, 2004. The loan with PM Funding was repaid by the Company in March 1995.

Series C Preferred Stock Financing

  In August and September 1998, the Company issued and sold an aggregate of 7,610,000 shares of its Series C Preferred Stock for $4.00 per share to a group of investors, which included a number of its current stockholders and two members of the Company's Board of Directors. The Company received aggregate proceeds of approximately $30.4 million in connection with the Series C Financing. Immediately following the consummation of the Series C Financing, the Company used $7.1 million of the net proceeds therefrom to repay the indebtedness and accrued interest outstanding under the New Credit Facility. See "Description of Capital Stock -- Series C Preferred Stock."

Securityholders Agreement

  The Amended and Restated Securityholders Agreement (the "Securityholders Agreement") provides that each of Messrs. Schaefer and Cormier, DLJMBP, Sprout II and ABS, shall be entitled to designate one director to the Company's Board, and Messrs. Schaefer and Cormier, with the consent of DLJ and the Sprout Entities, shall have the right to designate the sixth director and DLJ and the Sprout Entities shall have the right to designate the seventh director to the Company's Board. The Securityholders Agreement also contains certain restrictions on the ability of the parties thereto to sell their shares of stock; registration rights; preemptive rights in connection with the issuance by the Company of additional equity securities other than upon certain defined events, including an initial public offering by the Company; certain rights of first refusal between the stockholders who are party to such agreement providing each such party the right to purchase any equity securities that any of the other parties to the agreement desire to sell to third parties and other matters customary for such agreements. The rights of the parties to the Securityholders Agreement with respect to certain restrictions on transfer and the preemptive rights under such Agreement terminate in connection with certain public offerings of common stock by the Company. Under the Securityholders Agreement, the Company was obligated until November 23, 1998, to use DLJ as its exclusive financial advisor and investment banker. In consideration for DLJ's services, the Company has agreed to pay DLJ an annual retainer of $200,000. In each of 1996, 1997 and 1998, the Company paid DLJ $200,000 in fees for financial advisory and certain investment banking services provided to the Company.

  DLJ acted as the initial purchaser in the Original Note Offering and received an underwriting discount of $3.575 million in connection therewith.

Former Credit Facility

  In connection with the refinancing of its then-outstanding indebtedness under the Former Credit Facility in December 1996, the Company paid fees of $1.2 million for debt issuance costs to DLJ Capital Funding, Inc. ("DLJCF"), the syndicate agent. DLJCF is an affiliate of DLJ.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock as of December 31, 1998, by (1) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of Phase Metrics' common stock, (2) each of the Company's directors, (3) each of the Named Executive Officers and
(4) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each stockholder is c/o Phase Metrics, Inc., 10260 Sorrento Valley Road, San Diego, California 92121.

                               Common           Series A          Series B          Series C
                              Stock(2)        Preferred(3)      Preferred(4)      Preferred(5)         Total(6)
                          ----------------- ----------------- ----------------- ----------------- ------------------
  Beneficial Owner(1)      Number   Percent  Number   Percent  Number   Percent  Number   Percent   Number   Percent
DLJ and the Sprout
 Entities (7)...........  5,942,720  51.4%  2,000,000  24.2%  3,857,280  100.0% 2,500,000  32.9%  14,300,000  36.1%
Arthur J. Cormier (8)...         --    --   4,500,000  54.5          --     --         --    --    4,500,000  13.4
John F. Schaefer (9)....  2,750,000  48.9   1,750,000  21.2          --     --         --    --    4,500,000  13.4
ABS Capital Partners II,
 L.P.(10)...............                           --    --          --     --  5,000,000  65.7    3,750,000  14.8
Neil A. Brumberger(11)..    450,000   7.3          --    --          --     --         --    --      450,000   1.2
Wayne G. Erickson(12)...    300,000   5.3          --    --          --     --         --    --      300,000     *
David L. Bultman(13)....    250,000   4.3          --    --          --     --         --    --      250,000     *
Dr. Gilbert F.
 Amelio(14).............    100,000   1.7          --    --          --     --    100,000   1.3      200,000     *
William E. Terry(15)....    100,000   1.7          --    --          --     --     10,000     *       60,000     *
Albert H.
 Munnikhuis(16).........     90,000   1.6          --    --          --     --         --    --       30,000     *
Thompson Dean(7)........         --    --          --    --          --     --         --    --           --    --
Robert Finzi(7).........         --    --          --    --          --     --         --    --           --    --
Andrew T. Sheehan(10)...         --    --          --    --          --     --         --    --           --    --
All directors and
 executive officers as a
 group (12 persons)
 (17)...................  4,060,000  63.2   6,250,000  75.8          --     --    110,000   1.4   10,420,000  30.2

-------
 * Less than one percent.

 (1) Except as indicated by footnote, the Company understands that the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Reflects the beneficial ownership of the Company's common stock, assuming the conversion of the Convertible Subordinated Notes and the Bridge Note Warrants. Shares of common stock subject to options, warrants or notes which are currently exercisable or exercisable within 60 days of December 31, 1998, are deemed outstanding for computing the percentages of the person holding such options, warrants or notes, but are not deemed outstanding for computing the percentages of any other person. Percentage ownership is based on 5,622,309 shares of common stock outstanding as of December 31, 1998.

 (3) The number of shares reflects the number of shares of common stock in the aggregate issuable upon the conversion of the Series A Preferred Stock held by each person. Each share of Series A Preferred Stock is convertible into one share of common stock. See "Description of Capital Stock -- Series A Preferred Stock."

 (4) The number of shares reflects the number of shares of common stock in the aggregate issuable upon the conversion of the Series B Preferred Stock held by each person. Each share of Series B Preferred Stock is convertible into one share of common stock. See "Description of Capital Stock -- Series B Preferred Stock."

 (5) The number of shares reflects the number of shares of common stock in the aggregate issuable upon the conversion of the Series C Preferred Stock held by each person. Each share of Series C Preferred Stock is convertible into one share of common stock. See "Description of Capital Stock -- Series C Preferred Stock."

 (6) Reflects the beneficial ownership of the Company's capital stock, assuming the conversion of the Series A Preferred Stock, Series B Preferred Stock, Convertible Subordinated Notes and the Bridge Note Warrants. Shares of common stock subject to options, warrants or notes which are currently exercisable or exercisable within 60 days of December 31, 1998, are deemed outstanding for computing the percentage of the person holding such options, warrants or notes, but are not deemed outstanding for computing the percentage of any other person.

 (7) Consists of shares held directly by DLJMBP, DLJIP, DLJOP, DLJMBF, DLJCC, DLJ First, PM Funding, Sprout II and Sprout VI. See "Certain Transactions." The address of each of DLJMBP, DLJMBF, DLJCC, DLJ First and PM Funding is 277 Park Avenue, New York, New York 10172. The address of DLJIP and DLJOP is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of Sprout II and Sprout VI (the "Sprout Group") is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, California 94025. Mr. Dean, as a Managing Director of DLJMBP, and Mr. Finzi, as a General Partner of the Sprout Group, may be deemed to share voting and investment power over such shares. Messrs. Dean and Finzi disclaim beneficial interest in such shares, except to the extent of their respective interests in DLJ and the Sprout Entities. Includes 800,000 shares of Common Stock issuable upon the exercise of the Bridge Note Warrants at an exercise price of $1.55 per share held by DLJCC and PM Funding. Includes an aggregate of 5,142,720 shares of Common Stock issuable upon the exercise of the Convertible Subordinated Notes.

 (8) Includes 130,000 shares held by Mr. Cormier's children and other relatives for which Mr. Cormier maintains voting control.

 (9) Includes 98,700 shares of common stock which are held by Mr. Schaefer's children and other relatives for which Mr. Schaefer maintains voting control and 657,500 shares held by Mr. Schaefer's wife as her separate property.

(10) Mr. Sheehan, as a General Partner of ABS, may be deemed to share voting and investment power over such shares. Mr. Sheehan disclaims beneficial interest in such shares, except to the extent of his interests in ABS. The address of ABS is 101 California Street, 47th Floor, San Francisco, California 94111.

(11) The Company reached an agreement for the termination of Mr. Brumberger's full-time employment with the Company, effective July 1998. As of July 1998, Mr. Brumberger had exercised and vested in approximately 60,000 options.

(12) Includes 19,736 shares held in trust for Mr. Erickson's children for which Mr. Erickson maintains voting control. Includes 45,000 shares that are subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in November 1999.

(13) Includes immediately exercisable options to purchase 250,000 shares. Because of limitations under the federal tax laws for Incentive Stock Options, only options to purchase 222,888 shares are currently exercisable or exercisable within 60 days of December 31, 1998. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in July 2003.

(14) Includes immediately exercisable options to purchase 100,000 shares. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in June 2000.

(15) Includes immediately exercisable options to purchase 100,000 shares. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of annual and monthly installments ending in July 2003.

(16) Includes immediately exercisable options to purchase 60,000 shares. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of annual and monthly installments ending in July 2003.

(17) See Footnotes 8, 9, 10, 11, 12, 13, 14, 15 and 16 above. Includes options exercisable for 800,000 shares of common stock under the 1995 Plan of which options to purchase 637,403 shares are currently exercisable or exercisable within 60 days of December 31, 1998, because of limitations under the Federal tax laws for Incentive Stock Options. Also includes 510,000 shares of common stock of which 82,167 shares are subject to a right of repurchase in favor of the Company that lapses in a series of monthly installments ending in August 2002. Excludes shares held by DLJ and the Sprout Entities and ABS. See Footnotes 7 and 10 above.

                          DESCRIPTION OF INDEBTEDNESS

Convertible Subordinated Notes

  In connection with the Recapitalization, the Company issued and sold $8.0 million principal amount of its Convertible Subordinated Notes (the "Convertible Subordinated Notes") to DLJ and the Sprout Entities, pursuant to the Securities Purchase Agreement.

  The Convertible Subordinated Notes mature in July 2005. Interest accrued at an annual rate of 25.0% for the three-year period between November 23, 1994 (the "Original Issue Date") and November 23, 1997, and thereafter accrues at an annual rate equal to the greater of 12.5% and the prime rate plus 2.0%. Interest is payable at maturity. In the event the Company enters into any transaction constituting a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Company is obligated to redeem the Convertible Subordinated Notes in cash at a price equal to the aggregate principal amount thereof plus accrued interest (the "Accreted Amount"). The Convertible Subordinated Notes (including all accrued interest thereon) are convertible into an aggregate of 5,142,720 shares of the Company's Common Stock at the option of the holders thereof, and, upon the Company's initial public offering, are automatically convertible into that number of shares of Common Stock.

  The Convertible Subordinated Notes also contain customary anti-dilution rights and protective voting provisions that, among other things and subject to certain qualifications, limit the Company's ability to (1) amend, alter or repeal its Certificate of Incorporation or the charter documents of its subsidiaries in any manner adverse to the preferences, privileges, voting rights and powers of the holders of the Convertible Subordinated Notes;
(2) voluntarily liquidate, dissolve or wind up the Company or any of its subsidiaries; (3) voluntarily convey, exchange or transfer all or substantially all of the Company's assets; (4) other than indebtedness outstanding under the Notes and the New Credit Facility, incur, assume, refinance, renew, discharge, repay (other than pursuant to regularly scheduled payments thereof) or cancel any indebtedness of the Company or any of its subsidiaries, (5) pay dividends or make distributions on capital stock of the Company and its subsidiaries and (6) except as required under the terms of the Indenture related to the Notes, redeem or repurchase any shares of capital stock of the Company, without the written consent of the holders of at least 75% in aggregate Accreted Amount of the Convertible Subordinated Notes.

  Events of default under the Convertible Subordinated Notes include, among other things, (1) a default continuing in payment of all or any part of the principal or interest payable thereunder when due; (2) a default under other Material Debt (as defined in the Convertible Subordinated Notes) of the Company or any of its subsidiaries or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Material Debt of the Company or any of its subsidiaries which results in the acceleration of such indebtedness prior to its stated maturity and (3) certain events of bankruptcy or insolvency with respect to the Company or any of its subsidiaries. Upon the occurrence of an event of default, the holders of a majority of the aggregate Accreted Amount of the Convertible Subordinated Notes may declare all outstanding amounts under the Convertible Subordinated Notes to be immediately due and payable.

  The Convertible Subordinated Notes are expressly subordinated to all senior debt of the Company, including the indebtedness outstanding under the Notes. The Convertible Subordinated Notes may be amended with the written consent of the holders of a majority in aggregate Accreted Amount of the Convertible Subordinated Notes then outstanding.

                             DESCRIPTION OF NOTES

General

  The Notes are issued pursuant to the Indenture dated as of January 30, 1998, among the Company, Subsidiary Guarantors and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Phase Metrics, Inc. and not to any of its Subsidiaries.

  The Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company. The Company's obligations under the Notes are fully and unconditionally guaranteed on an unsecured senior basis by, and are joint and several obligations of, the Subsidiary Guarantors. See "-- Note Guarantees." As of September 30, 1998, the Notes and the Note Guarantees were effectively subordinated to approximately $2.6 million of secured obligations of the Company and the Subsidiary Guarantors. The Indenture permits the incurrence of additional secured Indebtedness in the future. A copy of the Indenture has been filed as an exhibit to the Registration Statement (the "Registration Statement") of which this prospectus is a part.

  The operations of the Company are conducted in part through its subsidiaries, and the Company may, therefore, be dependent upon the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the Notes. All of the existing domestic Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of the Indenture, all of the Company's subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

  The Notes are limited in aggregate principal amount to $110.0 million ($107.0 million previously sold and $3.0 million hereunder) and will mature on February 1, 2005. Interest on the Notes accrues at the rate of 10 3/4% per annum and is payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 1998, to Holders of record on the immediately preceding January 15 and July 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

Note Guarantees

  The Company's payment obligations under the Notes are fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis. The Note Guarantees are general unsecured obligations of the Subsidiary Guarantors, rank senior in right of payment to all subordinated Indebtedness of the Subsidiary Guarantors and pari passu in right of payment to all existing and future senior Indebtedness of the Subsidiary Guarantors, if any. The obligations of any Subsidiary Guarantor under its Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following paragraph, (1) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (2) immediately after giving effect to such transaction, no Default or Event of Default exists; (3) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and (4) the Company would be permitted by virtue of its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The requirements of clauses (1), (3) and (4) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company or another Subsidiary Guarantor.

  The Indenture provides that (1) in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, or (2) in the event that the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, or such Subsidiary Guarantor ceases to be a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders." In the case of a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, upon the assumption provided for in clause (ii) of the covenant described under the caption "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets," such Subsidiary Guarantor shall be discharged from all further liability and obligation under the Indenture.

Optional Redemption

  The Notes are not redeemable at the Company's option prior to February 1, 2002. Thereafter, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

     Year                                                             Percentage
     ----                                                             ----------
     2002............................................................  105.375%
     2003............................................................  102.688%
     2004 and thereafter.............................................  100.000%

  Notwithstanding the foregoing, at any time prior to February 1, 2001, the Company may redeem up to 33% of the original aggregate principal amount of Notes at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering; provided, that at least 67% of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.

Selection and Notice

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Any Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

Mandatory Redemption

  Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents or (b) property or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided, that the amount of (x) any liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities of the Company that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to the customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, will be deemed to be cash for purposes of this provision; provided, further, that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay Indebtedness outstanding under the New Credit Facility (and to correspondingly reduce commitments with respect to the revolving borrowings thereunder) or other Pari Passu Indebtedness; provided, that if the Company shall so repay other Pari Passu Indebtedness, it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable or, if the Notes may not be then redeemed, the Company shall make an offer to all Holders to purchase at 100% of the principal amount thereof the amount of Notes that would otherwise be redeemed or (b) to an investment in property, capital expenditures or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer.

Certain Covenants

 Restricted Payments

  The Indenture provides that from and after the date of the Indenture the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Pari Passu Indebtedness or any Indebtedness which is subordinated to the Notes, except scheduled payments of interest or principal at Stated Maturity of such Indebtedness or (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (2) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the

  Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) the assets of which are used or useful in, or which is engaged in, one or more Permitted Businesses is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

  The provisions of the immediately preceding paragraph will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); (iii) the defeasance, redemption, repurchase or other acquisition of Pari Passu Indebtedness or Indebtedness subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) optional and mandatory prepayments on any revolving credit Indebtedness incurred under the New Credit Facility or (vi) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (vi) after the date of the Indenture, does not exceed $5.0 million in the aggregate (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (vi) either as a result of (A) the repayment of disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation), but, in the case of clauses (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (vi); provided that in the case of each of clauses (i) through (vi) no Default or Event of Default shall have occurred and be continuing after making such Restricted Payment.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default; provided, that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee; such determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

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

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1 if the date on which the Indebtedness is incurred is prior to February 1, 2000, and at least
2.5 to 1 if the date on which the Indebtedness is incurred is on or after February 1, 2000, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness pursuant to the New Credit Facility; provided, that the aggregate principal amount of all such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the sum of $40.0 million;

    (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the Note Guarantees, respectively;

    (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

    (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided, that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; provided, further, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (5), does not exceed $5.0 million;

    (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

    (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between the Company and any of its Wholly Owned Restricted Subsidiaries or between one Wholly Owned Restricted Subsidiary and another Wholly Owned Restricted Subsidiary; provided, however, that (a) if the Company is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; (b) if a Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness, to the extent owing to the Company or any Subsidiary Guarantor, does not exceed $5.0 million in aggregate principal amount at any time outstanding and (c) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and
  (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

    (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars; provided, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (9) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (10) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

    (11) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

    (12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (13) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (14) the incurrence by Foreign Subsidiaries which are not Guarantors of Indebtedness in connection with the financing of accounts or notes receivable outside of the United States in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (14) not to exceed $10.0 million; provided, that neither the Company nor any Guarantor shall have guaranteed or provided credit support of any kind (including any undertaking, agreement or instrument which would constitute Indebtedness) with respect to such Indebtedness; and

    (15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (15), not to exceed $15.0 million.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness; provided, that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, and (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (3) immediately after such transaction no Default or Event of Default exists; (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," and (5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations under the Indenture and the Notes.

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, that the following shall not be deemed Affiliate Transactions: (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (4) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (5) transactions in accordance with the Securityholders Agreement, as amended; provided, that no such amendment contains any provisions that are materially adverse to the Holders of the Notes, and (6) transactions between the Company or its Restricted Subsidiaries on the one hand, and DLJ or its Affiliates, on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided, that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services.

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

  The Indenture provides that the Company (1) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned

Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (2) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

 Limitations on Issuances of Guarantees of Indebtedness

  The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless either such Restricted Subsidiary (x) is a Subsidiary Guarantor or (y) simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee is attached as an exhibit to the Indenture.

 Business Activities

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Additional Note Guarantees

  The Indenture provides that (1) if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is neither a Subsidiary Guarantor nor a Foreign Subsidiary, (2) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary other than a Foreign Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or (3) if any Restricted Subsidiary other than a Foreign Subsidiary shall incur Acquired Debt in excess of $1.0 million, then the Company shall, at the time of such transfer, acquisition or incurrence, (a) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Subsidiary Guarantor) to execute a Note Guarantee of the Obligations of the Company under the Notes in the form set forth in the Indenture and (b) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such Note Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, "-- Restricted Payments."

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "SEC" or "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

  The Indenture provides that each of the following constitutes an Event of
Default: (1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes; (2) default in payment when due of the principal of or premium, if any, on the Notes; (3) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets"; (4) failure by the Company for 30 days after notice from the Trustee or at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the captions "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (5) failure by the Company for 60 days after notice from the Trustee or at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (7) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days and (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Subsidiaries all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. If any Event of Default occurs and is continuing, subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to February 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver is unenforceable to the extent it comports to waive compliance with the federal securities laws and the rules and regulations thereunder and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors under the Note Guarantees ("Legal Defeasance") except for (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Notes when such payments are due from the trust referred to below, (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (4) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

  A Holder may transfer or exchange the Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"); (3) reduce the rate of or change the time for payment of interest on any Note; (4) waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (8) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's and the Subsidiary Guarantors' obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary to guarantee the Notes.

Concerning the Trustee

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Phase Metrics, Inc., 10260 Sorrento Valley Road, San Diego, California 92121; Attention: Chief Financial Officer.

Book-Entry; Delivery; Form and Transfer

  The Notes held by QIBs initially are in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). The U.S. Global Notes have been deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Notes that were offered and sold in offshore transactions in reliance on Regulation S, if any, are in the form of one or more permanent global notes (the "Regulation S Global Notes") and deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at Euroclear and Cedel Bank. Beneficial interests in the Regulation S Permanent Global Notes may be transferred to a Person that takes delivery in the form of an interest in the U.S. Global Notes and beneficial interests in the U.S. Global Notes may be transferred to a Person that takes delivery in the form of an interest in the Regulation S Permanent Global Notes; provided, that in each case, that the certification requirements described below are complied with. See "Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

  In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Cedel
Bank), which may change from time to time.

  The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Notes for Certificated Notes."

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

 Depository Procedures

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including DLJ), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel Bank. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other Persons only through the Direct Participants or Indirect Participants and such other Persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

  DTC has also advised the Company that, pursuant to DTC's procedures, DTC will maintain records of the ownership interests of each Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

  Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Regulation S Global Notes may hold their interests therein directly through Euroclear or Cedel Bank or through organizations other than Euroclear and Cedel Bank that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Cedel Bank (each a "Nominee" of Euroclear and Cedel Bank, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Cedel Bank, respectively. Euroclear and Cedel Bank will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or Cedel Bank. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Cedel Bank, may be subject to the procedures and requirements of DTC.

  The laws of some states require that certain Persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such Persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a Person having a beneficial interest in a Global Note to pledge such interest to Persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, See "-- Regulation S Permanent Global Notes" and "-- Transfers of Interests in Global Notes for Certificated Notes."

  Except as described in "--Transfers of Interests in Global Notes for Certificated Notes", owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

  Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the Persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee is payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Subsidiary Guarantors, the Trustee nor any agent of the Company, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

  DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes are governed by standing instructions and customary practices between them and are not the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

  The Global Notes trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC are effected in accordance with DTC's procedures, and are settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Cedel
Bank) who hold an interest through a Direct Participant are effected in accordance with the procedures of such Direct Participant but generally settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Cedel Bank are effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Cedel Bank, on the other hand, are effected by Euroclear or Cedel Bank's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel Bank; provided, that delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Cedel Bank, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Cedel Bank and within their established deadlines (Brussels time for Euroclear and UK time for Cedel Bank). Indirect Participants who hold interest in the Notes through Euroclear and Cedel Bank may not deliver instructions directly to Euroclear's or Cedel Bank's Nominee. Euroclear or Cedel Bank will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Cedel Bank's behalf in the relevant Global
Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

  Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Cedel Bank purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Cedel Bank during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Cedel Bank customers do not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Regulation S Global Note to a DTC Participant until the European business day for Euroclear or Cedel Bank immediately following DTC's settlement date.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "-- Transfers of Interests in Global Notes for Certificated Notes."

  Although DTC, Euroclear and Cedel Bank have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and Cedel Bank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Subsidiary Guarantors, DLJ or the Trustee have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

  The information in this section concerning DTC, Euroclear and Cedel Bank and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  "U.S. Person" means (1) any individual resident in the United States, (2) any partnership or corporation organized or incorporated under the laws of the United States, (3) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (4) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (5) any agency or branch of a foreign entity located in the United States, (6) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (7) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), or (8) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

 Transfers of Interests in One Global Note for Interests in Another Global
 Note

  An Indirect Participant who holds an interest in Regulation S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of any necessary written certification from the transferor.

  A Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a Person who takes delivery in the form of an interest in Regulation S Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

  Transfers involving an exchange of a beneficial interest in Regulation S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a Person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

 Transfers of Interests in Global Notes for Certificated Notes

  An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (1) DTC
(x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each Person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the Related Notes.

  Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

  Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Notes, and the Company, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

 Transfers of Certificated Notes

  Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "Notice to Investors."

 Same Day Settlement and Payment

  The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Certain Definitions

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at Option of Holders Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a sale and leaseback of the real estate (and personal property associated with such real estate) owned by the Company in San Diego, California on which the Company's headquarters is located on the date of the Indenture and (iv) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income, (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Fixed Charges of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents (A) an accrual of or reserve for cash charges in any future period, or (B) amortization of a prepaid cash expense that was paid in a prior period), (iv) any gain realized in connection with any Asset Sale and any extraordinary or non-recurring gain, in each case, on a consolidated basis determined in accordance with GAAP and
(v) the amount of any non-cash compensation expense incurred in connection with issuances of securities under stock option, stock purchase and other equity-based incentive plans. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of a Restricted Subsidiary of, a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same

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proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of: (i) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations; provided, that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense) and (ii) consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the Notes.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person for such period and (ii) any interest expense on Indebtedness of another Person that is guaranteed by the referent Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iii) the product of (A) all cash dividend payments of the Company and any Subsidiary Guarantor on any series of preferred stock of the Company or such Guarantor times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, or operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "Foreign Subsidiary" means a Subsidiary that is formed under the laws of the United States of America or of a state or territory thereof, but shall exclude any Subsidiary which is treated as a partnership or branch for United States federal income tax purposes.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

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

  "Global Notes" means the U.S. Global Note, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to the creditors of the Company, as such, or to the assets of the Company, or
(ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary, and involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "New Credit Facility" means that certain Amended and Restated Credit Agreement, dated as of January 30, 1998, by and among the Company, certain financial institutions and Fleet National Bank, as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) as to which no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Indebtedness" means Indebtedness of the Company that ranks pari passu in right of payment to the Notes.

  "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Indenture.

  "Permitted Investments" means (i) any Investment in the Company or in a Subsidiary Guarantor and Investments in Wholly-Owned Restricted Subsidiaries which are not Subsidiary Guarantors permitted under clauses (vii) or (ix) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", (ii) any Investment in Cash Equivalents, (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor, (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--
 Repurchase at the Option of Holders Asset Sales", (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company and (vi) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, not in excess of $5.0 million.

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

  "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred or other Indebtedness allowed to be incurred under clause (i) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock", (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (vi) Liens existing on the date of the Indenture, (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary, (ix) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness, together with any additions and accessions thereto and replacements, substitutions and proceeds (including insurance proceed(s) thereof), (x) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 30 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, that any reserve or other appropriate provisions as shall be required to conform with GAAP shall have been made therefor, (xi) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, (xii) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security,
(xiii) Liens in favor of a trustee under any indenture securing amounts due to the trustee in connection with its services under such indenture, (xiv) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and (xv) Liens on inventory or cash to secure cash advances made by customers for the purchase price of inventory.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the New Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith and the amount of any market-based premium paid in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Principals" means DLJ Merchant Banking, Inc. and its Affiliates, the Sprout Group and its Affiliates, John F. Schaefer and Arthur J. Cormier.

  "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of the Company that results in the net proceeds to the Company of at least $25.0 million.

  "Regulation S" means Regulation S promulgated under the Securities Act.

  "Regulation S Global Notes" means the permanent global notes that are deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

  "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Rule 144A" means Rule 144A promulgated under the Securities Act.

  "Securityholders Agreement" means the Securityholders Agreement, dated as of November 23, 1994, among the Company, John F. Schaefer, Arthur J. Cormier, and DLJ and the Sprout Entities.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantors" means each of (i) Helios, Incorporated, Applied Robotic Technologies, Inc., Air Bearings, Incorporated and Santa Barbara Metric, Inc. and (ii) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary; but only to the extent that such Subsidiary: (a) has no

Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants --
 Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants --
 Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

  "U.S. Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Rule 144A.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" means a Subsidiary that is both a Wholly Owned Subsidiary and a Restricted Subsidiary.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of Notes by the original holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise interpreted or applied so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring or holding the Notes.

  This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, certain holders (including insurance companies, tax exempt organizations, financial institutions, subsequent purchasers of Notes and broker-dealers) may be subject to special rules not discussed below. In addition, this discussion does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States federal government. In general, the discussion assumes that a holder acquired a Note at original issuance and holds such Note as a capital asset and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

  As used herein, the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is included in gross income for United States federal income tax purposes, regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

United States Holders

  Stated Interest. Stated interest on a Note is taxable to a United States Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes. The Company expects that the Notes will not be considered to be issued with original issue discount for federal income tax purposes.

  Bond Premium on the Notes. If a United States Holder of a Note purchased a Note for an amount in excess of the amount payable at the maturity date (or a call date, if appropriate) of the Notes, the United States Holder may deduct such excess as amortizable bond premium over the aggregate terms of the Notes (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula. The deduction is available only if an election is made by the United States Holder or is in effect. This election is revocable only with the consent of the IRS. The election applies to all obligations owned or subsequently acquired by the United States Holder. The United States Holder's adjusted tax basis in the Notes is reduced to the extent of the deduction of amortizable bond premium. Except as may otherwise be provided in future regulations, under the Code the amortizable bond premium is treated as an offset to interest income on the Notes rather than as a separate deduction item.

  Market Discount on the Notes. The tax consequences of a disposition of the Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a United States Holder acquired the Notes (other than in an original issue) at a market discount which equals or exceeds 1% of the stated redemption price of the Notes at maturity multiplied by the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition (or makes a gift) of the Notes, the lesser of (i) such gain (or appreciation, in the case of a gift) or (ii) the portion of the market discount which accrued while the Notes were held by such United States Holder will be treated as ordinary income at the time of the disposition (or gift). For these purposes, market discount means the excess (if any) of the stated redemption price at maturity over the basis of such Notes immediately after their acquisition by the United States Holder. A United States Holder of the Notes may elect to include any market discount in income currently rather than upon disposition of the Notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  A United States Holder of any Note who acquired a Note at a market discount generally is required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Note until the market discount is recognized upon a subsequent disposition of the Note. Such a deferral is not required, however, if the United States Holder elects to include accrued market discount in income currently.

  Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement, maturity or other disposition of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest which will be taxable as ordinary income) and such holder's adjusted tax basis in the Note. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss (except to the extent of any accrued market discount). Long-term capital gains tax rates will apply to dispositions by individuals of Notes held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of Notes held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket).

  Backup Withholding and Information Reporting. In general, a United States Holder of a Note will be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, paid on a Note, unless the holder (a) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the Company with its Taxpayer Identification Number ("TIN") (which, for an individual, would be the holder's Social Security number), certifying that the TIN provided to the Company is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of interest, principal and premium to United States Holders that are not corporations, tax-exempt organizations or qualified nominees will generally be subject to information reporting requirements.

  The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

  Stated Interest. Interest paid by the Company to any beneficial owner of a Note that is not a United States Holder ("Non-United States Holder") will generally not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (a) such Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) satisfies certain certification requirements or (b) such Non-United States Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax, and such Non-United States Holder provides a properly executed IRS Form 1001 claiming the exemption (or, after December 31, 1998, a properly executed IRS Form W-8, which may require obtaining a Taxpayer Identification Number and making certain certifications). Interest effectively connected with the conduct of a

United States trade or business by a Non-United States Holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, may also be subject to the branch profits tax).

  Sale, Exchange or Retirement of the Notes. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, retirement at maturity or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder,
(ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met or (iii) the Non-United States Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates.

  Federal Estate Taxes. If interest on the Notes is exempt from withholding of United States federal income tax under clause (a) of the rules described under "Stated Interest," the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

  Backup Withholding and Information Reporting. The Company will, where required, report to the holders of Notes and the IRS the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides.

  Information reporting and backup withholding requirements will apply to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless certain certification requirements are met or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a broker that is either a U.S. person or a U.S. related person, unless the holder is an exempt recipient (as demonstrated through appropriate certification) or such broker has documentary evidence in its file that the holder of the Notes is not a United States person and has no actual knowledge to the contrary and certain other conditions are met. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker that is not a United States related person. For purposes of this paragraph, a United States related person is (i) a "controlled foreign corporation" for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business, or (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a United States trade or business.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS. Non-United States Holders are urged to consult their tax advisors with respect to the application of the backup withholding rules, as revised under the recently adopted Treasury Regulations that will generally be effective with respect to payments made beginning January 1, 1999, to their particular situations.

                             PLAN OF DISTRIBUTION

  This prospectus has been prepared for use by the selling noteholder in connection with sales of Notes held by the selling noteholder and not tendered in the Exchange Offer. It is expected that all or a substantial portion of the Notes offered hereby may be sold by the selling noteholder to purchasers in one or more transactions. The selling noteholder may effect such transactions by selling the Notes offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the selling noteholder and/or the purchasers of such Notes for whom they may act as agents or to whom they may sell as principal.

  The selling noteholder served as initial purchaser in the Original Note Offering and received total discounts and commissions of $3.575 million in connection therewith. The selling noteholder has advised the Company that it currently intends to make a market in the Notes, including the Notes offered hereby, but it is not obligated to do so and may discontinue or suspend any such market-making activities at any time without notice.

  There can be no assurance as to the continuing existence of the market for the Notes, the liquidity of any market for the Notes, the ability of Holders of the Notes offered hereby to sell their Notes or at the price at which Holders of the Notes offered hereby would be able to sell their Notes. Future trading prices of the Notes offered hereby will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the market for similar securities and general economic conditions. The Company does not currently intend to list the Notes on any securities exchange or the National Association of Securities Dealers Automated Quotation System. Therefore, no assurance can be given as to the liquidity of any trading market for the Notes. See "Risk Factors--There is No Active Trading Market for the Notes."

  The selling noteholder and the Company entered into the Registration Rights Agreement with respect to the use by the selling noteholder of the Prospectus. Pursuant to the Registration Rights Agreement, the Company agreed to bear all registration expenses incurred under such agreement and the Company has agreed to indemnify the selling noteholder against certain liabilities, including liabilities under the Securities Act.

  Entities affiliated with the selling noteholder (i) hold 14,300,000 shares of Common Stock of the Company, including shares of the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which are convertible into an aggregate of 2,000,000 shares, 3,857,280 shares and 2,500,000 shares of the Company's Common Stock, respectively, Convertible Subordinated Notes which are convertible into an aggregate of 5,142,720 shares of the Company's Common Stock, and Bridge Financing Warrants which are exercisable for an aggregate of 800,000 shares of the Company's Common Stock and (ii) pursuant to the Securityholders Agreement, are entitled to elect two members to the Company's Board of Directors.

  In consideration for the selling noteholder's services, the Company paid to the selling noteholder, in each of 1996, 1997 and 1998, $200,000 in fees for financial advisory and certain investment banking services provided to the Company.

  In connection with the refinancing of its then-outstanding indebtedness in December of 1996, the Company paid fees of $1.2 million in the aggregate for debt issuance costs to DLJCF. DLJCF is an affiliate of the selling noteholder.

                              SELLING NOTEHOLDER

  The following table sets forth certain information regarding the beneficial ownership of our Notes by the selling Noteholder. All information contained in the table below is based upon beneficial ownership as of December 31, 1998:

                       Amount of Notes                        Amount of Notes
                      Beneficially Owned      Amount of      Beneficially Owned
Selling Noteholder     Before Offering   Notes Being Offered After Offering(1)
------------------    ------------------ ------------------- ------------------
DLJ..................     $3,000,000         $3,000,000            $0.00

----------
(1) This table assumes that all Notes owned by the selling Noteholder which are offered by this prospectus are being sold. The selling Noteholder reserves the right to accept or reject, in whole or in part, any proposed sale of Notes. The selling Noteholder also may offer and sell less than the number of Notes indicated. The selling Noteholder is not making any representation that any Notes covered by this prospectus will or will not be offered for sale.

  Except as indicated in the "Plan of Distribution," we are not aware of any material relationship between us and any selling Noteholder within the past three years other than as a result of the ownership of the Notes.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 70,000,000 shares of common stock, $.0001 par value per share, of which 5,622,309 shares were outstanding as of December 31, 1998, and 19,717,280 shares of Preferred Stock, $.0001 par value per share, 8,250,000 of which have been designated Series A Preferred Stock, 3,857,280 of which have been designated Series B Preferred Stock and 7,610,000 of which have been designated Series C Preferred Stock, all of which shares of Series A, B and C Preferred Stock are outstanding.

Series A Preferred Stock

  Each share of Series A Preferred Stock is entitled to receive dividends to the same extent as the Common Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive, subsequent to any distributions required to be made to the holders of the Series B and C Preferred Stock, but prior and in preference to any distribution of assets of the Company to the holders of Common Stock, the amount of $1.091 per share. Each share of Series A Preferred Stock is convertible at any time into Common Stock on a one-for-one basis, subject to adjustment with respect to certain dilutive issuances by the Company. In addition, all of the shares of Series A Preferred Stock will be converted automatically into Common Stock upon the occurrence of (i) the initial public offering of the Company's Common Stock at a minimum price per share of $6.00 and net proceeds to the Company of at least $15.0 million or
(ii) the conversion into Common Stock of the Convertible Subordinated Notes and/or shares of Series B Preferred Stock and/or shares of Series C Preferred Stock representing at least 30% of the aggregate number of shares of Common Stock into which all Convertible Subordinated Notes and shares of Series B and C Preferred Stock could be converted. The holders of Series A Preferred Stock are entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder vote. In addition, the Series A Preferred Stock contains customary antidilution rights in the event of certain dilutive issuances by the Company of shares or rights to acquire shares of its capital stock and protective voting provisions that, among other things, limit the Company's ability to, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, (i) create, authorize or issue any senior class or series of stock other than the Series B Preferred Stock or any securities on parity with the Series A Preferred Stock, or increase the authorized number of shares of any such class or series of stock, or reclassify any authorized stock of the Company into any such class or series of stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of stock; (ii) issue additional shares of Series A Preferred Stock;
(iii) amend, alter or repeal the Certificate of Incorporation or Bylaws of the Company in any manner adverse to the preferences, privileges, voting rights and powers of the holders of Series A Preferred Stock and (iv) voluntarily liquidate, dissolve or wind up the Company unless payments of liquidation preferences are paid in accordance with the Company's Certificate of Incorporation. Notwithstanding anything to the contrary contained above, no payments of any kind payable on the Series A Preferred Stock shall be made unless and until 95% of the Series C Preferred Stock shall have first been redeemed or converted; provided, however, after August 3, 2000, the Company may pay dividends on the Series A Preferred Stock in certain circumstances.

Series B Preferred Stock

  Subject to the rights of the holders of Series C Preferred Stock, each share of Series B Preferred Stock is entitled to receive cumulative dividends at (i) a rate of 25% of $1.5555 per share per annum from the date of issuance of such shares until November 23, 1997 and (ii) the greater of (A) 12.5% of $1.5555 per share per annum and (B) $1.5555 multiplied by the prime rate plus 2%, thereafter. Subject to the rights of the holders of Series C Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive, in preference to the holders of Series A Preferred Stock and Common Stock, an amount equal to the greater of (A) $1.5555 per share plus all accrued and unpaid dividends and (B) the amount that would have been received by a holder of one share of Series B Preferred Stock had such share been converted into Common Stock. Subject to the rights of the holders of the Series C Preferred Stock, the Company's Certificate of Incorporation requires the Company to redeem the Series B

Preferred Stock on or after July 15, 2005, to the extent the Company has funds legally available for such payment, at a redemption price of $1.5555 per share in cash, together with accrued and unpaid dividends. Each share of Series B Preferred Stock is convertible into Common Stock at any time on a one-for-one basis, subject to adjustment with respect to certain dilutive issuances by the Company. In addition, all of the shares of Series B Preferred Stock shall be converted automatically into Common Stock upon the occurrence of the initial public offering of the Company's Common Stock at a minimum price per share of $6.00 and net proceeds to the Company of at least $15.0 million. The holders of Series B Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder vote. In addition, the Series B Preferred Stock contains customary antidilution rights in the event of certain dilutive issuances by the Company of shares or rights to acquire shares of its capital stock and protective voting provisions that, among other things, (x) limit the Company's ability to, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock (so long as there remains outstanding at least 25% of the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Convertible Subordinated Notes), (i) amend, alter or repeal the Certificate of Incorporation of the Company or any significant subsidiary in any manner adverse to the preferences, privileges, voting rights and powers of the holders of the Series B Preferred Stock, (ii) voluntarily sell, convey, exchange or transfer all or substantially all of the Company's property or assets or merge or consolidate with any other corporation unless the holders of Common Stock would receive in connection therewith at least $4.67 per share, or (iii) create, authorize, or issue any class or series of stock ranking prior to the Series B Preferred Stock or any securities on parity with Series B Preferred Stock, or increase the authorized number of shares of any such class or series of stock, or reclassify any authorized stock of the Company into any such class or series of stock, or create, authorize or issue an obligation or security convertible into or evidencing the right to purchase any such class or series of stock; and (y) limit the Company's ability to, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock (so long as there remains outstanding at least 25% of the aggregate number of shares of Common Stock issuable upon conversion of the Series B and C Preferred Stock and the Convertible Subordinated Notes), (i) voluntarily liquidate, dissolve, or wind up the Company or any significant subsidiary,
(ii) increase the size of the Board of Directors of the Company or any significant subsidiary, (iii) other than indebtedness under the Notes, incur, assume, refinance, renew, discharge, repay (other than pursuant to regularly scheduled payments thereof) or cancel any indebtedness of the Company or any of its subsidiaries, (iv) except as expressly permitted or required in the Certificate of Incorporation, pay dividends or distributions on capital stock of the Company and its subsidiaries and (v) except as expressly permitted or required in the Certificate of Incorporation, redeem or repurchase any shares of capital stock of the Company. Notwithstanding anything to the contrary contained above, no payments of any kind payable on the Series B Preferred Stock shall be made unless and until 95% of the Series C Preferred Stock shall have first been redeemed or converted; provided, however, after August 3, 2000, the Company may pay dividends on the Series B Preferred Stock in certain circumstances.

Series C Preferred Stock

  After August 3, 2000, each share of Series C Preferred Stock is entitled to receive cumulative dividends at a rate per annum equal to the greater of (A) $0.50 per share per annum and (B) $4.00 multiplied by the prime rate plus 2%. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive in preference to the holders of Series A and B Preferred Stock and Common Stock an amount equal to the greater of (A) $5.00 per share plus all accrued and unpaid dividends and (B) the amount that would have been received by a holder of one share of Series C Preferred Stock had such share been converted into Common Stock. The Company's Certificate of Incorporation requires the Company to redeem the Series C Preferred Stock on or after July 15, 2005, to the extent the Company has funds legally available for such payment, at a redemption price of $5.00 per share in cash, together with accrued and unpaid dividends. Each share of Series C Preferred Stock is convertible into Common Stock at any time on a one-for-one basis, subject to adjustment with respect to certain dilutive issuances by the Company. In addition, all of the shares of Series C Preferred Stock shall be converted automatically into Common Stock upon the occurrence of the initial public offering of the Company's Common Stock at a minimum price per share of $6.00 and net proceeds to the Company of at least $15.0 million. The holders of Series C Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder vote. In addition, the Series C Preferred Stock contains customary antidilution rights in the event of certain dilutive issuances by the Company of shares or rights to acquire shares of its capital stock and protective voting provisions that, among other things, (x) limit the Company's ability to, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock (so long as there remains outstanding at least 25% of the aggregate number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock), (i) amend, alter or repeal the Certificate of Incorporation of the Company or any significant subsidiary in any manner adverse to the preferences, privileges, voting rights and powers of the holders of the Series C Preferred Stock and (ii) create, authorize, or issue any class or series of stock ranking prior to the Series C Preferred Stock or any securities on a parity with the Series C Preferred Stock, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Company into any such class or series of stock or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of stock; and (y) limit the Company's ability to, without the affirmative vote of at least 66 2/3% of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock (so long as there remains outstanding at least 25% of the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock and Convertible Subordinated Notes), (i) voluntarily liquidate, dissolve or wind up the Company or any significant subsidiary, (ii) increase the size of the Board of Directors of the Company or any significant subsidiary, (iii) other than indebtedness under the Notes, incur, assume, refinance, renew, discharge, repay (other than pursuant to regularly scheduled payments thereof) or cancel any indebtedness of the Company or any of its subsidiaries, (iv) except as expressly permitted or required in the Certificate of Incorporation, pay dividends or distributions on capital stock of the Company and its subsidiaries and (v) except as expressly permitted or required in the Certificate of Incorporation, redeem or repurchase any shares of capital stock of the Company.

Common Stock

  Each holder of Common Stock is entitled to one vote for each share held. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock, including the Series A, B and C Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security.

Registration Rights

  Pursuant to the Securityholders Agreement, holders (the "Registration Rights Holders") of approximately 22.7 million shares of Common Stock (including Common Stock issuable upon the conversion of the Series A, B and C Preferred Stock), 5.1 million shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes and 800,000 shares of Common Stock issuable upon the exercise of the Bridge Note Warrants are entitled to certain demand and piggy-back registration rights with respect to such shares. Pursuant to the Securityholders Agreement, certain of the Registration Rights Holders may currently and certain other Registration Rights Holders may, commencing six months after a public offering by the Company of its Common Stock, request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain conditions and restrictions, the Company generally will be required to use its best efforts to effect each such registration up to a maximum of four such registrations (requests for registration on Form S-3 do not count towards the number of permitted requests for registration). In addition, if the Company proposes to register any of its Common Stock either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the Registration Rights Holders and, subject to certain limitations, including in any underwritten registration the ability to limit the number of shares included in any such registration, to include in such registration all of the shares of Common Stock requested to be included by the Registration Rights Holders. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations.

Warrants

  The Company has Bridge Note Warrants outstanding exercisable for an aggregate of 800,000 shares of Common Stock at an exercise price of $1.55 per share. Such warrants expire on November 23, 2004. See "Certain Transactions -- Bridge Financing."

Transfer Agent

  The Company acts as the transfer agent and registrar for its Common and Preferred Stock.

Inter-Securityholder Agreement

  In connection with the Series C Financing, the Company entered into an Inter-Securityholder Agreement in August 1998 (the "Inter-Securityholder Agreement") with the holders (such holders, the "Series C Holders") of the Company's Series C Preferred Stock and the holders (such holders, the "Subordinated Holders") of the Company's Convertible Subordinated Notes. Pursuant to the Inter-Securityholder Agreement, the Subordinated Holders agreed, for the benefit of the Series C Holders, to among other things, (a) subordinate any obligations (the "Junior Obligations") arising from or relating to the Convertible Subordinated Notes to any obligations arising from or relating to the Series C Preferred Stock, and (b) refrain from exercising certain rights pertaining to, or receiving any payments on, the Junior Obligations under certain circumstances, without the consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding.

                            ADDITIONAL INFORMATION

  We have filed with the Commission a Registration Statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act with respect to the Notes to be sold in the Offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Phase Metrics and the Notes to be sold in the Offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, or in the case of our Subsidiary Guarantors, by including information regarding the Subsidiary Guarantors in our periodic reports under the Exchange Act.

  You may read and copy all or any portion of the Registration Statement or any reports, statements or other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Phase Metrics' Commission filings, including the Registration Statement, are also available to you on the Commission internet site (http://www.sec.gov).

  We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with respect to the annual financial statements only, a report thereon by our independent auditors and (ii) all reports required to be filed with the Commission on Form 8-K. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the Notes offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Irvine, California. Richard A. Fink, a member of Brobeck, Phleger & Harrison LLP, is Secretary of the Company and owns 40,000 shares of common stock.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   GLOSSARY

Access Speed: The time it takes to locate data on a disk, measured in milliseconds.

Actuator Mechanics: The mechanism within the disk drive that controls movement of a head stack assembly.

Areal Density: A measure of recording density calculated by multiplying bits per inch (bpi) by tracks per inch (tpi).

Asperity: A bump or protrusion on the surface of a disk.

Bit: The basic unit of storage of information in a computer system. Bits are represented by the presence or absence of changes in orientation of the magnetic domains along a track on the storage media.

Bits Per Inch (BPI): A measure of how densely information is packed on a storage medium.

Burnish: To remove asperities or particles from the surface of a disk.

Byte: Eight bits. A megabyte (MB) equals one million bytes. A gigabyte (GB) equals one billion bytes. One byte is sufficient to define all the alphanumeric characters. Storage capacity of a disk drive is commonly measured in megabytes which is the total number of storable bits, divided by eight million.

Disk: A magnetically coated disk substrate which spins inside a disk drive and is used as the storage medium for digital data.

Disk Drive: The primary data storage device used by computers. Disk drives are used to record, store and retrieve digital information in a computer system.

Flying Height: The distance between the read/write head and the disk surface, created by the cushion of air that results from the velocity of the disk rotation, which keeps the two objects from touching. Closer flying heights permit denser data storage but require more precise mechanical designs.

Gigabyte: Equal to one billion bytes or one thousand megabytes.

Glide Height: The minimum allowable distance between the read/write head and the surface of a disk. Glide height is measured in millionths of an inch (or microinches). Flying the read/write head closer to the surface of the spinning disk enhances performance in a disk drive.

Head Disk Assembly (HDA): The combination of the HSA and disk(s) as part of the final assembly of a hard disk drive.

Head Gimbal Assembly (HGA): A magnetic recording head attached to a flexure, or suspension arm, and a wire/tubing assembly.

Head Stack Assembly (HSA): Multiple head gimbal assemblies (HGAs).

Read/Write Head: A small magnetic transducer that flies above the surface of the disk and performs the functions of reading and writing data onto the disk.

MR (magnetoresistive) Head: Recording head that uses an inductive thin-film element to write data onto the media and a separate MR element to read the data. The use of a separate but more sensitive read element permits data to be recorded and, subsequently, read at much higher track densities than inductive thin-film head technology. MR head technology is regarded by many in the industry as a means to significantly increase areal densities.

Media Certification: The process of testing the magnetic qualities of a disk's surface.

Megabyte: Equal to one million bytes.

Microinch: One millionth of an inch. There are approximately 3000 microinches in a human hair and 200 microinches in a fingerprint.

Quasi-Static Test: A static test (not involving a spinning disk) utilizing comparably low frequencies.

Server: A computer generally configured for the support of concurrent multi-user applications. The server is generally a storage repository of software and data.

Servowrite: To write magnetic servo tracks on a disk surface which provide track location and positioning information.

Spindle: The drive's center shaft, on which the disks are mounted. A synchronized spindle is a shaft that allows two disks to spin simultaneously as a mirror image of each other, permitting redundant storage of data.

Storage Capacity: The amount of information, expressed in bytes, that can be stored on a hard drive.

Thin Films: For magnetic disks, films thickness measured in Angstroms (250 Angstroms = one microinch).

Throughput: The number of units (disk drives, disks or read/write heads) processed through a given manufacturing step or on a given machine per unit.

Track: One of the many concentric magnetic circle patterns written on a disk surface as a guide for storing and reading data.

Tracks Per Inch (TPI): The number of tracks per inch of media.

Transfer Rate: The rate at which the disk sends and receives data from the controller.

Yield: A measure of manufacturing efficiency; the percent of acceptable product obtained from a specific manufacturing process(es).

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
Phase Metrics, Inc.:
 Independent Auditors' Report............................................. F-2
 Consolidated Balance Sheets as of December 31, 1997 and 1998............. F-3
 Consolidated Statements of Operations for the years ended December 31,
  1996, 1997 and 1998..................................................... F-4
 Consolidated Statements of Stockholders' Deficit for the years ended
  December 31, 1996, 1997 and 1998........................................ F-5
 Consolidated Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998..................................................... F-6
 Notes to Consolidated Financial Statements............................... F-7

                         INDEPENDENT AUDITORS' REPORT

Phase Metrics, Inc.:

  We have audited the accompanying consolidated balance sheets of Phase Metrics, Inc. and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Phase Metrics, Inc. and its subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 5, 1999

                              PHASE METRICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                             December 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents............................... $  2,977  $ 24,714
  Accounts receivable, net................................   28,730    13,577
  Inventories.............................................   55,585    25,222
  Prepaid expenses and other..............................    1,975     2,189
  Income taxes receivable.................................    5,156     6,062
  Deferred tax assets.....................................    8,952       --
                                                           --------  --------
    Total current assets..................................  103,375    71,764
Property, plant and equipment, net........................   38,023    17,793
Intangible assets, net....................................    4,966     1,782
Deferred tax assets.......................................    5,269       --
Other.....................................................    3,097     4,776
                                                           --------  --------
Total assets.............................................. $154,730  $ 96,115
                                                           ========  ========
       LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable........................................ $ 10,419  $  6,682
  Accrued expenses and other liabilities..................   16,058    16,966
  Customer deposits.......................................    9,038       859
  Current portion of debt.................................    1,785     1,374
                                                           --------  --------
    Total current liabilities.............................   37,300    25,881
Long-term liabilities:
  Long-term debt..........................................  111,272   107,257
  Convertible subordinated notes..........................    8,000     8,000
  Accrued expenses and interest...........................    6,794     9,591
Series B redeemable preferred stock, $.0001 par value,
 3,857,280 shares
 authorized, issued and outstanding (liquidation
 preference of $10,578 and
 $11,328 at December 31, 1997 and 1998, respectively).....    9,237    11,331
Series C redeemable preferred stock, $.0001 par value,
 7,610,000 shares authorized, issued and outstanding
 (liquidation preference of $38,050)......................      --     31,212
Commitments and contingencies (Notes 6 and 11)
Stockholders' deficit:
  Series A preferred stock, $.0001 par value, 8,250,000
   shares authorized, issued and outstanding (liquidation
   preference of $9,000)..................................        3         3
  Common stock, $.0001 par value, 70,000,000 shares
   authorized; 5,627,431 and 5,622,309 shares issued and
   outstanding at December 31, 1997 and 1998,
   respectively...........................................    6,090     6,498
  Retained deficit........................................  (23,166) (103,298)
  Accumulated other comprehensive loss....................     (800)     (360)
                                                           --------  --------
    Total stockholders' deficit...........................  (17,873)  (97,157)
                                                           --------  --------
Total liabilities, redeemable preferred stock and
 stockholders' deficit.................................... $154,730  $ 96,115
                                                           ========  ========

See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                  Year Ended December 31,
                                                 ----------------------------
                                                   1996      1997      1998
                                                 --------  --------  --------
Net sales....................................... $190,773  $184,660  $104,994
Cost of sales...................................  103,861   101,294    93,168
                                                 --------  --------  --------
    Gross profit................................   86,912    83,366    11,826
Operating expenses:
  Research and development......................   31,110    43,572    33,329
  Selling, general and administrative...........   24,631    22,968    17,370
  Amortization and write-downs of intangibles...   28,656    14,591     3,460
  Settlement charge.............................      --        --      5,872
  Restructuring charges.........................      --        --      4,184
  Purchased in-process research and
   development..................................   13,935       --        --
                                                 --------  --------  --------
    Total operating expenses....................   98,332    81,131    64,215
                                                 --------  --------  --------
Income (loss) from operations...................  (11,420)    2,235   (52,389)
Interest expense................................    8,448    11,573    14,456
Other (income) expense, net.....................      (26)      474      (339)
                                                 --------  --------  --------
Loss before income taxes and extraordinary
 items..........................................  (19,842)   (9,812)  (66,506)
Income tax expense (benefit)....................   (8,974)   (4,268)    9,000
                                                 --------  --------  --------
Loss before extraordinary items.................  (10,868)   (5,544)  (75,506)
Extraordinary loss, net of income taxes.........   (1,122)      --     (1,345)
                                                 --------  --------  --------
Net loss........................................ $(11,990) $ (5,544) $(76,851)
                                                 ========  ========  ========
Accretion for redemption value and dividends on
 Series B and C redeemable preferred stock...... $ (3,000) $ (2,923) $ (3,281)
                                                 ========  ========  ========
Net loss attributable to common stockholders.... $(14,990) $ (8,467) $(80,132)
                                                 ========  ========  ========
Comprehensive Loss:
  Net loss...................................... $(11,990) $ (5,544) $(76,851)
Other comprehensive income (loss):
  Foreign currency translation adjustments......      --       (800)      440
                                                 --------  --------  --------
Comprehensive loss.............................. $(11,990) $ (6,344) $(76,411)
                                                 ========  ========  ========

See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (Dollars in thousands)

                              Series A                                   Accumulated
                          Preferred Stock    Common Stock    Retained       Other
                          ---------------- ----------------- Earnings   Comprehensive
                           Shares   Amount  Shares    Amount (Deficit)      Loss       Total
                          --------- ------ ---------  ------ ---------  ------------- --------
Balance, January 1,
 1996...................  8,250,000  $ 3   5,419,600  $3,298 $     291      $ --      $  3,592
Issuance of common stock
 to effect
 acquisitions...........        --   --      254,000   1,905       --         --         1,905
Exercise of options, net
 of repurchases.........        --   --      (41,100)     62       --         --            62
Accrued dividends on
 Series B redeemable
 preferred stock........        --   --          --      --     (1,500)       --        (1,500)
Accretion for redemption
 value on Series B
 redeemable preferred
 stock..................        --   --          --      --     (1,500)       --        (1,500)
Compensation expense on
 option grants..........        --   --          --      400       --                      400
Net loss................        --   --          --      --    (11,990)       --       (11,990)
                          ---------  ---   ---------  ------ ---------      -----     --------
Balance, December 31,
 1996...................  8,250,000    3   5,632,500   5,665   (14,699)       --        (9,031)
Exercise of options, net
 of repurchases.........        --   --       (5,069)     25       --         --            25
Accrued dividends on
 Series B redeemable
 preferred stock........        --   --          --      --     (1,423)       --        (1,423)
Accretion for redemption
 value on Series B
 redeemable preferred
 stock..................        --   --          --      --     (1,500)       --        (1,500)
Compensation expense on
 option grants..........        --   --          --      400       --                      400
Net loss................        --   --          --      --     (5,544)       --        (5,544)
Accumulated translation
 adjustments............        --   --          --      --        --        (800)        (800)
                          ---------  ---   ---------  ------ ---------      -----     --------
Balance, December 31,
 1997...................  8,250,000    3   5,627,431   6,090   (23,166)      (800)     (17,873)
Exercise of options, net
 of repurchases.........        --   --       (5,122)      8       --         --             8
Accrued dividends on
 Series B redeemable
 preferred stock........        --   --          --      --       (750)       --          (750)
Accretion for redemption
 value on Series B
 redeemable preferred
 stock..................        --   --          --      --     (1,337)       --        (1,337)
Accretion for dividends
 and redemption value on
 Series C redeemable
 preferred stock........        --   --          --      --     (1,194)       --        (1,194)
Compensation expense on
 option grants..........        --   --          --      400                  --           400
Net loss................        --   --          --      --    (76,851)                (76,851)
Accumulated translation
 adjustments............        --   --          --      --        --         440          440
                          ---------  ---   ---------  ------ ---------      -----     --------
Balance, December 31,
 1998...................  8,250,000  $ 3   5,622,309  $6,498 $(103,298)     $(360)    $(97,157)
                          =========  ===   =========  ====== =========      =====     ========

See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
Operating activities:
  Net loss.......................................  $(11,990) $ (5,544) $(76,851)
  Adjustments to reconcile net loss to net cash
   used for operating activities:
    Depreciation and amortization and writedowns
     of intangibles..............................    32,953    21,872    12,056
    Amortization of deferred financing costs.....       644       540       776
    Loss on disposal of property, plant and
     equipment...................................       --        714       163
    Compensation expense on option grants........       400       400       400
    Deferred income taxes........................   (16,333)   (1,353)   14,221
    Interest on convertible subordinated notes...     2,000     1,894     1,000
    Impairment of property, plant and equipment..       --        --      2,519
    Purchased in-process research and
     development.................................    13,935       --        --
    Extraordinary loss net of income taxes.......     1,122       --      1,345
    Changes in assets and liabilities:
      Accounts receivable........................     2,442    (3,688)   15,153
      Inventories................................   (20,019)   (4,508)   29,897
      Prepaid expenses and other assets..........    (5,796)    3,732    (3,681)
      Income taxes receivable....................    (5,000)     (156)     (168)
      Accounts payable...........................    (5,189)   (7,769)   (3,737)
      Customer deposits, accrued expenses and
       other liabilities.........................   (10,571)  (12,526)   (5,055)
                                                   --------  --------  --------
        Net cash used for operating activities...   (21,402)   (6,392)  (11,962)
                                                   --------  --------  --------
Investing activities:
  Acquisition of property, plant and equipment...   (24,564)  (17,091)   (1,492)
  Proceeds from sale of property, plant and
   equipment.....................................     4,431       --     11,926
  Acquisitions, net of cash acquired of $1,595...   (20,752)      --        --
  Other..........................................       --        (78)     (278)
                                                   --------  --------  --------
        Net cash provided by (used for) investing
         activities..............................   (40,885)  (17,169)   10,156
                                                   --------  --------  --------
Financing activities:
  Proceeds from term notes.......................   145,000       --        --
  Proceeds from senior notes.....................       --        --    110,000
  Repayment of term and subordinated notes.......   (80,446)   (1,800)  (79,200)
  Revolving loans--net...........................      (300)   26,900   (30,700)
  Payment of debt issuance costs.................    (3,872)     (330)   (5,560)
  Payments on capital lease obligations..........      (436)     (912)   (1,090)
  Proceeds from issuance of common stock, net of
   repurchases...................................        62        25         8
  Proceeds from issuance of preferred stock......       --        --     30,020
                                                   --------  --------  --------
        Net cash provided by financing
         activities..............................    60,008    23,883    23,478
                                                   --------  --------  --------
Effect of exchange rate changes on cash and cash
 equivalents.....................................       --        (82)       65
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................    (2,279)      240    21,737
Cash and cash equivalents, beginning of period...     5,016     2,737     2,977
                                                   --------  --------  --------
Cash and cash equivalents, end of period.........  $  2,737  $  2,977  $ 24,714
                                                   ========  ========  ========
Supplemental disclosure of cash flow information:
  Interest paid..................................  $  5,277  $  9,393  $  7,760
                                                   ========  ========  ========
  Income taxes paid (net refunds)................  $ 21,857  $ (5,357) $ (5,103)
                                                   ========  ========  ========

See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. The Company and Summary of Significant Accounting Policies

  Nature of Operations--Phase Metrics, Inc. and its wholly-owned subsidiaries (the "Company") design, manufacture and sell process and production test equipment for the data storage industry. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates in the Preparation of the Consolidated Financial Statements--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company invests its excess cash in money market accounts, commercial paper and highly liquid government securities. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the carrying amounts of cash and cash equivalents and borrowings outstanding under the Company's credit agreements approximated their respective fair values. Estimation of the fair value of the Senior notes and convertible subordinated notes is not deemed practicable as there is no public market for these notes and the Company is unable to determine the market interest rate at which financing would have been available at December 31, 1998.

  Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable.

  The Company sells its products without collateral primarily to companies located in the western United States and Asia. Historically, a significant portion of the Company's sales in any particular period have been attributable to sales to a limited number of customers. Credit is extended based on an evaluation of the customer's financial condition. The Company estimates its potential losses on trade receivables on an ongoing basis and provides for anticipated losses in the period in which the sales are recognized.

  Inventories--Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Buildings and improvements were depreciated over 39 years and equipment and furniture are generally depreciated over three to five years. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the remaining lease term or the life of the assets. Depreciation and amortization expense related to property, plant and equipment totaled $4.3 million, $7.3 million, and $8.6 million for the years ended December 31, 1996, 1997 and 1998, respectively.

  Intangible Assets--Intangible assets consist primarily of purchased technology and covenants not to compete recorded in connection with the Company's acquisitions. Purchased technology was amortized using the straight-line method over its expected useful life, generally three years. Covenants not to compete are amortized using the straight-line method over the terms of the agreements of five to seven years.

  Impairment of Long-Lived Assets--The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the underlying assets and business environment. If the Company identifies events or circumstances which indicate that an impairment might exist,

                              PHASE METRICS, INC.

the Company determines whether the sum of the estimated undiscounted future cash flows attributable to the assets in question is less than their carrying amounts. If impairment exists, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair values determined by the estimated discounted future cash flows.

  In 1996, the Company recorded write-downs totaling $11.9 million related to impairment losses primarily for Cambrian Systems, Inc. ("Cambrian") and Applied Robotic Technologies, Inc. ("ART") purchased technology. In 1997, the Company recorded a write-down totaling $2.0 million related to an impairment loss for Air Bearings, Inc. ("ABI") purchased technology. In 1998, the Company recorded write-downs totaling $2.5 million related to impairment losses for property, plant and equipment obsoleted due to restructuring activities.

  Stock-Based Compensation--As permitted by SFAS 123, "Accounting for Stock-Based Compensation," the Company has elected to account for stock-based awards to employees using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock-based awards to employees.

  Foreign Currency Translation--The financial statements of the Company's subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resulting translation adjustments are presented as a separate component of stockholders' deficit.

  Revenue and Related Cost Recognition--Sales are generally recognized upon shipment. A provision for estimated warranty and installation costs is recorded upon product shipment.

  Research and Development--Research and development costs are expensed as incurred. The Company's products include certain software applications that are integral to the operation of the product. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility of the software.

  Comprehensive Income--As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from non-owner sources. Accumulated translation adjustments of $(0.8) million and $0.4 million for the years ended December 31, 1997 and 1998 respectively, are the only other comprehensive income component for the Company and have been reported as other comprehensive income in the accompanying consolidated statements of operations.

  Segment Reporting--As of January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company operates in one reportable segment. The adoption of SFAS No. 131 has no impact on the earnings or statement of financial position of the Company. (See Note 13)

  Recent Accounting Pronouncements--In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company is required to adopt SFAS No. 133 for its fiscal year ending December 31, 1999. The Company has not yet determined the impact, if any, that adoption of SFAS No. 133 will have on its earnings or statement of financial position.

                              PHASE METRICS, INC.

  Stock Split--Concurrent with the sale of the Series C Preferred, the Company implemented a twenty-for-one stock split with respect to the Series A and Series B Preferred Stock, with corresponding adjustments to related common stock conversion factors and per share liquidation preferences, redemption prices and dividend rates. Related share information has been restated accordingly herein.

  Reclassifications--Certain prior year amounts have been reclassified to conform with the current year presentation.

2. Balance Sheet Details

 Accounts Receivable

  Accounts receivable consist of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
     Trade receivables........................................ $30,393  $15,938
     Allowance for doubtful accounts..........................  (1,663)  (2,361)
                                                               -------  -------
                                                               $28,730  $13,577
                                                               =======  =======

 Inventories

  Inventories consist of the following (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
     Raw materials and components.............................. $30,915 $ 7,277
     Work-in-process...........................................   9,796   8,237
     Finished goods............................................  14,874   9,708
                                                                ------- -------
                                                                $55,585 $25,222
                                                                ======= =======

 Property, Plant and Equipment

  Property, plant and equipment consist of the following (in thousands):

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
     Land................................................... $  2,400  $    --
     Buildings and improvements.............................    9,147       --
     Equipment and furniture................................   30,944    32,753
     Leasehold improvements.................................    5,514     5,500
     Construction in progress...............................    1,098       171
                                                             --------  --------
                                                               49,103    38,424
     Accumulated depreciation and amortization..............  (11,080)  (20,631)
                                                             --------  --------
                                                             $ 38,023  $ 17,793
                                                             ========  ========

                              PHASE METRICS, INC.

 Intangible Assets

  Intangible assets consist of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                 1997     1998
                                                               --------  ------
     Purchased technology..................................... $ 17,598  $  --
     Covenants not to compete.................................    2,175   2,175
     Patents..................................................      131     409
                                                               --------  ------
                                                                 19,904   2,584
     Accumulated amortization and write-downs.................  (14,938)   (802)
                                                               --------  ------
                                                               $  4,966  $1,782
                                                               ========  ======

 Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consist of the following (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
     Accrued warranty.......................................... $ 5,461 $ 3,625
     Accrued compensation......................................   6,271   2,173
     Accrued interest on senior notes..........................     --    5,012
     Other.....................................................   4,326   6,156
                                                                ------- -------
                                                                $16,058 $16,966
                                                                ======= =======

 Accrued Expenses and Interest

  Accrued expenses and interest consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
     Accrued interest on convertible subordinated notes.......... $6,102 $7,102
     Other accrued expenses......................................    692  2,489
                                                                  ------ ------
                                                                  $6,794 $9,591
                                                                  ====== ======

3. Acquisitions

  In January 1996, the Company acquired all of the outstanding stock of ABI and in December 1996, the Company acquired all of the outstanding stock of Santa Barbara Metric ("SBM") and a portion of the business of Kirell Development, Inc. ("KDI"). The acquired companies provided process and production test equipment for the data storage industry. The acquisitions have been accounted for in accordance with the purchase method of accounting and the accompanying consolidated financial statements reflect the purchase price allocated to assets acquired and liabilities assumed based upon their fair values as of the acquisition date. The Company's results of operations include those of the acquired companies from their respective dates of acquisition.

  In connection with the Company's acquisitions of ABI, SBM and a portion of the business of KDI in 1996, the Company acquired certain in-process research and development projects that had not reached technological feasibility and had no alternative future uses. Accordingly, $13.4 million of purchased in-process research and development was expensed in 1996.

                              PHASE METRICS, INC.

  The fair value of significant assets acquired, liabilities assumed and purchased in-process research and development is summarized as follows (in millions):

                                                                      1996
                                                                   ------------
                                                                          KDI &
                                                                    ABI    SBM
                                                                   -----  -----
     Current assets............................................... $ 4.5  $ 0.5
     Property and other assets....................................   0.7    --
     Covenant not to compete......................................   --     1.8
     Purchased technology and goodwill............................   4.9    --
     Liabilities..................................................  (0.1)  (1.4)
     Purchased in-process research and development................  11.0    2.4
                                                                   -----  -----
     Total purchase price......................................... $21.0  $ 3.3
                                                                   =====  =====

  The following summarizes the cash and noncash components of the Company's acquisitions (in millions):

                                                                       1996
                                                                      -----
     Total purchase price............................................ $24.3
     Common stock issued.............................................  (1.9)
     Cash acquired...................................................  (1.6)
                                                                      -----
     Cash used for acquisitions...................................... $20.8
                                                                      =====

  The following unaudited information presents the pro forma results of operations of the Company, after giving effect to certain adjustments including amortization of intangible assets acquired, as if each acquisition had taken place on January 1, 1996. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made on such date, nor are they necessarily indicative of future results to be expected (in thousands):

                                                                      Proforma
                                                                     Year Ended
                                                                    December 31,
                                                                        1996
                                                                    ------------
     Net sales.....................................................   $190,773
                                                                      ========
     Income before extraordinary item..............................   $  1,320
                                                                      ========
     Net income....................................................   $    198
                                                                      ========

                              PHASE METRICS, INC.

4. Debt

  Debt Summary--Debt is summarized as follows (in thousands):

                                                             December 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
   Senior notes........................................... $    --   $105,487
   Credit agreements......................................  109,900       --
   Convertible subordinated notes.........................    8,000     8,000
   Capital lease obligations with weighted average annual
    interest rates of 9%..................................    3,157     3,144
                                                           --------  --------
   Total..................................................  121,057   116,631
   Less current portion...................................   (1,785)   (1,374)
                                                           --------  --------
   Long-term debt......................................... $119,272  $115,257
                                                           ========  ========

  Senior Notes--In January 1998, the Company sold $110.0 million of its 10.75% Senior Notes due January 2005 (the "Notes"), in a private offering. The Notes bear interest at 10.75% per annum, payable semiannually in arrears in February and August. The Notes are senior unsecured obligations of the Company, and are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002, in cash at redemption prices as defined. In addition, at any time prior to February 1, 2001, the Company may redeem up to 33% of the Notes at a redemption price as defined, with the net proceeds of a public equity offering, as defined. Issuance costs of the Notes offering totaled $5.1 million, including $3.6 million of underwriting discount paid to an affiliate of a number of major stockholders of the Company.

  The Notes contain customary affirmative and negative covenants, including limitations on other indebtedness, liens, investments and guarantees, restricted payments, mergers and acquisitions, sales of assets, capital expenditures, leases and affiliate transactions.

  Effective in October 1998, the Company completed offers to exchange all of the Notes with new notes with substantially identical terms that are registered under the Securities Act of 1933, as amended.

  The Company is accreting the carrying value of the senior notes payable to their redemption value.

  Credit Agreements--At December 31, 1997, the Company had a $120.0 million credit agreement (the "Credit Agreement") with a group of financial institutions (the "Lenders") which provided for five-year term loans (the "Term Loans") in the principal amount of $80.0 million and a three-year revolving credit facility (the "Revolver") of up to $40.0 million. In connection with the Credit Agreement, the Company paid fees of $1.2 million, for debt issuance costs to the syndication agent, who was an affiliate of a number of the major stockholders of the Company.

  Concurrently with closing the sale of the Notes, the Company entered into a $25 million revolving credit facility with a group of banks (the "New Credit Facility").

  The Company used the net proceeds of the Notes of $104.9 million, together with existing cash and an initial draw of $1.6 million under the New Credit Facility to repay in full its then existing credit agreements and accrued interest, as well as to pay fees of $0.3 million for the New Credit Facility.

  In connection with the January 1998 repayment of its then existing credit agreements and accrued interest, the related unamortized debt issuance costs were written off. This write-off, net of related tax benefit of $0.7 million, has been reported as an extraordinary loss in the accompanying consolidated statements of operations.

                              PHASE METRICS, INC.

  In August 1998, with the proceeds from the sale of its Series C Preferred Stock (see Note 9), the Company repaid in full the New Credit Facility and accrued interest, totaling $7.1 million, and terminated the New Credit Facility. In connection with this repayment, in the third quarter of 1998 the Company recorded a $0.4 million write-off of the related unamortized debt issuance costs as an extraordinary loss in the accompanying consolidated statements of operations.

  In connection with the refinancing of certain credit facilities in January and December 1996, the related unamortized debt issuance costs were written off. These write-offs, net of related tax benefit, have been reported as extraordinary items in the accompanying consolidated statements of operations. In connection with the December 1996 refinancing, the Company paid fees of $1.2 million to an affiliate of a number of major stockholders of the Company. The Company also paid this same entity $200,000 in fees for financial advisory services in each of 1996, 1997 and 1998.

  Convertible Subordinated Notes--In November 1994, the Company issued and sold $8.0 million principal amount of its convertible subordinated notes (the "Convertible Subordinated Notes") to certain stockholders.

  The Convertible Subordinated Notes mature in July 2005. Interest accrued at $2 million per year from issuance through November 23, 1997, and thereafter at a minimum of $1 million per year. The Convertible Subordinated Notes bore interest at 12.5% as of December 31, 1998. Interest is payable at maturity. The convertible subordinated notes, including accrued interest are: (i) convertible into 5,142,720 shares of Common Stock at the option of the holder,
(ii) automatically converted into Common Stock upon effectiveness of a public equity offering as defined, and (iii) entitled to anti-dilution rights.

5. Income Taxes

  The components of income tax expense (benefit) are summarized as follows (in thousands):

                                                   Years Ended December 31,
                                                   --------------------------
                                                     1996     1997     1998
                                                   --------  -------  -------
   Current income taxes:
     Federal...................................... $  6,330  $(2,915) $(5,960)
     State........................................      590      --       --
                                                   --------  -------  -------
       Total......................................    6,920   (2,915)  (5,960)
   Deferred income taxes:
     Federal......................................  (13,610)     386   17,782
     State........................................   (3,211)  (1,739)  (3,561)
                                                   --------  -------  -------
       Total......................................  (16,821)  (1,353)  14,221
   Income tax (benefit) expense before
    extraordinary items...........................   (9,901)  (4,268)   8,261
   Extraordinary items............................      927      --       739
                                                   --------  -------  -------
   Income tax expense (benefit)................... $ (8,974) $(4,268) $ 9,000
                                                   ========  =======  =======

                              PHASE METRICS, INC.

  The reconciliations between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                               Years Ended December 31,
                                              ------------------------------
                                                1996       1997       1998
                                              --------   --------   --------
     Statutory tax rate--expense (benefit)...    (35.0)%    (34.0)%    (34.0)%
     Federal research and development
      credits................................     (4.0)      (8.2)      (1.7)
     State income taxes, net of federal
      benefit................................     (6.6)      (4.2)      (3.3)
     Foreign sales corporation, net of tax...     (2.4)       --         --
     Purchased in-process research and
      development............................      1.8        --         --
     Compensation on option grants...........      0.6        1.4        0.2
     Valuation allowance.....................      --         --        50.7
     Other...................................      0.4        1.5        0.6
                                              --------   --------   --------
     Effective tax rate--expense (benefit)...    (45.2)%    (43.5)%     12.5 %
                                              ========   ========   ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting and the amounts used for income tax purposes. The items comprising the Company's deferred tax assets are as follows (in thousands):

                                                              December 31,
                                                            -----------------
                                                             1997      1998
                                                            -------  --------
     Reserves not currently deductible..................... $ 5,492  $  7,252
     Customer deposits.....................................   1,469       539
     Uniform capitalization adjustment.....................     707       282
     State taxes...........................................  (1,345)   (2,635)
     Purchased technology..................................   6,540     6,228
     Property and equipment................................     --      2,218
     Tax loss and credit carryforwards (expiring through
      2018)................................................     803    18,261
     Other.................................................     555     1,419
     Valuation Allowance...................................     --    (33,564)
                                                            -------  --------
     Total................................................. $14,221  $    --
                                                            =======  ========

  At December 31, 1998, the Company had available federal and California state net operating loss carryforwards of approximately $36.4 million in the aggregate, to offset future taxable income through 2013 and 2003, respectively. Current tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change," as defined by the Internal Revenue Code. If there should be an ownership change, the Company's ability to utilize its carryforwards could be limited.

  In 1998, the Company recorded a $33.6 million valuation allowance against its entire net deferred tax asset balance due to uncertainty regarding realization of the deferred tax asset, due to the significant loss incurred in 1998 and uncertainty regarding future taxable income.

6. Leases

  Sale/Leaseback--In December 1998, the Company disposed of the real property, improvements, fixtures and office buildings (collectively, the "Property") located at its San Diego facility for net proceeds of $11.9 million. The purchaser of the Property included an entity which is affiliated with a number of the Company's major stockholders. The property was listed and sold through a national real estate broker and the

                              PHASE METRICS, INC.

Company believes the purchase price represented fair value for the property. In connection with the sale of the Property, the Company entered into a lease with the purchaser to leaseback a portion of the Property. The resulting gain of $0.9 million from the sale of the Property has been deferred in the accompanying financial statements, and will be amortized to income over the three year term of the lease.

  Capital Leases--The Company entered into capital lease obligations of $1.8 million, $0.8 million, and $1.1 million in connection with lease agreements for equipment and furniture during the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1997 and 1998, assets under capital leases included in property, plant and equipment totaled $4.4 million and $3.2 million, respectively, with accumulated amortization of $1.3 million in each year.

  Operating Leases--The Company leases certain of its facilities and certain equipment under operating leases that expire at various dates through 2003. Certain facility leases include provisions for inflation escalation adjustments, as well as one to five year renewal options. Rent expense under operating leases totaled $3.4 million, $5.1 million and $4.8 million for the years ended December 31, 1996, 1997 and 1998, respectively.

  Future minimum lease payments under capital and operating leases as of December 31, 1998 are summarized as follows (in thousands):

                                                              Capital  Operating
     Year Ending December 31:                                 Leases    Leases
     ------------------------                                 -------  ---------
     1999.................................................... $ 1,595   $3,157
     2000....................................................   1,453    2,846
     2001....................................................     352    1,676
     2002....................................................      81      869
     2003....................................................     --       607
                                                              -------   ------
     Total...................................................   3,481   $9,155
                                                                        ======
     Amount representing interest............................    (337)
                                                              -------
     Present value of minimum lease payments.................   3,144
     Current portion.........................................  (1,374)
                                                              -------
     Long-term portion....................................... $ 1,770
                                                              =======

7. Settlement Charge

  In April 1998, the Company entered into an agreement (the "Settlement Agreement") to reimburse a major customer for costs incurred in connection with the customer's cancellation of a contract with a third party to purchase upgrades to certain production test equipment originally purchased from the Company. The Company took this action to protect its intellectual property and preserve a valued customer relationship. The Company concluded that this action was necessary in order to discourage further unauthorized use of its intellectual property in the future by this or other third parties. The Company recorded a $5.9 million charge to earnings in the second quarter of 1998 in connection with the Settlement Agreement. The Company is making the reimbursement provided for under the Settlement Agreement by providing a credit to the customer for products purchased by the customer. Products purchased under the Settlement Agreement are at favorable pricing which negatively impacted the Company's gross profit margin in 1998. Such negative impact is expected to continue in 1999.

                              PHASE METRICS, INC.

8. Restructuring and Valuation Charges

  In 1998, the data storage industry in general, including many of the Company's customers, experienced significant weakness in demand for data storage products, intense competition, pricing erosion and overcapacity in manufacturing operations. Such adverse market conditions resulted in the rescheduling or cancellation of orders by several of the Company's major customers and had a material adverse effect on the Company's business, results of operations and financial condition. In light of these circumstances, and the Company's expectation that the impact on its operations of the data storage industry's adverse market conditions will extend for the foreseeable future, the Company implemented a plan of restructuring in June 1998, (the "June Restructuring"). The June Restructuring included a workforce reduction of approximately 115 employees, relocation and consolidation of much of its Concord, California operation to the Company's Fremont, California facility, and consolidation of its San Diego, California facility.

  In the second quarter of 1998, the Company recorded a charge of $3.0 million related to the June Restructuring. The significant components of the restructuring charge were $0.9 million for employee severance costs, $2.0 million in impairment costs related to property, plant and equipment obsoleted due to restructuring activities, and $0.1 million of other costs.

  Due to the continued downturn in the data storage industry, the Company implemented a plan of restructuring in November 1998 (the "November Restructuring"). The November Restructuring included a workforce reduction of approximately 60 employees, and a consolidation of facilities at the Company's Fremont, California location.

  In the fourth quarter of 1998, the Company recorded a charge of $1.1 million related to the November Restructuring. The significant components of the restructuring charge were $0.3 million for employee severance costs and $0.6 million in impairment costs related to property, plant and equipment obsoleted due to restructuring activities, and $0.2 million of other costs.

  Also, in connection with the industry downturn and resultant decrease in demand for the Company's products, in 1998 the Company recorded $19.8 million in charges to cost of sales to write-off excess and obsolete inventory.

  As of December 31, 1998, $1.1 million had been paid and $0.4 million was recorded as an accrued liability for remaining severance and other costs related to the June and November restructurings. Relocation of the Concord operation, and consolidation of facilities at the Fremont and San Diego locations were complete as of December 31, 1998.

9. Redeemable Preferred Stock

  The Series B redeemable preferred stock ("Series B Preferred Stock") is: (i) voting, (ii) convertible at the option of the holder into Common Stock on a one-for-one basis, (iii) entitled to $1.56 per share preference to Common Stockholders in the event of liquidation, after payment of dividends, (iv) entitled to cumulative dividends at a minimum rate of $1.5 million per year through November, 1997 and thereafter at a minimum rate of $0.8 million per year, (v) automatically converted into Common Stock on a one-for-one basis upon the effectiveness of a public equity offering as defined, (vi) entitled to antidilution rights, (vii) to have approval rights on new issuances of Preferred Stock and (viii) redeemable at $1.56 per share beginning July 2005, subject to funds legally available, after payment of dividends.

  The $6.0 million redemption value was accreted to retained earnings over the original redemption period which ended November 23, 1998.

                              PHASE METRICS, INC.

  In August and September 1998, the Company sold 7,610,000 shares of Series C redeemable preferred stock (the "Series C Preferred Stock") for $4 per share. The proceeds of approximately $30.4 million were used to repay in full the Company's then existing revolving line of credit and accrued interest totaling $7.1 million, with the remainder for general operating purposes.

  The Series C Preferred Stock is: (i) voting, (ii) convertible at the option of the holder into Common Stock on a one-for-one basis, (iii) entitled to $5 per share preference to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and the Convertible Subordinated Notes in the event of liquidation, after payment of dividends, (iv) entitled to cumulative dividends at a minimum rate of $3.8 million per year beginning August 2000,
(v) automatically converted into Common Stock on a one-for-one basis upon the effectiveness of a public equity offering as defined, (vi) entitled to antidilution rights, (vii) to have approval rights on new issuances of Preferred Stock and (viii) redeemable at $5 per share beginning July 2005, after payment of dividends.

  The dividends and the excess of redemption price over sales price are being accreted to retained earnings using the effective interest method over the redemption period ending July 2005.

10. Stockholders' Deficit

  Series A Preferred Stock--Series A Preferred Stock is: (i) voting, (ii) convertible at the option of the holder into Common Stock on a one-for-one basis, (iii) entitled to $1.09 per share preference to Common Stockholders in the event of liquidation, after payment to Series B and C Preferred Stockholders, (iv) entitled to dividends to the same extent as Common Stockholders, (v) automatically converted into Common Stock on a one-for-one basis upon the effectiveness of a public equity offering as defined and
(vi) entitled to anti-dilution rights.

  Common Shares Reserved--As of December 31, 1998, the Company has reserved the following number of shares of Common Stock for future issuance:

     Conversion of Series A, B and C Preferred Stock................. 19,717,280
     Conversion of subordinated notes................................  5,142,720
     Exercise and issuance of stock options..........................  4,931,691
     Exercise of warrants............................................    800,000
                                                                      ----------
     Total........................................................... 30,591,691
                                                                      ==========

  Registration Rights--Series A, B and C Preferred Stockholders, Convertible Subordinated Noteholders and the holders of the Common Stock warrants (collectively "Securityholders") have been granted certain registration rights. Such rights may be invoked by request of the holders of at least 25% of such securities then outstanding or to be issued upon conversion of the Series A, B or C Preferred Stock. The Securityholders have been granted a right of first refusal to purchase any capital stock offered for sale as defined.

  Warrants--In connection with the issuance and repayment of certain debt, the Company has outstanding warrants to acquire 800,000 shares of Common Stock at $1.55 per share. The warrants expire on November 23, 2004.

  Stock Option Plan--Under the 1995 Stock Option Plan (the "Plan"), 6,400,000 shares of Common Stock are reserved for issuance upon exercise of options granted by the Company. Under the Plan, incentive and non-qualified stock options may be granted to employees, officers, directors and consultants to purchase shares of the Company's Common Stock. The exercise price for an incentive stock option and a nonqualified stock option cannot be less than 100% and 85%, respectively, of the fair market value of the Company's Common Stock on the grant date as determined by the Board of Directors. Options vest over three or five years. Options are

                              PHASE METRICS, INC.

immediately exercisable and underlying shares are subject to the Company's repurchase rights, which lapse over the original vesting period of the options exercised. Options expire as determined by the Board of Directors, but not more than 10 years after the grant date. In addition, the Company has outstanding options to purchase an additional 100,000 shares of Common Stock granted outside of the Plan. At December 31, 1998, 2,527,682 shares were available for future option grants.

  A summary of stock option transactions is as follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                                         Price
                                                            Number of     Per
                                                              Shares     Share
                                                            ----------  --------
     Balance at January 1, 1996............................    824,000   $1.66
     Granted...............................................  1,108,000    7.50
     Exercised.............................................    (35,216)   2.88
     Canceled..............................................   (179,983)   3.35
                                                            ----------
     Balance at December 31, 1996..........................  1,716,801    5.22
     Granted...............................................  1,093,500    8.36
     Exercised.............................................    (52,498)   1.69
     Canceled..............................................   (469,619)   6.72
                                                            ----------
     Balance at December 31, 1997..........................  2,288,184    6.49
     Granted...............................................  1,181,200    4.22
     Exercised.............................................    (32,365)   1.01
     Canceled.............................................. (1,033,010)   7.07
                                                            ----------
     Balance at December 31, 1998..........................  2,404,009   $5.20
                                                            ==========
     Vested at December 31, 1996...........................    202,600   $1.58
                                                            ==========
     Vested at December 31, 1997...........................    495,833   $4.32
                                                            ==========
     Vested at December 31, 1998...........................    656,319   $5.02
                                                            ==========
     Subject to repurchase at December 31, 1996............    817,679   $0.58
                                                            ==========
     Subject to repurchase at December 31, 1997............    493,063   $0.55
                                                            ==========
     Subject to repurchase at December 31, 1998............    221,752   $0.56
                                                            ==========

  The Company recognized compensation expense of $0.4 million during each of the years ended December 31, 1996, 1997 and 1998 for the amortization of the excess of the fair market value of the Company's Common Stock on the grant date over the exercise price of certain stock options granted in 1995. The remaining unamortized compensation expense related to such options is $0.7 million at December 31, 1998, which will be recognized ratably over the remaining vesting period.

  The pro forma information required by SFAS 123 and presented below has been determined as if the Company had accounted for its employee stock awards under the Plan using the minimum value method of that statement. The fair value for these awards was estimated at the date of grant using the minimum value pricing model with the following weighted-average assumptions for December 31, 1996, 1997 and 1998, respectively: weighted average risk-free interest rates of 5.84%, 6.04% and 5.26%; no dividend yield; and a weighted average expected life of 3.5, 3.5 and 3.2 years. In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock awards.

                              PHASE METRICS, INC.

  For purposes of pro forma disclosures, the estimated fair value of the awards is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):

                                                          Years Ended December 31,
                                                          ------------------------
                                                           1996    1997   1998
                                                          ------- ------ -------
     Pro forma net loss.................................. $12,487 $5,976 $76,742
                                                          ======= ====== =======

  The following table summarizes information as of December 31, 1998 concerning options outstanding:

                                     Weighted Average                       Shares
     Exercise        Options            Remaining                         Subject to
      Prices       Outstanding       Contractual Life       Vested        Repurchase
     --------      -----------       ----------------       -------       ----------
                                         (years)
     $0.37            100,500              6.33              78,733        197,252
      1.00            234,867              6.57             161,750         20,450
      3.75            943,200              9.68                 533            --
      5.00             87,600              6.85              60,917            --
      5.50             32,000              9.31                 --             --
      7.50            577,908              7.67             240,948          4,050
      8.75            427,934              8.61             113,438            --
                    ---------                               -------        -------
                    2,404,009                               656,319        221,752
                    =========                               =======        =======

  The weighted average fair value of options granted during the years ended December 31, 1996, 1997 and 1998 was $1.33, $1.53 and $0.64, respectively.

11. Commitments and Contingencies

  Acquisition-Related Agreements--Concurrent with certain of its acquisitions, the Company entered into earn-out agreements based on units produced or sold. At December 31, 1998, future potential combined maximum earn-out payments in connection with such acquisitions are not expected to be material. During the years ended December 31, 1996, 1997 and 1998, $3.8 million, $2.0 million and $1.1 million, respectively, of earn-outs have been paid and charged to operations.

  Letter of Credit--As of December 31, 1998, the Company had a letter of credit outstanding to a third party beneficiary in the amount of $2.1 million. The letter of credit is secured by a $2.1 million certificate of deposit which is included in non-current assets on the accompanying balance sheet.

  Legal Matters--The Company is also subject to various other legal matters in the normal course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these other matters will not have a material adverse effect on its business, operating results or financial condition.

12. Employee Savings Plan

  Under the Company's 401(k) plan (the "Plan"), eligible employees may defer up to 15% of their pretax earnings, subject to the Internal Revenue Service annual contribution limit. Company matching contributions to the Plan were $0.4 million for 1996 and $0.6 million for each of 1997 and 1998.

                              PHASE METRICS, INC.

13. Industry and Geographic Information

  The Company operates in one reportable segment. Sales to customers outside the United States (primarily Asia) totaled 57%, 49%, and 49% of net sales for the years ended December 31, 1996, 1997 and 1998, respectively. As of December 31, 1997 and 1998, balances due from foreign customers (primarily located in Asia) were $12.0 million and $4.0 million, respectively.

  The Company had sales to individual customers in excess of 10% of net sales, as follows:

                                                                  1996 1997 1998
   Customer:                                                      ---- ---- ----
     A........................................................... 19%  18%  17%
     B........................................................... --   --   17%
     C........................................................... --   17%  16%
     D........................................................... 15%  16%  --
     E........................................................... 12%  --   --

  As of December 31, 1997 and 1998, accounts receivable from individual customers with balances due in excess of 10% of total accounts receivable totaled $17.6 million and $12.3 million, respectively.

  For the year ended December 31, 1998, the Company recorded revenue from customers throughout the United States and Japan, Korea and Singapore (collectively referred to as "Asia"). The following presents net sales for the years ended December 31, 1996, 1997 and 1998 and long-lived assets as of December 31, 1997 and 1998 by geographic territory:

                                 1996          1997                1998
                               -------- ------------------- -------------------
                                 Net      Net    Long-Lived   Net    Long-Lived
                                Sales    Sales     Assets    Sales     Assets
                               -------- -------- ---------- -------- ----------
   United States--Domestic.... $ 82,032 $ 94,177  $50,552   $ 53,547  $23,589
                --Foreign.....  108,238   87,594      --      39,758      --
   Japan......................      500      985      212      8,850      195
   Singapore and other Asia...        3    1,904      591      2,839      567
                               -------- --------  -------   --------  -------
   Total...................... $190,773 $184,660  $51,355   $104,994  $24,351
                               ======== ========  =======   ========  =======

14. Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries.

  The Company conducts substantially all of its business through the parent company and its domestic and foreign subsidiaries. In January 1998, the Company issued the Notes (see Note 4). The Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries").

  Presented below is condensed consolidating financial information for Phase Metrics, Inc. (the "Parent Company"), the Guarantor Subsidiaries and the wholly-owned foreign subsidiaries (the "Non-Guarantor Subsidiaries") for the years ended December 31, 1996, 1997 and 1998. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the expected guarantee structure of the Senior Notes was in effect at the beginning of the periods presented. Separate financial statements for the Guarantor Subsidiaries are not presented based on management's determination that they would not provide additional information that is material to investors.

  The supplemental condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          Year Ended December 31, 1996

                                                    Foreign
                           Parent    Guarantor   Non-Guarantor Eliminating
                          Company   Subsidiaries Subsidiaries    Entries   Consolidated
                          --------  ------------ ------------- ----------- ------------
                                                 (in thousands)
Net sales...............  $162,442    $37,654       $4,384      $(13,707)    $190,773
Cost of sales...........    95,285     18,217        2,521       (12,162)     103,861
                          --------    -------       ------      --------     --------
 Gross profit...........    67,157     19,437        1,863        (1,545)      86,912
Research and development
 expense................    29,397      1,539          174           --        31,110
Selling, general and
 administrative
 expense................    19,267      4,449        1,391          (476)      24,631
Amortization and write-
 downs of intangibles...    28,656        --           --            --        28,656
Purchased in-process
 research and
 development expense....    13,935        --           --            --        13,935
                          --------    -------       ------      --------     --------
 Income (loss) from
  operations ...........   (24,098)    13,449          298        (1,069)     (11,420)
Interest expense........     8,408         38            2           --         8,448
Other (income) expense--
 net....................       (22)        (5)           1           --           (26)
                          --------    -------       ------      --------     --------
 Income (loss) before
  equity in
  subsidiaries, taxes
  and extraordinary
  items.................   (32,484)    13,416          295        (1,069)     (19,842)
Equity in net income of
 subsidiaries...........     6,219        --           --         (6,219)         --
Income tax expense
 (benefit)..............   (15,397)     6,305          118           --        (8,974)
                          --------    -------       ------      --------     --------
 Net income (loss)
  before extraordinary
  items.................   (10,868)     7,111          177        (7,288)     (10,868)
Extraordinary loss, net
 of income taxes........     1,122        --           --            --         1,122
                          --------    -------       ------      --------     --------
Net income (loss).......  $(11,990)   $ 7,111       $  177      $ (7,288)    $(11,990)
                          ========    =======       ======      ========     ========

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          Year Ended December 31, 1996

                                                   Foreign
                          Parent    Guarantor   Non-Guarantor Eliminating
                         Company   Subsidiaries Subsidiaries    Entries   Consolidated
                         --------  ------------ ------------- ----------- ------------
                                                (in thousands)
Net income (loss)....... $(11,990)   $ 7,111       $   177      $(7,288)    $(11,990)
 Depreciation and
  amortization and
  write-downs of
  intangibles...........   32,511        347            95          --        32,953
 Equity in net income of
  subsidiaries..........   (6,219)       --            --         6,219          --
 Other non-cash
  adjustments...........    3,044        --            --           --         3,044
 Purchased in-process
  research and
  development...........   13,935        --            --           --        13,935
 Extraordinary items....    1,122        --            --           --         1,122
 Changes in working
  capital...............  (60,782)     1,521        (2,274)       1,069      (60,466)
                         --------    -------       -------      -------     --------
   Net cash provided by
    (used for) operating
    activities..........  (28,379)     8,979        (2,002)         --       (21,402)
                         --------    -------       -------      -------     --------
Investing activities:
 Acquisition of
  property, plant and
  equipment.............  (23,519)      (627)         (418)         --       (24,564)
 Acquisitions, net of
  cash acquired of
  $1,597................  (20,752)       --            --           --       (20,752)
                         --------    -------       -------      -------     --------
   Net cash used for
    investing
    activities..........  (44,271)      (627)         (418)         --       (45,316)
                         --------    -------       -------      -------     --------
Financing activities:
 Revolving loans--net...     (300)       --            --           --          (300)
 Proceeds from term
  notes.................  145,000        --            --           --       145,000
 Repayment of term and
  subordinated notes....  (80,429)       (17)          --           --       (80,446)
 Intercompany balances
  and other.............    4,478     (7,213)        2,920          --           185
                         --------    -------       -------      -------     --------
   Net cash provided by
    (used for) financing
    activities..........   68,749     (7,230)        2,920          --        64,439
                         --------    -------       -------      -------     --------
Net increase (decrease)
 in cash and cash
 equivalents............   (3,901)     1,122           500          --        (2,279)
Cash and cash
 equivalents, beginning
 of period..............    5,016        --            --           --         5,016
                         --------    -------       -------      -------     --------
Cash and cash
 equivalents, end of
 period................. $  1,115    $ 1,122       $   500      $   --      $  2,737
                         ========    =======       =======      =======     ========

                              PHASE METRICS, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               December 31, 1997

                                     ASSETS

                                                    Foreign
                           Parent    Guarantor   Non-Guarantor Eliminating
                          Company   Subsidiaries Subsidiaries    Entries   Consolidated
                          --------  ------------ ------------- ----------- ------------
                                                 (in thousands)
Accounts receivable--
 net....................  $ 27,693    $   470       $   567     $    --      $ 28,730
Inventories.............    48,255      5,624         5,844       (4,138)      55,585
Other current assets....    17,672        786           602          --        19,060
Property, plant and
 equipment, net.........    35,510      2,194           319          --        38,023
Intercompany balances...    (4,308)    11,589        (7,281)         --           --
Investment in
 subsidiaries...........    13,247        --            --       (13,247)         --
Other ..................    12,800         48           484          --        13,332
                          --------    -------       -------     --------     --------
  Total assets..........  $150,869    $20,711       $   535     $(17,385)    $154,730
                          ========    =======       =======     ========     ========

   LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Other current
 liabilities............  $ 32,241    $ 3,079       $   195     $    --      $ 35,515
Current portion of
 debt...................     1,785        --            --           --         1,785
Long-term debt..........   119,272        --            --           --       119,272
Redeemable preferred
 stock..................     9,237        --            --           --         9,237
Other...................     6,207        --            587          --         6,794
Stockholders' equity
 (deficit)..............   (17,873)    17,632          (247)     (17,385)     (17,873)
                          --------    -------       -------     --------     --------
  Total liabilities,
   redeemable preferred
   stock and
   stockholders' equity
   (deficit)............  $150,869    $20,711       $   535     $(17,385)    $154,730
                          ========    =======       =======     ========     ========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          Year Ended December 31, 1997

                                                    Foreign
                           Parent    Guarantor   Non-Guarantor Eliminating
                          Company   Subsidiaries Subsidiaries    Entries   Consolidated
                          --------  ------------ ------------- ----------- ------------
                                                 (in thousands)
Net sales...............  $165,724    $38,995       $12,631     $(32,690)    $184,660
Cost of sales...........   102,461     16,098        11,069      (28,334)     101,294
                          --------    -------       -------     --------     --------
 Gross profit...........    63,263     22,897         1,562       (4,356)      83,366
Research and development
 expense................    40,412      3,004           156          --        43,572
Selling, general and
 administrative
 expense................    18,559      3,556         2,140       (1,287)      22,968
Amortization and write-
 downs of intangibles...    14,591        --            --           --        14,591
                          --------    -------       -------     --------     --------
 Income (loss) from
  operations............   (10,299)    16,337          (734)      (3,069)       2,235
Interest expense........    11,566        --              7          --        11,573
Other (income) expense--
 net....................       278        (53)          249          --           474
                          --------    -------       -------     --------     --------
 Income (loss) before
  equity in subsidiaries
  and taxes.............   (22,143)    16,390          (990)      (3,069)      (9,812)
Equity in net income of
 subsidiaries...........     5,631        --            --        (5,631)         --
Income tax expense
 (benefit)..............   (10,968)     7,130          (430)         --        (4,268)
                          --------    -------       -------     --------     --------
Net income (loss).......  $ (5,544)   $ 9,260       $  (560)    $ (8,700)    $ (5,544)
                          ========    =======       =======     ========     ========

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          Year ended December 31, 1997

                                                   Foreign
                          Parent    Guarantor   Non-Guarantor Eliminating
                         Company   Subsidiaries Subsidiaries    Entries   Consolidated
                         --------  ------------ ------------- ----------- ------------
Net income (loss)......  $ (5,544)   $ 9,260       $  (560)     $(8,700)    $ (5,544)
 Depreciation and
  amortization and
  write-downs of
  intangibles..........    21,119        487           266          --        21,872
 Equity in net income
  of subsidiaries......    (5,631)       --            --         5,631          --
 Other non-cash
  adjustments..........     3,548        --            --           --         3,548
 Changes in working
  capital..............   (21,090)    (4,154)       (4,093)       3,069      (26,268)
                         --------    -------       -------      -------     --------
  Net cash provided by
   (used for) operating
   activities..........    (7,598)     5,593        (4,387)         --        (6,392)
                         --------    -------       -------      -------     --------
Investing activities:
 Acquisition of
  property, plant and
  equipment............   (15,442)    (1,404)         (245)         --       (17,091)
 Other.................       (78)       --            --           --           (78)
                         --------    -------       -------      -------     --------
  Net cash used for
   investing
   activities..........   (15,520)    (1,404)         (245)         --       (17,169)
                         --------    -------       -------      -------     --------
Financing activities:
 Revolving loans--net..    26,900        --            --           --        26,900
 Repayment of term and
  subordinated notes...    (1,776)       --            (24)         --        (1,800)
 Other.................    (1,364)    (4,531)        4,678          --        (1,217)
                         --------    -------       -------      -------     --------
  Net cash provided by
   (used for) financing
   activities..........    23,760     (4,531)        4,654          --        23,883
                         --------    -------       -------      -------     --------
Effect of exchange rate
 changes on cash and
 cash equivalents......       --         --            (82)         --           (82)
Net increase (decrease)
 in cash and cash
 equivalents...........       642       (342)          (60)         --           240
Cash and cash
 equivalents, beginning
 of period.............     1,115      1,122           500          --         2,737
                         --------    -------       -------      -------     --------
Cash and cash
 equivalents, end of
 period................  $  1,757    $   780       $   440      $   --      $  2,977
                         ========    =======       =======      =======     ========

                              PHASE METRICS, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               December 31, 1998


                                     ASSETS

                                                    Foreign
                           Parent    Guarantor   Non-Guarantor Eliminating
                          Company   Subsidiaries Subsidiaries    Entries   Consolidated
                          --------  ------------ ------------- ----------- ------------
                                                 (in thousands)
Cash and cash
 equivalents............  $ 23,631    $    13       $ 1,070     $    --      $ 24,714
Accounts receivable,
 net....................    11,001        315         2,261          --        13,577
Inventories.............    23,346        614         5,110       (3,848)      25,222
Other current assets....     8,084          5           162          --         8,251
Property, plant and
 equipment, net.........    16,814        701           278          --        17,793
Intercompany balances...      (809)     9,375        (8,566)         --           --
Investment in
 subsidiaries...........     6,655        --            --        (6,655)         --
Other...................     6,073          1           484          --         6,558
                          --------    -------       -------     --------     --------
  Total assets..........  $ 94,795    $11,024       $   799     $(10,503)    $ 96,115
                          ========    =======       =======     ========     ========

   LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Other current
 liabilities............  $ 23,768    $   264       $   475     $    --      $ 24,507
Current portion of
 debt...................     1,374        --            --           --         1,374
Long-term debt..........   115,257        --            --           --       115,257
Redeemable preferred
 stock..................    42,543        --            --           --        42,543
Other...................     9,010        --            581          --         9,591
Stockholders' equity
 (deficit)..............   (97,157)    10,760          (257)     (10,503)     (97,157)
                          --------    -------       -------     --------     --------
  Total liabilities,
   redeemable preferred
   stock and
   stockholders' equity
   (deficit)............  $ 94,795    $11,024       $   799     $(10,503)    $ 96,115
                          ========    =======       =======     ========     ========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          Year ended December 31, 1998

                                                    Foreign
                           Parent    Guarantor   Non-Guarantor Eliminating
                          Company   Subsidiaries Subsidiaries    Entries   Consolidated
                          --------  ------------ ------------- ----------- ------------
                                                 (in thousands)
Net sales...............  $ 97,969    $ 9,769       $15,086     $(17,830)    $104,994
Cost of sales...........    95,224      2,494        13,532      (18,082)      93,168
                          --------    -------       -------     --------     --------
 Gross profit...........     2,745      7,275         1,554          252       11,826
Research and development
 expense................    33,318         11           --           --        33,329
Selling, general and
 administrative
 expense................    14,106      1,528         1,774          (38)      17,370
Amortization and write-
 downs of intangibles...     3,460        --            --           --         3,460
Settlement charge.......     5,872        --            --           --         5,872
Restructuring charges...     4,184        --            --           --         4,184
                          --------    -------       -------     --------     --------
Income (loss) from
 operations.............   (58,195)     5,736          (220)         290      (52,389)
Interest expense........    14,438         (4)           22          --        14,456
Other (income) expense--
 net....................      (109)       --           (230)         --          (339)
                          --------    -------       -------     --------     --------
Income (loss) before
 equity in subsidiaries
 and taxes..............   (72,524)     5,740           (12)         290      (66,506)
Equity in net income of
 subsidiaries...........     5,245        --            --        (5,245)         --
Income tax expense
 (benefit)..............     8,227        775            (2)         --         9,000
                          --------    -------       -------     --------     --------
Net income (loss) before
 extraordinary items....   (75,506)     4,965           (10)      (4,955)     (75,506)
Extraordinary items, net
 of income taxes........    (1,345)       --            --           --        (1,345)
                          --------    -------       -------     --------     --------
Net income (loss).......  $(76,851)   $ 4,965       $   (10)    $ (4,955)    $(76,851)
                          ========    =======       =======     ========     ========

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          Year ended December 31, 1998

                                                   Foreign
                          Parent    Guarantor   Non-Guarantor Eliminating
                         Company   Subsidiaries Subsidiaries    Entries   Consolidated
                         --------  ------------ ------------- ----------- ------------
                                                (in thousands)
OPERATING ACTIVITIES:
Net income (loss)....... $(76,851)   $ 4,965       $ (10)       $(4,955)    $(76,851)
 Depreciation and
  amortization and
  write-downs of
  intangibles...........   11,741        215          100           --        12,056
 Equity in net income of
  subsidiaries..........   (5,245)       --           --          5,245          --
 Other non-cash
  adjustments...........    4,858        --           --            --         4,858
 Extraordinary Item.....    1,345        --           --            --         1,345
 Changes in working
  capital...............   55,786     (8,157)        (709)         (290)      46,630
                         --------    -------       ------       -------     --------
Net cash used for
 operating activities...   (8,366)    (2,977)        (619)          --       (11,962)
                         --------    -------       ------       -------     --------
Investing activities:
 Acquisition of
  property, plant and
  equipment.............   (1,387)        (4)        (101)          --        (1,492)
 Proceeds from sale of
  property, plant and
  equipment.............   11,926        --           --            --        11,926
 Other..................     (278)       --           --            --          (278)
                         --------    -------       ------       -------     --------
Net cash provided by
 (used for) investing
 activities.............   10,261         (4)        (101)          --        10,156
                         --------    -------       ------       -------     --------
Financing activities:
 Proceeds from senior
  notes.................  110,000        --           --            --       110,000
 Repayment of term and
  subordinated notes....  (79,200)       --           --            --       (79,200)
 Revolving loans--net...  (30,700)       --           --            --       (30,700)
 Payment of debt
  issuance costs........   (5,560)       --           --            --        (5,560)
 Proceeds from issuance
  of preferred stock....   30,020        --           --            --        30,020
 Other..................   (4,581)     2,214        1,285           --        (1,082)
                         --------    -------       ------       -------     --------
Net cash provided by
 financing activities...   19,979      2,214        1,285           --        23,478
                         --------    -------       ------       -------     --------
Effect of exchange rate
 on cash and cash
 equivalents............      --         --            65           --            65

Net increase (decrease)
 in cash and cash
 equivalents............   21,874       (767)         630           --        21,737
Cash and cash
 equivalents at
 beginning of year......    1,757        780          440           --         2,977
                         --------    -------       ------       -------     --------
Cash and cash
 equivalents at end of
 year................... $ 23,631    $    13       $1,070       $   --      $ 24,714
                         ========    =======       ======       =======     ========

                         INDEPENDENT AUDITORS' REPORT

Phase Metrics, Inc.:

  We have audited the consolidated financial statements of Phase Metrics, Inc. and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 5, 1999; such financial statements and report have been included in this Prospectus on Form S-1. Our audits also included the consolidated financial statement schedule of Phase Metrics, Inc. and its subsidiaries, listed in Item 14(a)2. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 5, 1999

                                                                     SCHEDULE II

                              PHASE METRICS, INC.

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                           Additions
                                      -------------------
                           Balance at Charges to Charges              Balance
                           beginning  costs and  to other             at end
       Description         of period   expenses  accounts Deductions of period
       -----------         ---------- ---------- -------- ---------- ---------
Year ended December 31,
 1996
 Allowance for doubtful
 accounts.................   $ 590      $  247     $--       $ 91     $  746
Year ended December 31,
 1997
 Allowance for doubtful
 accounts.................     746       1,405      --        488      1,663
Year ended December 31,
 1998
 Allowance for doubtful
 accounts.................   1,663         787      --         89      2,361

===============================================================================

  No dealer, salesperson or other person has been authorized to give any infor-mation or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   9
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Consolidated Financial Data.....................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  38
Management...............................................................  52
Certain Transactions.....................................................  60
Principal Stockholders...................................................  62
Description of Indebtedness..............................................  64
Description of Notes.....................................................  65
Certain United States Federal Tax Considerations.........................  93
Plan of Distribution.....................................................  96
Selling Noteholder.......................................................  97
Description of Capital Stock.............................................  98
Additional Information................................................... 101
Legal Matters............................................................ 102
Experts.................................................................. 102
Glossary................................................................. A-1
Index to Financial Statements............................................ F-1

===============================================================================
===============================================================================

                                   $3,000,000

                      [LOGO OF PHASE METRICS(TM) APPEARS HERE]

                              10 3/4% Senior Notes
                                    due 2005


                                 -------------
                                   PROSPECTUS
                                 -------------

                                        , 1999

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fees. All of the expenses below will be paid by the Company.

   Item
   ----
   Registration fee................................................... $
   Blue Sky fees and expenses.........................................
   Printing and engraving expenses....................................
   Legal fees and expenses............................................
   Accounting fees and expenses.......................................
   Transfer Agent and Registrar fees..................................
   Miscellaneous......................................................
                                                                       --------
     Total............................................................ $
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Company's Bylaws (the "Bylaws") provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws authorize the Company, to the fullest extent permitted by law, to advance litigation expenses to its directors and officers in defending any proceeding.

  In addition, the Company's Certificate of Incorporation (the "Certificate") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate further provides that the Company shall indemnify (and advance expenses to) its directors and also is authorized to indemnify its officers (and any other person to which Delaware law permits) to the fullest extent permitted by law.

  The Company has entered into agreements to indemnify its directors and certain of its officers and employees in addition to the indemnification provided for in the Bylaws and under Delaware law. These agreements will, among other things, indemnify the Company's directors and certain of its officers and employees for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by that person as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company. The agreements also require the Company to advance all reasonable expenses incurred by or on behalf of the indemnified director or officer in connection with any proceeding by reason of the director or officer's corporate status subject to an undertaking by the indemnified director or officer to repay any expenses advanced that have been ultimately determined not to be indemnifiable. These indemnification agreements further provide that the conferred indemnification rights and remedies are to be nonexclusive of any other rights and remedies granted under law, the Certificate, any other agreement, or otherwise and that no change to these agreements shall limit or restrict any right under these agreements with respect to any action taken or omitted by such director or officer in his corporate status prior to such change and to the extent any such change in the law permits greater indemnification than would be currently provided under the Certificate and these agreements, the parties' intent is that these agreements provide the greater benefits so afforded by such change. The Company has also obtained directors' and officers' liability insurance.

Item 15. Recent Sales of Unregistered Securities

  1. In November 1994 the Registrant sold unregistered Common Stock, Series A Preferred Stock, Series B Preferred Stock and Convertible Promissory Notes to Mr. Schaefer and to certain affiliates of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in connection with a recapitalization of the Registrant (the "Recapitalization") and the acquisition by the Registrant of all of the stock of ProQuip, Inc. and certain assets and technologies of Cambrian Systems, Inc., as described in the Prospectus under "Certain Transactions." In the Recapitalization Mr. Schaefer was sold 2,750,000 shares of Common Stocks and 1,375,000 shares of Series A Preferred Stock, and Mr. Cormier was sold 2,750,000 shares of Series A Preferred Stock. The affiliates of DLJ were sold Series B Preferred Stock and notes that are convertible into 1,928,640 shares and 5,142,720 shares of Common Stock, respectively. The Registrant believes that such transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof because
(i) the offerees were institutional investors (other than the private sales to management), (ii) there were a limited number of offerees and (iii) the Company did not engage in any general solicitation.

  2. In June 1995 the Registrant issued 800,000 shares of Common Stock to the former stockholders of Helios, Incorporated ("Helios"), in partial consideration for the acquisition by the Registrant of all of the stock of Helios. The Registrant believes that such transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  3. In July 1995 the Registrant issued 350,000 shares of Common Stock to the former stockholders of Applied Robotic Technology ("ART"), including to Mr. Neil A. Brumberger, an executive officer of the Registrant, in partial consideration for the acquisition by the Registrant of all of the stock of ART. The Registrant believes that such transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  4. In January 1996 the Registrant issued 120,000 shares of Common Stock to the former stockholders of Air Bearing Technology, Inc. ("ABI"), in partial consideration for the acquisition by the Registrant of all of the stock of ABI. The Registrant believes that such transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  5. In January 1997 the Registrant issued 133,998 shares of Common Stock to the former shareholders of Santa Barbara Metric, Inc. ("SBM"), in partial consideration for the acquisition by the Registrant of all of the stock of SBM. The Registrant believes that such transaction was exempt from registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

  6. In January 1998 the Registrant issued and sold $107,000,000 in aggregate principal amount of 10 3/4% Senior Notes due 2005. The Registrant believes that such transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  7. In August 1998 and September 1998, the Registrant issued and sold an aggregate of 7,610,000 shares of its Series C Preferred Stock. The Registrant believes that such transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  The following Exhibits are attached hereto and incorporated herein by reference.

    3.1**  Amended and Restated Certificate of Incorporation of the Company.
    3.2**  Bylaws of the Company.
    4.1** Purchase Agreement dated as of January 23, 1998 by and among the Company, Helios, Incorporated, Applied Robotic Technologies, Inc.,
           Air Bearings, Incorporated, Santa Barbara Metric, Inc. and
           Donaldson, Lufkin & Jenrette Securities Corporation.
    4.2** Indenture dated as of January 30, 1998 by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company of
           California, N.A. as Trustee.
    4.3**  Form of 10 3/4% Senior Notes Due 2005 dated as of January 30, 1998
           (incorporated by reference to Exhibit 4.2).
    4.4** Registration Rights Agreement dated as of January 30, 1998 by and among the Company, Helios, Incorporated, Applied Robotics
           Technologies, Inc., Air Bearings, Incorporated, Santa Barbara
           Metric, Inc. and Donaldson, Lufkin & Jenrette Securities
           Corporation.
    5.1**  Opinion of Brobeck, Phleger & Harrison LLP.
   10.1**  Lease Agreement dated June 5, 1995 by and between the Company and
           Security Capital Industrial Trust.
   10.2** Sublease Agreement dated April 1, 1997 by and between the Company and Hitachi America Ltd.
   10.3**  Master Security Agreement dated as of May 5, 1995 between the
           Company and Komag Incorporated, a Delaware corporation.
   10.4**  Employment Agreement dated November 23, 1994 by and between the
           Company and John F. Schaefer.
   10.6**  Form of Indemnification Agreement.
   10.7**  1995 Stock Option/Stock Issuance Plan.
   10.8** Form of Notice of Grant of Stock Option with respect to holders of stock options granted under the 1995 Stock Option/Stock Issuance
           Plan.
   10.9** Form of Stock Option Agreement and Addendum generally used in connection with the 1995 Stock Option/Stock Issuance Plan.
   10.10** Form of Stock Purchase Agreement and Addendum generally used in connection with the 1995 Stock Option/ Stock Issuance Plan.
   10.11** Amended and Restated Securityholders Agreement dated as of August 3,
           1998, among DLJ Merchant Banking Partners, L.P., DLJ International
           Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking
           Funding, Inc., DLJ First ESC, L.P., DLJ Capital Corporation, Sprout
           Growth II, L.P., Sprout Capital VI, L.P., PM Funding, Inc.,
           Donaldson, Lufkin & Jenrette Securities Corporation, ABS Capital
           Partners II, L.P., Arthur J. Cormier, John F. Schaefer, The
           Freedland 1994 Unitrust, The Moraru 1994 Unitrust, The Le 1994
           Unitrust, The Najjor Unitrust, Neil H. Brumberger, Hart H.
           Brumberger, Roger D. Peters and Mary Anne Christine Peters Living
           Trust, Jeffrey K. Rhoton and Yvonne H. Rhoton Living Trust, Raymond
           M. Karam, Randall E. Bye, Pedro A. Aylwin, Dr. Gilbert E. Amelio and the Company.
   10.12** Master Capital Lease Agreement dated as of January 13, 1996 by and between the Company and NTFC Capital Corporation.
   10.13** Form of Convertible Subordinated Note Due 2005 dated as of November
           23, 1994 including all amendments thereto.
   10.14** Inter-Securityholder Agreement dated as of August 3, 1998 among DLJ
           Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
           DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ
           Capital Corporation, DLJ First ESC, L.P., Sprout Growth II, L.P.,
           Sprout Capital VI, L.P., ABS Capital Partners II, L.P., Donaldson,
           Lufkin & Jenrette Securities Corporation, William E. Terry, Dr.
           Gilbert F. Amelio and the Company.

   10.15** Securities Purchase Agreement, dated as of August 3, 1998 among ABS
           Capital Partners II, L.P., DLJ Merchant Banking Partners, L.P., DLJ
           International Partners, C.V., DLJ Offshore Partners, C.V., DLJ
           Merchant Banking Funding, Inc., DLJ Capital Corporation, Donaldson,
           Lufkin & Jenrette Securities Corporation, DLJ First ESC, L.P.,
           Sprout Growth II, L.P., Sprout Capital VI, L.P., Dr. Gilbert F.
           Amelio, William E. Terry and the Company.
   10.16* Purchase and Sale Agreement, dated as of October 16, 1998, as amended, by and between the Company and Legacy Partners Commercial, Inc.
   10.17* Lease Agreement, dated as of December 16, 1998, by and between the Company and Legacy Partners Commercial, Inc.
   12.1    Statement Regarding Computation of Ratios.
   21.1**  List of Subsidiaries.
   23.1    Independent Auditors' Consent and Report on Schedule.
   23.2**  Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
           5.1).
   24.1** Powers of Attorney (contained on signature page on page II-6, II-7, II-8, II-9, II-10 and II-11).
   25.1**  Form T-1 Statement of Eligibility and Qualification of State Street
           Bank and Trust Company of California, N.A. as Trustee.
   27.1    Financial Data Schedule.

--------
 * Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K filed on January 13, 1999.

** Incorporated by reference to the Exhibit indicated in the Company's
   Registration Statement on Form S-4 (File No. 333-48817).

  (b) Financial Statement Schedules

  Schedule II -- Valuation and Qualifying Accounts -- Phase Metrics, Inc.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes:

  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of March, 1999.

                                          PHASE METRICS, INC.

                                                  /s/ John F. Schaefer
                                          By: _________________________________
                                                     John F. Schaefer
                                             Chairman, Chief Executive Officer
                                                       and President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint John F. Schaefer and Brad LaLuzerne, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

      /s/ John F. Schaefer           Chairman of the Board, Chief  March 30, 1999
____________________________________    Executive Officer and
          John F. Schaefer               President (Principal
                                          Executive Officer)

       /s/ Brad LaLuzerne               Vice President, Chief      March 30, 1999
____________________________________    Financial Officer and
           Brad LaLuzerne                Assistant Secretary
                                      (Principal Accounting and
                                          Financial Officer)

     /s/ Arthur J. Cormier                     Director            March 30, 1999
____________________________________
         Arthur J. Cormier

       /s/ Thompson Dean                       Director            March 30, 1999
____________________________________
           Thompson Dean

        /s/ Robert Finzi                       Director            March 30, 1999
____________________________________
            Robert Finzi

   /s/ Dr. Gilbert F. Amelio                   Director            March 30, 1999
____________________________________
       Dr. Gilbert F. Amelio


             Signature                           Title                  Date
             ---------                           -----                  ----

      /s/ William E. Terry                     Director            March 30, 1999
____________________________________
          William E. Terry

     /s/ Andrew T. Sheehan                     Director            March 30, 1999
____________________________________
         Andrew T. Sheehan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of March, 1999.

                                          AIR BEARINGS, INCORPORATED

                                                 /s/ John F. Schaefer
                                          By: _________________________________
                                                     John F. Schaefer
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint John F. Schaefer and Brad LaLuzerne, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

      /s/ John F. Schaefer            Chairman of the Board and    March 30, 1999
____________________________________   Chief Executive Officer
          John F. Schaefer           (Principal Executive Officer)

       /s/ Brad LaLuzerne            Chief Financial Officer,      March 30, 1999
____________________________________ Assistant Secretary and
           Brad LaLuzerne            Director (Principal
                                     Accounting and Financial
                                     Officer)


                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of March, 1999.

                                          APPLIED ROBOTIC TECHNOLOGIES, INC.

                                                 /s/ John F. Schaefer
                                          By: _________________________________
                                                     John F. Schaefer
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint John F. Schaefer and Brad LaLuzerne, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                            Title                   Date
             ---------                            -----                   ----

      /s/ John F. Schaefer           Chairman of the Board and Chief March 30, 1999
____________________________________  Executive Officer (Principal
          John F. Schaefer                 Executive Officer)

       /s/ Brad LaLuzerne               Vice President, Assistant    March 30, 1999
____________________________________      Secretary and Director
           Brad LaLuzerne               (Principal Accounting and
                                            Financial Officer)


                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of March, 1999.

                                          HELIOS, INCORPORATED

                                                  /s/ John F. Schaefer
                                          By: _________________________________
                                                     John F. Schaefer
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint John F. Schaefer and Brad LaLuzerne, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                            Title                   Date
             ---------                            -----                   ----

       /s/ John F. Schaefer          Chairman of the Board and Chief March 30, 1999
____________________________________  Executive Officer (Principal
          John F. Schaefer                 Executive Officer)

        /s/ Brad LaLuzerne              Vice President, Assistant    March 30, 1999
____________________________________     Secretary and Director
           Brad LaLuzerne               (Principal Accounting and
                                            Financial Officer)


                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of March, 1999.

                                          SANTA BARBARA METRIC, INC.

                                                  /s/ John F. Schaefer
                                          By: _________________________________
                                                     John F. Schaefer
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint John F. Schaefer and Brad LaLuzerne, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                            Title                   Date
             ---------                            -----                   ----

       /s/ John F. Schaefer          Chairman of the Board and Chief March 30, 1999
____________________________________  Executive Officer (Principal
          John F. Schaefer                 Executive Officer)

        /s/ Brad LaLuzerne              Chief Financial Officer,     March 30, 1999
____________________________________     Assistant Secretary and
           Brad LaLuzerne            Director (Principal Accounting
                                         and Financial Officer)

      /s/ W. Dewey Hockemeyer                   Director             March 30, 1999
____________________________________
        W. Dewey Hockemeyer


                               INDEX TO EXHIBITS

  Exhibit
   Number                               Descriptions
  -------                               ------------
     3.1**  Amended and Restated Certificate of Incorporation of the Company.
     3.2**  Bylaws of the Company.
     4.1**  Purchase Agreement dated as of January 23, 1998 by and among the
            Company, Helios, Incorporated, Applied Robotic Technologies, Inc.,
            Air Bearings, Incorporated, Santa Barbara Metric, Inc. and
            Donaldson, Lufkin & Jenrette Securities Corporation.
     4.2**  Indenture dated as of January 30, 1998 by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company
            of California, N.A. as Trustee.
     4.3**  Form of 10 3/4% Senior Notes Due 2005 dated as of January 30, 1998
            (incorporated by reference to Exhibit 4.2).
     4.4**  Registration Rights Agreement dated as of January 30, 1998 by and among the Company, Helios, Incorporated, Applied Robotics
            Technologies, Inc., Air Bearings, Incorporated, Santa Barbara
            Metric, Inc. and Donaldson, Lufkin & Jenrette Securities
            Corporation.
     5.1**  Opinion of Brobeck, Phleger & Harrison LLP.
    10.1**  Lease Agreement dated June 5, 1995 by and between the Company and
            Security Capital Industrial Trust.
    10.2**  Sublease Agreement dated April 1, 1997 by and between the Company and Hitachi America Ltd.
    10.3**  Master Security Agreement dated as of May 5, 1995 between the
            Company and Komag Incorporated, a Delaware corporation.
    10.4**  Employment Agreement dated November 23, 1994 by and between the
            Company and John F. Schaefer.
    10.6**  Form of Indemnification Agreement.
    10.7**  1995 Stock Option/Stock Issuance Plan.
    10.8**  Form of Notice of Grant of Stock Option with respect to holders of stock options granted under the 1995 Stock Option/Stock Issuance
            Plan.
    10.9**  Form of Stock Option Agreement and Addendum generally used in connection with the 1995 Stock Option/Stock Issuance Plan.
    10.10** Form of Stock Purchase Agreement and Addendum generally used in connection with the 1995 Stock Option/ Stock Issuance Plan.
    10.11** Amended and Restated Securityholders Agreement dated as of August
            3, 1998, among DLJ Merchant Banking Partners, L.P., DLJ
            International Partners, C.V., DLJ Offshore Partners, C.V., DLJ
            Merchant Banking Funding, Inc., DLJ First ESC, L.P., DLJ Capital
            Corporation, Sprout Growth II, L.P., Sprout Capital VI, L.P., PM
            Funding, Inc., Donaldson, Lufkin & Jenrette Securities Corporation,
            ABS Capital Partners II, L.P., Arthur J. Cormier, John F. Schaefer,
            The Freedland 1994 Unitrust, The Moraru 1994 Unitrust, The Le 1994
            Unitrust, The Najjor Unitrust, Neil H. Brumberger, Hart H.
            Brumberger, Roger D. Peters and Mary Anne Christine Peters Living
            Trust, Jeffrey K. Rhoton and Yvonne H. Rhoton Living Trust,
            Raymond M. Karam, Randall E. Bye, Pedro A. Aylwin, Dr. Gilbert E.
            Amelio and the Company.
    10.12** Master Capital Lease Agreement dated as of January 13, 1996 by and between the Company and NTFC Capital Corporation.
    10.13** Form of Convertible Subordinated Note Due 2005 dated as of November
            23, 1994 including all amendments thereto.

  Exhibit
   Number                               Descriptions
  -------                               ------------
    10.14** Inter-Securityholder Agreement dated as of August 3, 1998 among DLJ
            Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
            DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc.,
            DLJ Capital Corporation, DLJ First ESC, L.P., Sprout Growth II,
            L.P., Sprout Capital VI, L.P., ABS Capital Partners II, L.P.,
            Donaldson, Lufkin & Jenrette Securities Corporation, William E.
            Terry, Dr. Gilbert F. Amelio and the Company.
    10.15** Securities Purchase Agreement, dated as of August 3, 1998 among ABS
            Capital Partners II, L.P., DLJ Merchant Banking Partners, L.P., DLJ
            International Partners, C.V., DLJ Offshore Partners, C.V., DLJ
            Merchant Banking Funding, Inc., DLJ Capital Corporation, Donaldson,
            Lufkin & Jenrette Securities Corporation, DLJ First ESC, L.P.,
            Sprout Growth II, L.P., Sprout Capital VI, L.P., Dr. Gilbert F.
            Amelio, William E. Terry and the Company.
    10.16*  Purchase and Sale Agreement dated as of October 16, 1998, as amended, by and between the Company and Legacy Partners Commercial,
            Inc.
    10.17*  Lease Agreement, dated as of December 16, 1998, by and between the
            Company and Legacy Partners Commercial, Inc.
    12.1    Statement Regarding Computation of Ratios.
    21.1**  List of Subsidiaries.
    23.1    Independent Auditors' Consent.
    23.2**  Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
            5.1).
    24.1**  Powers of Attorney (contained on signature page on page II-6, II-7,
            II-8, II-9, II-10 and II-11).
    25.1**  Form T-1 Statement of Eligibility and Qualification of State Street
            Bank and Trust Company of California, N.A. as Trustee.
    27.1    Financial Data Schedule.

--------
* Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K filed on January 13, 1999.
** Incorporated by reference to the Exhibit indicated in the Company's
   Registration Statement on Form S-4 (File No. 333-48817).